As filed with the Securities and Exchange Commission on November 25, 2005
                                                     Registration No. 333-129753
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               ------------------


                                Amendment No. 1
                                      to
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------

                               ICICI BANK LIMITED
             (Exact Name of Registrant as Specified in Its Charter)

    VADODARA, GUJARAT, INDIA           Not Applicable         Not Applicable
(State or Other Jurisdiction of       (Translation of        (I.R.S. Employer
 Incorporation or Organization)      Registrant's name    Identification Number)
                                       into English)

                                ICICI Bank Towers
                              Bandra-Kurla Complex
                              Mumbai 400051, India
                            Tel: 011-91-22-2653-1414
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                               ------------------


                                Mr. Madhav Kalyan
                             Joint General Manager,
                               ICICI Bank Limited
                         New York Representative Office
                          500 Fifth Avenue, Suite 2830
                            New York, New York 10110
                               Tel: (646) 827-8448


            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                               ------------------
                                   Copies to:
 Margaret E. Tahyar, Esq.                             Michael W. Sturrock, Esq.
 Davis Polk & Wardwell                                   Latham & Watkins LLP
    15, avenue Matignon                                    80 Raffles Place
        75008 Paris                                       #14-20 UOB Plaza 2
           France                                          Singapore 048624
Tel. No.: 011-33-1-5659-3670                          Tel. No.: 011-65-6536-1161

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


      PRELIMINARY PROSPECTUS DATED NOVEMBER 25, 2005 SUBJECT TO COMPLETION



                                  [ICICI LOGO]

                               ICICI BANK LIMITED

                                          American Depositary Shares

                      Representing           Equity Shares

                               ------------------


     We are offering equity shares in the form of American Depositary Shares or ADSs. Each ADS offered represents two equity shares of ICICI Bank Limited. The number of ADSs to be sold is expected to equal the number that will result in gross proceeds of approximately US$ 438 million (or US$ 503 million assuming full exercise of the underwriters' over-allotment option), assuming a public offering price determined by reference to the prevailing market price and market conditions at the time of pricing.

     Our outstanding ADSs are traded on the New York Stock Exchange under the symbol "IBN." The last reported sales price of our ADSs on the New York Stock Exchange on November 23, 2005 was US $24.50 per ADS. Our equity shares are traded in India on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The closing price for our equity shares on the Bombay Stock Exchange Limited on November 25, 2005 was US $11.92 assuming an exchange rate of Rs. 45.71 per dollar.

                               ------------------

     Investing in our ADSs involve certain risks, see "Risk Factors" beginning on page 11.

                               ------------------

     Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               ------------------

                                                        Per ADS      Total
                                                        -------      -----
          Initial Price to Public                       US$          US$
          Underwriting Discounts and Commissions        US$          US$
          Proceeds to us, Before Expenses               US$          US$

                               ------------------

     We have granted the underwriters an option exercisable within 30 days from the date of this prospectus to purchase up to an aggregate of an additional
ADSs, representing up to an additional      equity shares, at the initial price
to the public, less the underwriting discounts and commissions.


     The underwriters are offering the ADSs subject to various conditions. The underwriters expect to deliver the ADSs in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the ninth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery.


     Investors in our shares are subject to restrictions imposed by the Reserve Bank and the government of India. See "Restriction on Foreign Ownership of Indian Securities" in this prospectus, and "Supervision and Regulation" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus, for information on such restrictions.

                               ------------------

                           Joint Global Coordinators

Merrill Lynch International      Morgan Stanley               Nomura Securities

                                  Bookrunners

       Merrill Lynch International                  Morgan Stanley


Japan Offering Bookrunner: Nomura               Indian Advisor: ICICI Securities
                           Securities Co. Ltd.


                               ------------------


                       Prospectus dated December   , 2005

                               TABLE OF CONTENTS

                               -----------------

                                                                            Page
                                                                            ----


About This Prospectus.........................................................ii
Summary........................................................................1
The Offering...................................................................4
Summary Financial and Operating Data...........................................7
Risk Factors..................................................................12
Forward-Looking Statements....................................................23
Enforceability of Certain Civil Liabilities...................................23
Where You Can Find More Information About Us..................................24
Incorporation of Documents by Reference.......................................24
Use of Proceeds...............................................................26
Market Price Information......................................................26
Capitalization................................................................29
Exchange Rates................................................................30
Selected Consolidated Financial and Operating Data............................31
Operating and Financial Review and Prospects..................................36
Selected Statistical Data.....................................................64
Principal Shareholders........................................................82
Restriction on Foreign Ownership of Indian Securities.........................84
Government of India and Reserve Bank of India Approvals.......................88
Taxation......................................................................89
Underwriting..................................................................94
Legal Matters................................................................100
Experts......................................................................100
Index to US GAAP Financial Statements........................................F-1


                               ------------------


                              ABOUT THIS PROSPECTUS

     You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information About Us."


     Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to "we", "our" and "us" are to ICICI Bank Limited and its consolidated subsidiaries and other consolidated entities. References in this prospectus to "ICICI Bank" are, as the context requires, to ICICI Bank Limited on an unconsolidated basis subsequent to the amalgamation, to ICICI Bank Limited on an unconsolidated basis prior to the amalgamation, or to both. References in this prospectus to "ICICI" are to ICICI Limited and its consolidated subsidiaries and other consolidated entities prior to its amalgamation with ICICI Bank Limited.


     In this prospectus, references to "US" or "United States" are to the United States of America, its territories and its possessions. References to "India" are to the Republic of India. References to "$" or "US$" or "dollars" or "US dollars" are to the legal currency of the United States and references to "Rs." or "rupees" or "Indian rupees" are to the legal currency of India. References to a particular "fiscal" year are to our fiscal year ended March 31 of such year.

     Except as otherwise stated in this prospectus, all translations from Indian rupees to US dollars are based on the noon buying rate in the City of New York on September 30, 2005, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 43.94 per $1.00. No representation is made that the Indian rupee amounts have been, could have been or could be converted into US dollars at such a rate or any other rate. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

                                     SUMMARY

     You should read the following summary together with the risk factors and the more detailed information about us and our financial results included elsewhere in this prospectus or incorporated by reference. See "Incorporation of Documents by Reference."

Overview

     We are a leading Indian private sector commercial bank offering a variety of products and services. We were incorporated in India in 1994. In 2002, ICICI, a non-bank financial institution, and two of its subsidiaries, ICICI Personal Financial Services and ICICI Capital Services, were amalgamated with us. In the six-month period ended September 30, 2005, we made a net profit of Rs. 7.73 billion (US$ 176 million) compared to a net profit of Rs. 2.78 billion (US$ 63 million) in the six-month period ended September 30, 2004, a net profit of Rs. 8.5 billion (US$ 194 million) in fiscal 2005 and a net profit of Rs. 5.2 billion (US$ 119 million) in fiscal 2004. At September 30, 2005, we had assets of Rs. 2,077.4 billion (US$ 47.3 billion) and stockholders' equity of Rs. 131.1 billion (US$ 3.0 billion). As of September 30, 2005, we were the largest private sector bank in India and the second largest bank in India, in terms of total assets.

     Our commercial banking operations span the corporate and the retail sector. We offer a suite of products and services for both our corporate and retail customers. We offer a range of retail credit and deposit products and services to retail customers. The implementation of our retail strategy and the growth in our commercial banking operations for retail customers has had a significant impact on our business and operations in recent years. We have approximately
15.8 million retail customer accounts. Our corporate customers include India's leading companies as well as growth-oriented small and middle market businesses, and the products and services offered to them include loan and deposit products and fee and commission-based products and services. Through our treasury operations, we manage our balance sheet and strive to optimize profits from our trading portfolio by taking advantage of market opportunities. We believe that the international markets present a major growth opportunity and have, therefore, expanded to countries other than India to serve our customers' cross border needs and offer our commercial banking products to international customers.

     At September 30, 2005 our principal network consisted of 531 branches, 52 extension counters and 2,030 automated teller machines, or ATMs, in 371 centers across several Indian states. We offer our customers a choice of delivery channels, and we use technology to differentiate our products and services from those of our competitors. We remain focused on changes in customer needs and technological advances to remain at the forefront of electronic banking in India, and seek to deliver high quality and effective services.

Strategy

     Our objective is to enhance our position as a provider of banking and other financial services in India and to leverage our competencies in financial services and technology to develop an international business franchise. The key elements of our business strategy are to:


     Focus on Quality Growth Opportunities: We believe that the Indian retail financial services market is likely to continue to experience sustained growth. At year-end fiscal 2005, the Indian banking sector's total retail credit outstanding was, according to our estimates, approximately between 10 and 11% of India's GDP, which was relatively lower than in peer group countries such as Thailand, Indonesia, Malaysia and South Korea. With upward migration of household income levels, affordability and availability of retail finance and acceptance of use of credit to finance purchases, retail credit has emerged as a rapidly growing opportunity for banks that have the necessary skills and infrastructure to succeed in this business. We have capitalized on the growing retail opportunity in India and believe that we have emerged as a market leader in retail credit. Our gross consumer loans and credit card receivables grew by approximately 70.3% during fiscal 2005 and 25.8% during the six-month period ended September 30, 2005. We aim to focus on quality growth opportunities by building on our leadership position in retail credit and focusing on leveraging our corporate relationships to increase our market share in non-fund-based working capital products and fee-based services. We aim to provide comprehensive and integrated services, and to increase the cross-selling of our products and services and maximize the value of our corporate relationships through the effective use of technology, speedy response times, quality service and the provision of products and services designed to meet specific customer needs.

     Maintaining and Enhancing our Strong Corporate Franchise: Our commercial banking services to corporate customers will continue to focus on leveraging our strong corporate relationships and increased capital base to increase our market share in non-fund based working capital products and fee-based services. Our corporate lending activities will continue to focus on structured finance, corporate finance and working capital lending to highly rated corporations. We aim to increase the cross selling of our products and services and maximize the value of our corporate relationships through the effective use of technology, speedy response times, quality service and the provision of products and services designed to meet specific customer needs.

     Build an International Presence: We believe that the international markets present a major growth opportunity. We have therefore expanded to countries other than India to cater to our customers' cross border needs and offer our commercial banking products in select international markets, and aim to develop an international presence. We have entered into alliances with existing banks in various markets, to leverage our complementary capabilities, the banks' existing physical distribution network in the overseas markets and our India-linked products and services for the Indian community. We have entered into alliances with Lloyds TSB in the United Kingdom, Bank of Montreal in Canada, DBS Bank in Singapore, Emirates Bank in the United Arab Emirates and Wells Fargo in the United States. We also offer various commercial banking products to international customers, such as trade finance, letters of credit and a wire transfer remittance facility. In fiscal 2005, our estimated market share of remittances into India was approximately 15%.


     Build a Rural Banking Franchise: Our rural banking strategy seeks to adopt a holistic approach to the financial services needs of various segments of the rural population in the medium to long-term, by delivering a comprehensive product suite encompassing credit, transaction banking, deposit, investment and insurance, through a range of channels. Our rural delivery channels include branches, internet kiosks, franchisees and micro-finance institution partners.


     Strengthen Our Insurance and Asset Management Businesses: We believe that the insurance and asset management sectors have significant growth potential. According to a study by Swiss Re, India's total insurance premium as a percentage of GDP was 3.3% in 2003 which was relatively lower than countries such as the United Kingdom, Singapore and Malaysia. We believe that our subsidiaries, ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited and Prudential ICICI Asset Management Company Limited have built a platform for continued growth, high market share and profitability in the medium term based on extensive distribution efforts, brand recall and underwriting and portfolio management capabilities. According to statistics published by the Insurance Regulatory & Development Authority, ICICI Prudential Life Insurance Company is the largest private sector life insurance company in India, with a market share of approximately 32% based on new business premiums (excluding group business and including 10% of single premium) of private sector life insurance companies in India during the six-month period ended September 30, 2005. ICICI Lombard General Insurance is the largest private sector general insurance company in India and had a market share of 31% among the private sector general insurance companies in India during the six-month period ended September 30, 2005. Prudential ICICI Asset Management Company had a market share of about 11% in assets under management of the mutual fund industry at September 30, 2005 and is the largest private sector asset management company in India. We also provide venture capital and private equity funding to start-up companies and a range of companies through our subsidiary ICICI Venture Funds Management Company. We seek to leverage the synergies we have with our insurance and asset management subsidiaries.


     Emphasize Conservative Risk Management Practices and Enhance Asset Quality:
We believe that conservative credit risk management policies and procedures are critical to maintain competitive advantages in our business, and we continue to build on our credit risk management tools, and aim to mitigate credit risk by adopting various measures.


     Use Technology for Competitive Advantage: We seek to be at the forefront of technology usage in the financial services sector. All of our technology initiatives are aimed at enhancing value, offering customer convenience and improving service levels while optimizing costs. We expect to continue with our policy of making investments in technology to achieve a significant competitive advantage. The key objectives behind our information technology strategy continue to be:

     o building a cost-efficient distribution network to accelerate the development of our retail franchise;
     o enhancing cross selling and client segmenting capability by using analytical tools and efficient data storage and retrieval systems;
     o    improving credit risk and market risk management;
     o    improving product and client profitability analysis; and
     o leveraging our technology competencies and cost efficiencies in international markets.


     Attract and Retain Talented Professionals: We have been successful in building a team of talented professionals with relevant experience. We believe a key to our success will be our ability to continue to maintain and grow a pool of strong and experienced professionals. We intend to continuously develop our management and organizational structure to allow us to respond effectively to changes in the business environment and enhance our overall performance.

                               ------------------


     Our principal executive offices are located at ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400051, India; our telephone number is (91) 22-2653-1414 and our website address is www.icicibank.com. Our registered agent in the United States is Mr. Madhav Kalyan, Joint General Manager, ICICI Bank Limited, New York Representative Office, 500 Fifth Avenue, Suite 2830, New York, New York 10110. The information on our website is not a part of this prospectus.


                               ------------------

Recent Developments

     In November 2005, Ms. Ramni Nirula succeeded Mr. Balaji Swaminathan as head of corporate banking as he decided to leave ICICI Bank to explore other professional opportunities.

     In its mid-term review of its annual policy statement for fiscal 2006 announced on October 25, 2005, the Reserve Bank of India has raised the reverse repo rate by 25 basis points to 5.25% with effect from October 26, 2005. The bank rate has remained unchanged at 6.0%. In addition, the Reserve Bank of India has proposed to limit a bank's capital market exposure to 40.0% of its net worth on a standalone and consolidated basis and the consolidated direct capital market exposure to 20.0% of the consolidated net worth. The general provisioning requirement on standard advances has also been increased from 0.25% to 0.40% (excluding direct advances to the agricultural and small and medium enterprise sectors).

                                  THE OFFERING

ADSs offered ....................          ADSs representing      equity shares,
                                   constituting approximately   % of our issued
                                   and outstanding equity shares, which is
                                   expected to include a public offering
                                   without listing in Japan, referred to herein as the Japanese Public Offering. We are currently intending to allocate 6,000,000 ADSs representing 12,000,000 equity shares to the Japanese Public Offering. The final number of ADSs allocated to the Japanese Public Offering will depend on market conditions and other factors. The completion of this ADS offering is not conditional upon the completion of the Japanese Public Offering.

                                   This ADS offering is conditional upon the completion of the Indian public offering described below, which condition may be waived by mutual agreement of the underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian public offering is subject to customary conditions and there is no assurance that the Indian public offering will close.

                                   The number of ADSs to be sold is expected to equal the number that will result in gross proceeds of approximately US$ 438 million (or US$ 503 million assuming full exercise of the underwriters' over-allotment option), assuming a public offering price determined by reference to the prevailing market price and market conditions at the time of pricing.


Over-allotment option granted
   by us ........................  We have granted the underwriters an option exercisable within 30 days from the date of
                                   this prospectus to purchase up to an
                                   aggregate of an additional        ADSs,
                                   representing an additional        equity
                                   shares, at the initial price to the public, less the underwriting discount.


The ADSs ........................  Each offered ADS represents two equity shares of par value Rs. 10 per share. The offered
                                   ADSs are evidenced by American Depositary
                                   Receipts. See "Description of the American
                                   Depositary Shares" and "Description of
                                   Equity Shares" incorporated by reference in this prospectus.


ADSs to be outstanding after
  this offering .................      (assumes no exercise of the underwriters'
                                   over-allotment option to purchase additional
                                   ADSs).

Equity shares to be outstanding
  after this offering ...........

Offering price ..................  The offered ADSs are being offered at a price
                                   of $       per ADS.

Depositary ......................  Deutsche Bank Trust Company Americas.


Use of proceeds .................  We intend to use the net proceeds of this offering for future asset growth and
                                   compliance with regulatory requirements. The objects of the offering are to augment our capital base to meet the capital requirements arising out of growth in our assets, primarily our loan and investment portfolio due to the growth of the Indian economy, compliance with regulatory requirements and for other general corporate purposes including meeting the expenses of the ADS offering.

Listing .........................  We are listing the offered ADSs on the New
                                   York Stock Exchange. Our outstanding equity shares are principally traded in India on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited.


New York Stock Exchange symbol
  for ADSs ......................  IBN

Dividends .......................  The declaration, amount and payment of dividends are subject to the recommendation of our board of directors and the approval of our shareholders. Under Indian regulations currently in force, the declaration of dividends by banks is subject to certain additional conditions. If we comply with such conditions, we are allowed to declare a dividend but only up to a certain percentage of our profits. For any dividends beyond such percentage, we are required to obtain permission from the Reserve Bank of India. Holders of equity shares and ADSs will be entitled to dividends paid, if any. In fiscal 2005, we paid a dividend of Rs. 7.50 per equity share. In fiscal 2006, in addition to the dividend of Rs. 7.50 per equity share for the year, we paid a special dividend, excluding dividend tax, of Rs. 1.00 per equity share. See also "Dividends" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus.


Voting rights ...................  The ADSs will have no voting rights. Under the deposit agreement, the depositary will vote the equity shares deposited with it as directed by our board of directors. See "Restriction on Foreign Ownership of Indian Securities."

Delivery and Settlement .......... It is expected that delivery of the ADSs to the underwriters will be made against
                                   payment on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the ninth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on any day prior to the third business day before the delivery of the ADSs will be required, by virtue of the fact that the ADSs initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade, or to make any necessary arrangements to ensure that ADSs are available on the third business day after trading for settlement, to prevent a failed settlement. Purchasers of ADSs who wish to make such trades should consult their own advisors. Purchasers who are not able to borrow ADSs or make any other necessary arrangements to prevent a failed settlement may not be able to make any trades of ADSs prior to the third business day before the delivery of the ADSs to the underwriters.

Public Offering in India


     We have obtained the approval of our shareholders through postal ballot to issue equity shares up to an aggregate par value of Rs. 2,000 million, including equity shares issued pursuant to over-allotment options granted to the underwriters, which represents 20.0% of our authorized equity share capital. Part of the equity shares will be offered in India and other jurisdictions outside the United States, where permitted, under an Indian prospectus filed with the Registrar of Companies, or the RoC, in India (the "Indian public offering"). Another part of the equity shares will be offered as ADSs representing equity shares to the public in the United States under this prospectus, and to the public in Japan pursuant to the Japanese Public Offering (the "ADS offering").

     The number of equity shares to be sold in the Indian public offering is expected to equal the number that will result in gross proceeds of Rs. 50 billion or approximately US$ 1.1 billion (or Rs. 57.5 billion or approximately US$ 1.26 billion assuming full exercise of the underwriters' over-allotment option). The ADS offering is conditional on the completion of the Indian public offering but not vice versa, which condition may be waived by mutual agreement of the underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian public offering is subject to customary conditions and there is no assurance that the Indian public offering will close. We, in our discretion, may decide to withdraw the ADS offering at any time.


     The prospectus used for the Indian public offering may not be distributed or made available in the United States. The prospectus may also not be distributed in any other jurisdiction outside India where such distribution would be unlawful.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following tables set forth our summary financial and operating data on a consolidated basis. The summary data for fiscal 2003, fiscal 2004 and fiscal 2005 have been derived from our audited consolidated financial statements as of the end of and for each of these years prepared in accordance with US GAAP, and included in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. The summary data for ICICI for fiscal 2001 and fiscal 2002 have been derived from the audited consolidated financial statements of ICICI as of the end of and for each of these fiscal years prepared in accordance with US GAAP. The summary data for the six-month periods ended September 30, 2004 and September 30, 2005 have been derived from our interim unaudited condensed consolidated financial statements, prepared in accordance with US GAAP, and included in this prospectus. Our consolidated financial statements for the six-month periods ended September 30, 2004 and September 30, 2005 include our unaudited condensed consolidated statements of operations, unaudited condensed consolidated statements of cash flows and unaudited condensed consolidated statements of stockholders' equity and other comprehensive income.


     You should be aware that the financial statements of ICICI Bank included in the prospectus used for the Indian public offering were prepared for the domestic Indian market on an unconsolidated basis and presented in accordance with Indian GAAP, the Indian Companies Act, 1956 and SEBI Guidelines. Indian GAAP differs significantly from US GAAP.

     You should read the following data with the more detailed information contained in "Operating and Financial Review and Prospects" included elsewhere in this prospectus and our consolidated financial statements and the related notes included elsewhere and incorporated by reference in this prospectus. Historical results do not necessarily predict the results in the future. Certain reclassifications in the following table have been made in the financial statements of prior years to conform to classifications used in the current year. These changes have no impact on previously reported results of operations or stockholders' equity.


                                                                                                   Six months ended
                                                  Year ended March 31,                                September 30,
                                ---------------------------------------------------------   ---------------------------------
                                   2001        2002        2003        2004        2005        2004        2005      2005(1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                       (Unaudited)
                                                         (in millions, except per common share data)
Selected income statement data:
Interest income (including
   dividends)...............    Rs.80,104   Rs.78,867   Rs.98,103   Rs.91,119   Rs.92,260   Rs.42,521   Rs.59,537   US$ 1,355
Interest expense............      (67,893)    (69,520)    (83,208)    (72,375)    (68,409)    (32,561)    (46,164)     (1,051)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income.........       12,211       9,347      14,895      18,744      23,851       9,960      13,373         304
Provisions for loan losses..       (9,892)     (9,743)    (19,649)    (20,055)    (14,677)     (4,379)     (5,795)       (132)
   -------------------------    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income/(loss),
   after provisions for
   loan losses..............        2,319        (396)     (4,754)     (1,311)      9,174       5,581       7,578         172
Non-interest income.........        9,243       8,148      13,253      36,678      34,645      13,772      25,095         572
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net revenue.................       11,562       7,752       8,499      35,367      43,819      19,353      32,673         744
Non-interest expense........       (5,479)     (7,596)    (18,609)    (27,101)    (33,089)    (15,035)    (20,849)       (475)
   -------------------------    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Equity in earnings/(loss)
   of affiliates............          735         294        (958)     (1,437)       (577)       (670)       (541)        (12)
Minority interest...........            1          83          24          28          14           4         (31)         (1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before income
   taxes and cumulative
   effect of accounting
   changes..................        6,819         533     (11,044)      6,857      10,167       3,652      11,252         256
Income tax (expense)/benefit         (189)       (251)      3,061      (1,638)     (1,637)       (874)     (3,522)        (80)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income /(loss) before
   cumulative effect of
   accounting changes, net
   of tax...................        6,630         282      (7,983)      5,219       8,530       2,778       7,730         176
Cumulative effect of
   accounting changes, net
   of tax(2)................            -       1,265           -           -           -           -           -           -
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income/ (loss).........     Rs. 6,630   Rs. 1,547   Rs.(7,983)  Rs. 5,219   Rs. 8,530   Rs. 2,778   Rs. 7,730   US$   176
Per common share:(3)
Net income/(loss) from
continuing operations -
   Basic(4).................    Rs. 16.88   Rs.  3.94   Rs.(14.18)  Rs.  8.50   Rs. 11.72   Rs.  3.86   Rs. 10.46   US$  0.24

                                                                                                Six-month period ended
                                                  Year ended March 31,                                September 30,
                                ---------------------------------------------------------   ---------------------------------
                                   2001        2002        2003        2004        2005        2004        2005      2005(1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                       (Unaudited)
                                                        (in millions, except per common share data)
Net income/(loss) from
   continuing operations -
   Diluted(5)...............        16.81        3.94      (14.18)       8.43       11.60        3.82       10.35        0.24
Dividends(6)................        11.00       22.00        -           7.50        7.50        7.50        8.50        0.19
Book value(7)...............       193.35      181.70      150.42      153.35      173.73      161.75      176.97        4.03
Common shares outstanding
   at end of period (in
   millions of common
   shares)..................          393         393         613         616         737         735         741           -
Weighted average common
   shares outstanding -
   Basic (in millions of
   common shares)...........          393         393         563         614         728         720         739           -
Weighted average common
   shares outstanding -
   Diluted (in millions of
   common shares)...........          393         393         563         619         734         726         747           -

--------------------
(1) Rupee amounts for the six-month period ended September 30, 2005 have been translated into US dollars using the noon buying rate of Rs. 43.94 =
     US$ 1.00 in effect on September 30, 2005.

(2) In June 2001, the FASB issued SFAS No. 141, which requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed shall be recognized as goodwill. SFAS No. 141 specifies that intangible assets acquired in a purchase method business combination must be recognized and reported apart from goodwill, noting that any purchase price allocated to an assembled workforce need not be accounted separately. The excess of the fair value of the net assets over the cost of acquired entity is allocated pro rata to specified non-financial assets and remaining excess, if any, is recognized as an extraordinary gain. As of April 1, 2001, ICICI had an unamortized deferred credit of Rs. 1.3 billion (US$ 29 million) relating to the excess of the fair value of assets acquired over the cost of acquisition of SCICI. As required by SFAS No. 141, in conjunction with the early adoption of SFAS No. 142, the unamortized deferred credit as of April 1, 2001, was written-off and recognized as the effect of a change in the accounting principle.

(3) For fiscal years 2001 and 2002, based on the exchange ratio of 1:2 in which the shareholders of ICICI were issued shares of ICICI Bank, number of shares has been adjusted by dividing by two. Hence, these numbers are different from the numbers reported in the annual report on Form 20-F for fiscal 2002.

(4)  Represents net income/(loss) before dilutive impact.

(5) Represents net income/(loss) adjusted for full dilution. All convertible instruments are assumed to be converted to common shares at the beginning of the year, at prices that are most advantageous to the holders of these instruments. Options to purchase 2,546,675, 7,015,800, 12,610,275 and 1,098,225 equity shares granted to employees at a weighted average exercise price of Rs. 226.0, Rs. 81.3, Rs. 154.7 and Rs. 266.6 were outstanding in fiscal 2001, 2002, 2003 and 2004, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the equity shares during the period. In fiscal 2003, we reported a net loss and accordingly all outstanding options at year-end fiscal 2003 are anti-dilutive. Options to purchase 7,397,125 and 70,600 equity shares granted to employees at a weighted average exercise price of Rs. 300.05 and Rs. 498.20 were outstanding in the six-month periods ended September 30, 2004 and 2005, respectively, but were not included in the computation of diluted earnings per share of the respective periods because the exercise price of the options was greater than the average market price of the equity shares during the period.

(6) We declared a dividend of Rs. 7.50 per equity share for fiscal 2004, which was paid out in September 2004, i.e. in the six-month period ended September 30, 2004. We declared a dividend of Rs. 8.50 per equity share, including a special dividend of Rs. 1.00 per equity share, for fiscal 2005, which was paid in August 2005, i.e. in the six-month period ended September 30, 2005. The dividend per equity share shown above is based on the total amount of dividends paid out on the equity shares during the year, exclusive of dividend tax. This was different from the dividend declared for the year. In US dollars, dividend was US$ 0.19 per equity share for fiscal 2005.

(7) Represents the stockholders' equity divided by the number of equity shares outstanding at the year/period end.

     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of average total assets for the respective period (percentages for the six-month periods ended September 30, 2004 and September 30, 2005 are annualized).

                                                                                                         Six months ended
                                                               Year ended March 31,                        September 30,
                                            ---------------------------------------------------------   ---------------------
                                               2001        2002        2003        2004        2005        2004        2005
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                             (Unaudited)
Selected income statement data:
Interest income(including dividends)..          11.34%      10.57%       8.66%       7.17%       5.90%       5.88%       6.01%
Interest expense......................          (9.61)      (9.31)      (7.35)      (5.70)      (4.37)      (4.51)      (4.66)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income..................            1.73        1.26        1.31        1.47        1.53        1.37        1.35
Provisions for loan losses............          (1.40)      (1.31)      (1.73)      (1.58)      (0.94)      (0.61)      (0.59)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income/(loss),  after
   provisions for loan losses........            0.33       (0.05)      (0.42)      (0.11)       0.59        0.76        0.76
Non-interest income...................           1.32        1.09        1.17        2.89        2.22        1.91        2.53
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net revenue...........................           1.65        1.04        0.75        2.78        2.81        2.67        3.29
Non-interest expense..................          (0.78)      (1.02)      (1.64)      (2.13)      (2.12)      (2.08)      (2.10)
Equity in earnings/(loss) of
   affiliates.........................           0.10        0.04       (0.08)      (0.11)      (0.04)      (0.09)      (0.05)
Minority interest.....................           0.00        0.01        0.00        0.00        0.00        0.00        0.00
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before income taxes and
   cumulative effect of accounting
   changes............................           0.97        0.07       (0.97)       0.54        0.65        0.50        1.14
Income tax (expense)/benefit                    (0.03)      (0.03)       0.27       (0.13)      (0.10)      (0.12)      (0.36)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before cumulative
   effect of accounting changes, net
   of tax.............................           0.94        0.04       (0.70)       0.41        0.55        0.38        0.78
Cumulative effect of accounting
   changes, net of tax................             -         0.17          -           -           -           -           -
Net income/(loss).....................           0.94%       0.21%      (0.70)%      0.41%       0.55%       0.38%       0.78%
                                            =========   =========   =========   =========   =========   =========   =========

                                             At March 31,                                           At September 30,
                     ------------------------------------------------------------------ ----------------------------------------
                         2001        2002         2003           2004          2005         2004          2005        2005(1)
                     ----------- ----------- ------------   ------------- ------------- ------------- ------------- ------------
                                                                                                (Unaudited)
                                                      (in millions, except percentages)
Selected balance
  sheet data:
Total assets........ Rs. 739,892 Rs. 743,362 Rs. 1,180,263  Rs. 1,409,131 Rs. 1,863,447 Rs. 1,498,133 Rs. 2,077,435   US$ 47,279
Securities..........      18,861      60,046       280,621        310,368       380,959       324,892       436,751        9,939
Loans, net(2).......     602,023     523,601       630,421        728,520       999,858       775,132     1,170,154       26,631
Troubled debt
  restructuring
  (restructured
  loans), net.......      32,309      77,366       122,659        121,417        95,589       100,942        85,022        1,935
Other impaired
  loans, net........      20,081      33,187        55,319         28,764        14,196        26,354         7,292          166
Total liabilities...     663,829     671,754     1,087,926      1,313,556     1,733,383     1,378,177     1,940,426       44,161
Long-term debt......     492,882     511,458       400,812        373,449       367,499       355,763       357,443        8,135
Deposits............       6,072       7,380       491,290        684,955     1,016,534       722,731     1,226,463       27,912
Redeemable
  preferred
  stock(3)..........         698         772           853            944         1,044           994         1,099           25
Stockholders'
  equity............      75,927      71,348        92,213         94,525       127,996       118,845       131,116        2,984
Common stock .......       3,924       3,922         6,127          6,164         7,368         7,345         7,409          169
Period average(4):
Total assets........     706,343     746,330     1,132,638      1,269,638     1,562,983     1,440,819     1,976,983       44,993
Interest-earning
  assets............     615,164     641,141       924,573      1,017,009     1,198,058     1,100,990     1,541,573       35,084
Loans, net(2).......     570,989     591,398       606,496        662,752       799,169       731,268     1,042,556       23,727
Total
  liabilities(5)....     631,324     670,750     1,038,377      1,173,961     1,442,117     1,324,354     1,847,431       42,044
Interest-bearing
   liabilities......     576,474     613,401       905,226        977,941    1,148 ,995     1,059,848     1,539,538       35,037
Long-term debt......     462,916     504,103       455,347        382,674       359,724       359,031       363,861        8,281
Stockholders'
  equity............ Rs.  75,019 Rs.  75,580 Rs.    94,261  Rs.    95,678 Rs.   120,866 Rs.   116,465  Rs.  129,552   US$  2,948
Profitability(6):
Net income/(loss) as
  a percentage of:
    Average total
      assets........        0.94%       0.21%        (0.70)%         0.41%         0.55%         0.38%         0.78%           -
    Average
      stockholders'
      equity........        8.84        2.05         (8.47)          5.45          7.06          4.76         11.90            -

                                                    At March 31,                                         At September 30,
                            ----------------------------------------------------------------  --------------------------------------
                               2001        2002         2003          2004          2005         2004          2005        2005(1)
                            ----------  ----------  ------------  ------------  ------------  ------------  ------------  ----------
                                                                                                       (Unaudited)
                                                             (in millions, except percentages)
    Average
      stockholders'
      equity
      (including
      redeemable
      preferred
      stock(7).............       8.89        2.12         (8.31)         5.50          7.08          4.80         11.89       -
Dividend payout ratio(8)...      52.90      635.20             -         88.10         64.57        198.25         81.40       -
Spread(9)..................       1.19        0.93          1.38          1.52          1.71          1.54          1.70       -
Net interest margin(10)....       1.93        1.42          1.57          1.80          1.95          1.77          1.71       -
Cost-to-income ratio(11)...      25.54       43.42         66.11         48.90         56.57         63.35         54.20       -
Cost-to-average assets
   ratio(12)...............       0.78        1.02          1.64          2.13          2.12          2.08          2.10       -
Capital:
Average shareholders'
  equity as a percentage of
  average total assets.....      10.62       10.13          8.32          7.54          7.73          8.08          6.55       -
Average stockholders'
  equity (including
  redeemable preferred
  stock) as a percentage of
  average total assets(13).      10.95       10.23          8.39          7.61          7.80          8.15          6.61       -

                                                                                                              At or for
                                                                                                               the six
                                                                                                               months
                                                                                                                ended
                                                       At or for the year ended March 31,                   September 30,
                                        ------------------------------------------------------------------  -------------
                                            2001        2002          2003          2004          2005          2005
                                        ----------  ------------  ------------  ------------  ------------  -------------
                                                                                                             (Unaudited)
                                                                (in percentages)
 Asset quality:
 Net restructured loans as a
    percentage of net loans.............      5.37%        14.78%        19.45%        16.67%         9.56%         7.27%
 Net other impaired loans as a
    percentage of net loans.............      3.34          6.34          8.77          3.95          1.42          0.62
 Allowance for loan losses on
    restructured loans as a
    percentage of gross
    restructured loans..................     26.03         18.64         16.78         25.23         36.07         38.91
 Allowance for loan losses on other
    impaired loans as a percentage
    of gross impaired loans.............     51.89         34.61         33.48         42.74         52.22         66.45
 Allowance for loan losses as a
    percentage of gross loans...........      5.20          6.54          7.92          8.40          7.06          6.16

--------------------
(1) Rupee amounts at September 30, 2005 have been translated into US dollars using the noon buying rate of Rs. 43.94 = US$ 1.00 in effect at September 30, 2005.

(2) Net of allowance for loan losses, security deposits and unearned income in respect of restructured and other impaired loans and allowances for non-impaired loans.

(3) ICICI had issued preferred stock redeemable at face value after 20 years. Banks in India are not currently allowed to issue preferred stock. However, we are currently exempt from this restriction for the existing preferred stock.

(4) For the six-month periods ended September 30, 2004 and September 30, 2005, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year, June and September of that year. For fiscal years 2002, 2003, 2004 and 2005, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year, June, September, December and March of that fiscal year. For fiscal 2001, due to deconsolidation of ICICI Bank, the average balances are calculated as the average of quarterly balances outstanding at the end of June, September, December and March of that fiscal year.

(5) Represents the average of the quarterly balance of total liabilities and minority interest.

(6) Profitability data for the six-month periods ended September 30, 2004 and September 30, 2005 is annualized.

(7) Represents the ratio of net income plus dividend on redeemable preferred stock to the sum of average stockholders' equity and average redeemable preferred stock. Under Indian tax laws, dividend on preferred stock is not tax deductible.

(8) Represents the ratio of total dividends paid on common stock, exclusive of dividend distribution tax, as a percentage of net income.

(9) Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.

(10) Represents the ratio of net interest income to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(11) Represents the ratio of non-interest expense to the sum of net interest income and non-interest income.

(12) Represents the ratio of non-interest expense to average total assets.

(13) ICICI Bank's capital adequacy is computed in accordance with the Reserve Bank of India's guidelines and is based on unconsolidated financial statements prepared in accordance with Indian GAAP. At September 30, 2005, ICICI Bank's total capital adequacy ratio was 11.52% with a Tier 1 capital adequacy ratio of 7.24% and a Tier 2 capital adequacy ratio of 4.28%.

                                  RISK FACTORS

     Investing in the securities offered using this prospectus involves risk. You should consider carefully the following risk factors as well as the risks described in the documents incorporated by reference into this prospectus before you decide to buy our securities. If any of these risks actually occur you may lose all or part of your investment.

Risks Relating to India

   A slowdown in economic growth in India could cause our business to suffer.

     Any slowdown in the Indian economy or volatility of global commodity prices, in particular oil and steel prices, could adversely affect our borrowers and contractual counterparties. Because of the importance of our commercial banking operations for retail customers and the increasing importance of our agricultural loan portfolio to our business, any slowdown in the growth of the housing, automobiles and agricultural sectors could adversely impact our business, including our ability to grow our asset portfolio, the quality of our assets, our financial performance, our stockholders' equity, our ability to implement our strategy and the price of our equity shares and ADSs.

   A significant increase in the price of crude oil could adversely affect the Indian economy, which could adversely affect our business.

     India imports approximately 70.0% of its requirements of crude oil, which constituted approximately 27.9% of total imports in fiscal 2005. The sharp increase in global crude oil prices during fiscal 2001 adversely affected the Indian economy in terms of volatile interest and exchange rates. This adversely affected the overall state of liquidity in the banking system leading to intervention by the Reserve Bank of India. Over the last year, there has been a sharp increase in global crude oil prices which was due to both increased demand and pressure on production and refinery capacity. The full burden of the oil price increase has not yet been passed to Indian consumers and has been largely absorbed by the government and government-owned oil marketing companies. Sustained high levels, further increases or volatility of oil prices and the pass-through of recent increases to Indian consumers could have a material negative impact on the Indian economy and the Indian banking and financial system in particular, including through a rise in inflation and market interest rates and a higher trade deficit. This could adversely affect our business including our liquidity, our ability to grow, the quality of our assets, our financial performance, our stockholders' equity, our ability to implement our strategy and the price of our equity shares and ADSs.

   A significant change in the Indian government's economic liberalization and deregulation policies could adversely affect our business and the price of our equity shares and ADSs.

     Our assets and customers are predominantly located in India. The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. Government policies could adversely affect business and economic conditions in India, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

   Financial instability in other countries, particularly emerging market countries and countries where we have established operations, could adversely affect our business and the price of our equity shares and ADSs.

     The Indian economy is influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. We have also established operations in several other countries. A loss of investor confidence in the financial systems of other emerging markets and countries where we have established operations or any worldwide financial instability may cause increased volatility in the Indian financial markets and, directly or indirectly, adversely affect the Indian economy and financial sector, our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

   If regional hostilities, terrorist attacks or social unrest in some parts of the country increase, our business and the price of our equity shares and ADSs could be adversely affected.

     India has from time to time experienced social and civil unrest and hostilities both internally and with neighboring countries. In the past, there have been military confrontations between India and Pakistan. India has also experienced terrorist attacks in some parts of the country. These hostilities and tensions could lead to political or economic instability in India and adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

   Trade deficits could adversely affect our business and the price of our equity shares and ADSs.

     India's trade relationships with other countries and its trade deficit, driven to a major extent by global crude oil prices, may adversely affect Indian economic conditions. If trade deficits increase or are no longer manageable because of the rise in global crude oil prices or otherwise, the Indian economy, and therefore our business, our financial performance, our stockholders' equity and the price of our equity shares and our ADSs could be adversely affected.

   Natural calamities could adversely affect the Indian economy, our business and the price of our equity shares and ADSs.

     India has experienced natural calamities like earthquakes, floods and drought in the past few years. The extent and severity of these natural disasters determine their impact on the Indian economy. For example, in fiscal 2003, many parts of India received significantly less than normal rainfall. As a result of the drought conditions in the economy during fiscal 2003, the agricultural sector recorded a negative growth of 7.0%. Also, the erratic progress of the monsoon in fiscal 2005 adversely affected sowing operations for certain crops and resulted in a decline in the growth rate of the agriculture sector from 9.1% in fiscal 2004 to 1.1% in fiscal 2005. Further prolonged spells of below or above normal rainfall or other natural calamities could adversely affect the Indian economy, our business and the price of our equity shares and ADSs.

   Financial difficulty and other problems in certain financial institutions in India could adversely affect our business and the price of our equity shares and ADSs.

     As an Indian bank, we are exposed to the risks of the Indian financial system which may be affected by the financial difficulties faced by certain Indian financial institutions because the commercial soundness of many financial institutions may be closely related as a result of credit, trading, clearing or other relationships. This risk, which is sometimes referred to as "systemic risk", may adversely affect financial intermediaries, such as clearing agencies, banks, securities firms and exchanges with whom we interact on a daily basis. Any such difficulties or instability of the Indian financial system in general could create an adverse market perception about Indian financial institutions and banks and adversely affect our business, our future financial performance, our Stockholders' equity and the price of our equity shares and ADSs. See also "Overview of the Indian Financial Sector" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. As the Indian financial system operates within an emerging market, it faces risks of a nature and extent not typically faced in more developed economies, including the risk of deposit runs notwithstanding the existence of a national deposit insurance scheme. For example, in April 2003, unsubstantiated rumours, believed to have originated in Gujarat, a state in India, alleged that we were facing liquidity problems. Although our liquidity position was sound, we witnessed higher than normal deposit withdrawals on account of these unsubstantiated rumours for several days in April 2003. We successfully controlled the situation in this instance, but any failure to control such situations in the future could result in high volumes of deposit withdrawals which would adversely impact our liquidity position.

   A decline in India's foreign exchange reserves may affect liquidity and interest rates in the Indian economy which could adversely impact us.

     A decline in India's foreign exchange reserves could result in reduced liquidity and higher interest rates in the Indian economy, which could adversely affect our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs. See also "-- Risks Relating to Our Business."

   Any downgrading of India's debt rating by an international rating agency could adversely affect our business and the price of our equity shares and ADSs.

     Any adverse revisions to India's credit ratings for domestic and international debt by international rating agencies may adversely affect our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

Risks Relating to Our Business

   Our business is particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations and our financial performance.

     As a result of certain reserve requirements of the Reserve Bank of India, we are more structurally exposed to interest rate risk than banks in many other countries. See "Supervision and Regulation - Legal Reserve Requirements" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. These requirements result in our maintaining a large portfolio of fixed income government of India securities, and we could be materially adversely impacted by a rise in interest rates, especially if the rise were sudden or sharp. These requirements also have a negative impact on our net interest income and net interest margin because we earn interest on a portion of our assets at rates that are generally less favorable than those typically received on our other interest-earning assets. If our cost of funds does not decline at the same time or to the same extent as the yield on our interest-earning assets, or if the yield on our interest-earning assets does not increase at the same time or to the same extent as our cost of funds, our net interest income and net interest margin would be adversely impacted. We are also exposed to interest rate risk through our treasury operations and our subsidiary ICICI Securities, which is a primary dealer in government of India securities. A rise in interest rates or greater interest rate volatility could adversely affect our income from treasury operations or the value of our fixed income securities trading portfolio.

   A large proportion of ICICI's loans consisted of project finance assistance, a substantial portion of which is particularly vulnerable to completion and other risks.

     Long-term project finance assistance constituted a significant proportion of ICICI's asset portfolio and, despite the growth of our retail loan portfolio, continues to be a significant proportion of our loan portfolio. The viability of these projects depends upon a number of factors, including market demand, government policies and the overall economic environment in India and the international markets. These projects are particularly vulnerable to a variety of risks, including completion risk and counterparty risk, which could adversely impact their ability to generate revenues. We cannot be sure that these projects will perform as anticipated. Over the last several years, we experienced a high level of impaired loans in our project finance loan portfolio as a result of the downturn in certain global commodity markets and increased competition in India. Future project finance losses or high levels of loan impairment could have a materially adverse effect on our profitability and the quality of our loan portfolio.

   We have a high concentration of loans to certain customers and sectors and impairment of a substantial portion of these loans could adversely affect the overall quality of our loan portfolio, our business and the price of our equity shares and ADSs.

     Our loan portfolio, gross restructured loan portfolio and gross other impaired loan portfolio have a high concentration in certain customers and sectors. See "Business - Loan Portfolio" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. In the past, these borrowers and sectors have been adversely affected by economic conditions in varying degrees. Credit losses or financial difficulties of these borrowers and sectors in the future could adversely affect our business, our financial performance, our stockholders' equity and the price of our equity shares and ADSs.

   If we are not able to control or reduce the level of impaired loans in our portfolio, our business will suffer.

     We have experienced rapid growth in our retail loan portfolio. See "Business - Loan Portfolio" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Various factors, including a rise in unemployment, prolonged recessionary conditions, a sharp and sustained rise in interest rates, developments in the Indian economy, movements in global commodity markets and exchange rates and global competition could cause an increase in the level of impaired loans on account of these retail loans and have a material adverse impact on the quality of our loan portfolio. In addition, under the directed lending norms of the Reserve Bank of India, we are required to extend 50.0% of our residual net bank credit (excluding the advances of ICICI at year-end fiscal 2002) to certain eligible sectors, which are categorized as "priority sectors." See "Business - Loan Portfolio - Directed Lending" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. We may experience a significant increase in impaired loans in our directed lending portfolio, particularly loans to the agriculture sector and small-scale industries, where we are less able to control the portfolio quality and where economic difficulties are likely to affect our borrowers more severely. We may not be able to control or reduce the level of impaired loans in our project and corporate finance portfolio or assure that troubled debt restructuring will be successful or that borrowers will meet their obligations under the restructured terms. We may not be successful in our efforts to improve collections and foreclose on existing impaired loans.


     If we are not able to control or reduce the level of impaired loans, the overall quality of our loan portfolio may deteriorate and our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs may be adversely affected.

   Further deterioration of our impaired loan portfolio and an inability to improve our allowance for loan losses as a percentage of impaired loans could adversely affect the price of our equity shares and ADSs.

     The level of our impaired loans is significantly higher than the average percentage of impaired loans in the portfolios of banks in more developed countries. Although we believe that our allowances for loan losses will be adequate to cover all known losses in our asset portfolio, we cannot assure you that there will be no deterioration in the allowance for loan losses as a percentage of gross impaired loans or otherwise or that the percentage of impaired loans that we will be able to recover will be similar to our and ICICI's past experience of recoveries of impaired loans. In the event of any further deterioration in our impaired loan portfolio, there could be an adverse impact on our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

   The value of our collateral may decrease or we may experience delays in enforcing our collateral when borrowers default on their obligations to us which may result in failure to recover the expected value of collateral security exposing us to a potential loss.


     A substantial portion of our loans to corporate and retail customers are secured by collateral. See "Business - Loan Portfolio - Collateral - Completion, Perfection and Enforcement" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. We may not be able to realize the full value of our collateral as a result of delays in bankruptcy and foreclosure proceedings, defects in the perfection of collateral, fraudulent transfers by borrowers and other factors.

     There can be no assurance that any legislation in this area will have a favorable impact on our efforts to resolve non-performing assets. See also "Overview of the Indian Financial Sector - Recent Structural Reforms - Legislative Framework for Recovery of Debts due to Banks" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Failure to recover the expected value of collateral could expose us to potential losses, which could adversely affect our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.


   We face greater credit risks than banks in developed economies.

     Our credit risk is higher because most of our borrowers are based in India. Unlike several developed economies, a nationwide credit bureau has become operational in India only recently. This may affect the quality of information available to us about the credit history of our borrowers, especially individuals and small businesses. In addition, the credit risk of our borrowers, particularly small and middle market companies, is higher than borrowers in more developed economies due to the greater uncertainty in the Indian regulatory, political, economic and industrial environment and the difficulties of many of our borrowers to adapt to global technological advances. Also, several of our borrowers suffered from low profitability because of increased competition from economic liberalization, a sharp decline in commodity prices, a high debt burden and high interest rates in the Indian economy at the time of their financing, and other factors. This may lead to an increase in the level of our impaired loans, there could be an adverse impact on our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

   Our funding is primarily short-term and if depositors do not roll over deposited funds upon maturity, our business could be adversely affected.


     Most of our incremental funding requirements, including replacement of maturing liabilities of ICICI (which generally had longer maturities), are met through short-term funding sources, primarily in the form of deposits including inter-bank deposits. Our customer deposits generally have a maturity of less than one year. However, a large portion of our assets, primarily the assets of ICICI and our home loan portfolio, have medium or long-term maturities, creating the potential for funding mismatches. High volumes of deposit withdrawals or failure of a substantial number of our depositors to roll over deposited funds upon maturity or to replace deposited funds with fresh deposits, could have an adverse effect on our liquidity position, our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs. See also "- Risks Relating to India - Financial difficulty and other problems in certain financial institutions in India could adversely affect our business and the price of our equity shares and ADSs."


   Regulatory changes or enforcement initiatives in India or any of the jurisdictions in which we operate may adversely affect our business and the price of our equity shares and ADSs.

     We are subject to a wide variety of banking and financial services laws and regulations and a large number of regulatory and enforcement authorities in each of the jurisdictions in which we operate. The laws and regulations or the regulatory or enforcement environment in any of those jurisdictions may change at any time and may have an adverse effect on the products or services we offer, the value of our assets or our business in general. Also, the laws and regulations governing the banking and financial services industry have become increasingly complex governing a wide variety of issues, including interest rates, liquidity, capital adequacy, securitization, investments, ethical issues, money laundering, privacy, record keeping, and marketing and selling practices, with sometimes overlapping jurisdictional or enforcement authorities. In its mid-term review of the annual policy statement for fiscal 2005, the Reserve Bank of India increased the risk weight for the computation of capital adequacy from 50% to 75% in the case of housing loans and from 100% to 125% in the case of consumer credit (including personal loans and credit cards) as a temporary counter-cyclical measure. This had a negative impact of 104 basis points on our capital adequacy ratio at year-end fiscal 2005. In April 2005, the Reserve Bank of India issued draft guidelines on securitization of standard assets implemented in their present form would require a significantly higher level of capital to be maintained for securitized assets and may have an adverse impact on our business, capital adequacy and financial performance. In July 2005, the Reserve Bank of India increased the risk weight for capital market exposure and exposure to commercial real estate from 100% to 125%. In October 2005, the Reserve Bank of India increased the requirement of general provisioning on standard advances from 25 basis points to 40 basis points. See "Supervision and Regulation" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Future changes in laws and regulations and failure or the apparent failure to address any regulatory changes or enforcement initiatives could have an adverse impact our business, our future financial performance and our stockholders' equity, harm our reputation, subject us to penalties, fines, disciplinary actions or suspensions of any kind, or increase our litigation risk and have an adverse effect on the price of our equity shares and ADSs.

   A determination against us in respect of disputed tax assessments may adversely impact our financial performance.

     We have been assessed a significant amount in additional taxes by the government of India's tax authorities in excess of our provisions. See "Business - Legal and Regulatory Proceedings" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. We have appealed all of these demands. While we expect that no additional liability will arise out of these disputed demands, there can be no assurance that these matters will be settled in our favor or that no further liability will arise out of these demands. Any additional tax liability may adversely impact our financial performance and the price of our equity shares and ADSs.

   We are involved in various litigations and any final judgment awarding material damages against us could have a material adverse impact on our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.

     We are often involved in litigations for a variety of reasons, which generally arise because we seek to recover our dues from borrowers or because customers seek claims against us. The majority of these cases arise in the normal course and we believe, based on the facts of the cases and consultation with counsel, that these cases generally do not involve the risk of a material adverse impact on our financial performance or stockholders' equity. Where we assess that there is a probable risk of loss, it is our policy to make provisions for the loss. However, we do not make provisions or disclosures in our financial statements where our assessment is that the risk is insignificant. See "Business - Legal and Regulatory Proceedings" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. We cannot guarantee that the judgments in any of the litigation in which we are involved would be favorable to us and if our assessment of the risk changes, our view on provisions will also change.

   Our inability to grow further or succeed in retail products and services may adversely affect our business.

     We are a relatively new entrant in the retail loan business and have achieved significant growth in this sector since the amalgamation. See "Business - Loan Portfolio" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. While we anticipate continued significant demand in this area, we cannot assure you that our retail portfolio will continue to grow as expected. Our inability to grow further or succeed in retail products and services may adversely affect our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs. See also "- If we are not able to control or reduce the level of impaired loans in our portfolio, our business will suffer," "- There is operational risk associated with our industry which, when realized, may have an adverse impact on our results" and "- We depend on the accuracy and completeness of information about customers and counterparties."

   Our inability to succeed in our new business areas or to manage the new challenges and risks that we face, may cause us to miss our projected earnings and growth targets and may have a material adverse impact on our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.


     We provide a wide range of insurance products and services through our subsidiaries ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company. Recently, we have also pursued an international expansion strategy establishing subsidiaries or opening branches or representative offices in various countries, including the United Kingdom, Canada, Russia, Singapore, Bahrain, Hong Kong and the United States. See "Business - Investment Banking - Insurance" and "Business - Overview of Products and Services - Commercial Banking for International Customers" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. This international expansion strategy exposes us to a new variety of regulatory and business challenges and risks, including cross-cultural risk. The skills required for this business could be different from those required for our Indian business and we may not be able to attract the required talented professionals. Our inability to manage these new challenges and risks, our failure to raise the substantial capital required for our international expansion or our insurance business or any adverse developments concerning our joint venture partners in the insurance business, may cause us to miss our projected earnings and growth targets and may have a material adverse effect on our business, our reputation, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.


   We are exposed to fluctuations in foreign exchange rates.


     As a financial intermediary we are exposed to exchange rate risk. See "Business - Risk Management - Quantitative and Qualitative Disclosures About Market Risk - Exchange Rate Risk" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Adverse movements and volatility in foreign exchange rates may adversely affect our borrowers, the quality of our exposure to our borrowers, our business, our future financial performance, our shareholders' funds and the price of our equity shares and ADSs.

   Our business is very competitive and our growth strategy depends on our ability to compete effectively.


     We face intense competition from Indian and foreign commercial banks in all our products and services. Foreign banks also operate in India through non-banking finance companies. Further liberalization of the Indian financial sector, could lead to a greater presence or new entries of foreign banks offering a wider range of products and services, which would significantly toughen our competitive environment. In addition, the Indian financial sector may experience further consolidation, resulting in fewer banks and financial institutions, some of which may have greater resources than us. The Reserve Bank of India has announced a roadmap for the presence of foreign banks in India that would, after a review in 2009, allow foreign banks to acquire up to 74.0% shareholding in an Indian private sector bank. See "Business - Competition" and "Overview of the Indian Financial Sector - Commercial Banks" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services at reasonable returns and this may adversely impact our business, our future financial performance, our stockholders' equity and the price of our equity shares and ADSs.


   Fraud and significant security breaches in our computer system and network infrastructure could adversely impact our business.

     Our business operations are based on a high volume of transactions. Although we take adequate measures to safeguard against system-related and other fraud, there can be no assurance that we would be able to prevent fraud. Our reputation could be adversely affected by fraud committed by employees, customers or outsiders. Physical or electronic break-ins, security breaches, other disruptive problems caused by our increased use of the Internet or power disruptions could also affect the security of information stored in and transmitted through our computer systems and network infrastructure. Although we have implemented security technology and operational procedures to prevent such occurrences, there can be no assurance that these security measures will be successful. A significant failure in security measures could have a material adverse effect on our business, our future financial performance and the price of our equity shares and ADSs.

   System failures could adversely impact our business.

     Given the increasing share of retail products and services and transaction banking services in our total business, the importance of systems technology to our business has increased significantly. Our principal delivery channels include ATMs, call centers and the Internet. Any failure in our systems, particularly for retail products and services and transaction banking, could significantly affect our operations and the quality of customer service and could result in business and financial losses and adversely affect the price of our equity shares and ADSs.

   There is operational risk associated with our industry which, when realized, may have an adverse impact on our results.

     We, like all financial institutions, are exposed to many types of operational risk, including the risk of fraud or other misconduct by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or recordkeeping errors or errors resulting from faulty computer or telecommunications systems. We use direct marketing associates for marketing our retail credit products. We also outsource some functions to other agencies. Given our high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. In addition, our dependence upon automated systems to record and process transactions may further increase the risk that technical system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems, arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunication outages), which may give rise to a deterioration in customer service and to loss or liability to us. We are further exposed to the risk that external vendors may be unable to fulfill their contractual obligations to us (or will be subject to the same risk of fraud or operational errors by their respective employees as are we), and to the risk that its (or its vendors') business continuity and data security systems prove not to be sufficiently adequate. We also face the risk that the design of our controls and procedures prove inadequate, or are circumvented, thereby causing delays in detection or errors in information. Although we maintain a system of controls designed to keep operational risk at appropriate levels, like all banks we have suffered losses from operational risk and there can be no assurance that we will not suffer losses from operational risks in the future that may be material in amount. For a discussion of how operational risk is managed see "Business - Risk Management - Operational Risk" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus.



   We are subject to credit, market and liquidity risk which may have an adverse effect on our credit ratings and our cost of funds.


     To the extent any of the instruments and strategies we use to hedge or otherwise manage our exposure to market or credit risk are not effective, we may not be able to mitigate effectively our risk exposures in particular market environments or against particular types of risk. Our balance sheet growth will be dependent upon economic conditions, as well as upon our determination to securitize, sell, purchase or syndicate particular loans or loan portfolios. Our trading revenues and interest rate risk are dependent upon our ability to properly identify, and mark to market, changes in the value of financial instruments caused by changes in market prices or rates. Our earnings are dependent upon the effectiveness of our management of migrations in credit quality and risk concentrations, the accuracy of our valuation models and our critical accounting estimates and the adequacy of our allowances for loan losses. To the extent our assessments, assumptions or estimates prove inaccurate or not predictive of actual results, we could suffer higher than anticipated losses. See also "- Further deterioration of our impaired loan portfolio and an inability to improve our allowance for loan losses as a percentage of impaired loans, could adversely affect the price of our equity shares and ADSs." The successful management of credit, market and operational risk is an important consideration in managing our liquidity risk because it affects the evaluation of our credit ratings by rating agencies. Rating agencies may reduce or indicate their intention to reduce the ratings at any time. See also "-Any downgrading of India's debt rating by an international rating agency could adversely affect our business and the price of our equity shares and ADSs." The rating agencies can also decide to withdraw their ratings altogether, which may have the same effect as a reduction in our ratings. Any reduction in our ratings may increase our borrowing costs, limit our access to capital markets and adversely affect our ability to sell or market our products, engage in business transactions, particularly longer-term and derivatives transactions, or retain our customers. This, in turn, could reduce our liquidity and negatively impact our operating results and financial condition. For more information relating to our ratings, see "Operating and Financial Review and Prospects - Liquidity Risk" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus.


   We depend on the accuracy and completeness of information about customers and counterparties.

     In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We may also rely on certain representations as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit, we may assume that a customer's audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively affected by relying on financial statements that do not comply with generally accepted accounting principles or other information that is materially misleading.

   Any inability to attract and retain talented professionals may adversely impact our business.

     Attracting and retaining talented professionals is a key element of our strategy and we believe it to be a significant source of competitive advantage. See "Business - Employees" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Our inability to attract and retain talented professionals or the loss of key management personnel could have an adverse impact on our business, our future financial performance and the price of our equity shares and ADSs.

Risks Relating to the ADSs and Equity Shares

   You will not be able to vote your ADSs and your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.


     Our ADS holders have no voting rights unlike holders of our equity shares who have voting rights. For certain information regarding the voting rights of the equity shares underlying your ADSs, see "Business - Shareholding Structure and Relationship with the Government of India" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. If you wish, you may withdraw the equity shares underlying your ADSs and seek to vote the equity shares you obtain from the withdrawal. However, for foreign investors, this withdrawal process may be subject to delays and is subject to a cap of 49% on the total shareholding of foreign institutional investors and non-resident Indians in us. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see "Restriction on Foreign Ownership of Indian Securities."


   US investors will be subject to special tax rules, including the possible imposition of interest charges, if we are considered to be a passive foreign investment company.


     Based upon certain proposed US Treasury regulations which are proposed to be effective for taxable years beginning after December 31, 1994 and upon certain management estimates, we do not expect to be a Passive Foreign Investment Company (a "PFIC"). However, since there can be no assurance that such proposed Treasury regulations will be finalized in their current form, and since the composition of our income and assets will vary over time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a US investor holds any of our equity shares or ADSs, the US investor would be subject to special adverse tax rules, including the possible imposition of interest charges (see "Taxation - United States Tax - Passive Foreign Investment Company Rules."


   Your ability to sell in India any equity shares withdrawn from the depositary facility, the conversion of rupee proceeds from such sale into a foreign currency and the repatriation of such foreign currency may be subject to delays if specific approval of the Reserve Bank of India is required.


     ADS holders seeking to sell in India any equity shares withdrawn upon surrender of ADSs, convert the rupee proceeds from such sale into a foreign currency or repatriate such foreign currency may need the Reserve Bank of India's approval for each such transaction. See "Restriction on Foreign Ownership of Indian Securities." We cannot guarantee that any such approval will be obtained in a timely manner or at terms favorable to the investor. Because of possible delays in obtaining the requisite approvals, investors in equity shares may be prevented from realizing gains during periods of price increases or limiting losses during periods of price declines.


   Restrictions on deposit of equity shares in the depositary facility could adversely affect the price of our ADSs.

     Under current Indian regulations, an ADS holder who surrenders ADSs and withdraws equity shares may deposit those equity shares again in the depositary facility in exchange for ADSs. An investor who has purchased equity shares in the Indian market may also deposit those equity shares in the ADS program. However, the deposit of equity shares may be subject to securities law restrictions and the restriction that the cumulative aggregate number of equity shares that can be deposited as of any time cannot exceed the cumulative aggregate number represented by ADSs converted into underlying equity shares as of such time. These restrictions increase the risk that the market price of our ADSs will be below that of the equity shares.

   Certain shareholders own a large percentage of our equity shares and their actions could adversely affect the price of our equity shares and ADSs.


     Life Insurance Corporation of India and General Insurance Corporation of India, each of which is directly or indirectly controlled by the Indian government, are among our principal shareholders. Our other large shareholders include Allamanda Investments Pte. Limited, a subsidiary of Temasek Holdings (Private) Limited, the government of Singapore, HWIC Asia Fund, an affiliate of Fairfax Financial Holdings Limited, and Bajaj Auto Limited, an Indian private sector company. See "Business - Shareholding Structure and Relationship with the Government of India" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Any substantial sale of our equity shares by these or other large shareholders could adversely affect the price of our equity shares and ADSs.

   Conditions in the Indian securities market may adversely affect the price or liquidity of our equity shares and ADSs.


     The Indian securities markets are smaller and more volatile than securities markets in developed economies. In the past, the Indian stock exchanges have experienced high volatility and other problems that have affected the market price and liquidity of the listed securities, including temporary exchange closures, broker defaults, settlement delays and strikes by brokers. In March 1995, the Bombay Stock Exchange Limited, or the BSE, was closed for three days following a default by a broker. In March 2001, the BSE dropped 667 points or 15.6% and there were also rumors of insider trading in the BSE leading to the resignation of the BSE president and several other members of the governing board. In the same month, the Kolkata Stock Exchange suffered a payment crisis when several brokers defaulted and the exchange invoked guarantees provided by various Indian banks. In April 2003, the decline in the price of the equity shares of a leading Indian software company created volatility in the Indian stock markets and created temporary concerns regarding our exposure to the equity markets. On May 17, 2004, the BSE Sensex fell by 565 points from 5,070 to 4,505, creating temporary concerns regarding our exposure to the equity markets. Both the BSE and the National Stock Exchange, or the NSE, halted trading on the exchanges on May 17, 2004 in view of the sharp fall in prices of securities. The Indian securities markets have experienced rapid appreciation over the past few months and relatively higher volatility recently. In addition, the governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Further, from time to time, disputes have arisen between listed companies and stock exchanges and other regulatory bodies, which in some cases had a negative effect on market sentiment. In recent years, there have been changes in laws and regulations for the taxation of dividend income, which have impacted the Indian equity capital markets. See "Dividends" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. Similar problems or changes in the future could adversely affect the market price and liquidity of our equity shares and ADSs.


   An active or liquid trading market for our ADSs is not assured.

     Although our ADSs are listed and traded on the New York Stock Exchange, we cannot be certain that an active, liquid market for our ADSs will be sustained. Indian legal restrictions may limit the supply of ADSs and a loss of liquidity could increase the price volatility of our ADSs.

   Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.

     The equity shares represented by the ADSs are currently listed on the BSE and the NSE. Settlement on those stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on such stock exchanges in a timely manner.

   Changes in Indian regulations on foreign ownership, a change in investor preferences or an increase in the number of ADSs outstanding could adversely affect the price of our ADSs.


     ADSs issued by companies in certain emerging markets, including India, may trade at a discount or a premium to the underlying equity shares, in part because of the restrictions on foreign ownership of the underlying equity shares. See "Restriction on Foreign Ownership of Indian Securities." Historically, our ADSs have generally traded at a premium to the trading price of our underlying equity shares on the Indian stock exchanges, see "Market Price Information." We believe that this price premium resulted from the limited portion of our market capitalization represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs and an apparent preference for some investors to trade dollar-denominated securities. In fiscal 2005, we sponsored an offering of ADSs by our shareholders which increased the number of outstanding ADSs and we may conduct similar offerings in the future. Also, over time, some of the restrictions on the issuance of ADSs imposed by Indian law have been relaxed and other restrictions may also be relaxed in the future though the timing is uncertain. As a result, any premium enjoyed by the ADSs as compared to the equity shares may be reduced or eliminated as a result of offerings made or sponsored by us, changes in Indian law permitting further conversion of equity shares into ADSs or a change in investor preferences.

   Your holdings may be diluted by additional issuances of equity and any dilution may adversely affect the market price of our equity shares and ADSs.

     We may conduct additional equity offerings to fund the growth of our business, including our international operations, our insurance business or our other subsidiaries. Any future issuance of equity shares would dilute the positions of investors in equity shares and ADSs and could adversely affect the market price of our equity shares and ADSs.

   You may be unable to exercise preemptive rights available to other shareholders.

     A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75.0% of the company's shareholders present and voting at a shareholders' general meeting. US investors in ADSs may be unable to exercise these preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended (the "Securities Act") is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration as well as the perceived benefits of enabling US investors in ADSs to exercise their preemptive rights and any other factors we consider appropriate at such time. To the extent that investors in ADSs are unable to exercise preemptive rights, their proportional ownership interests in us would be reduced.

   Because the equity shares underlying the ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee.


     Investors who purchase ADSs are required to pay for the ADSs in US dollars and are subject to currency fluctuation risk and convertibility risks since the equity shares underlying the ADSs are quoted in rupees on the Indian stock exchanges on which they are listed. Dividends on the equity shares will also be paid in rupees and then converted into US dollars for distribution to ADS investors. Investors who seek to convert the rupee proceeds of a sale of equity shares withdrawn upon surrender of ADSs into foreign currency and repatriate the foreign currency may need to obtain the approval of the Reserve Bank of India for each such transaction. See also "- Your ability to sell in India any equity shares withdrawn from the depositary facility, the conversion of the rupee proceeds from such sale into a foreign currency and the repatriation of such foreign currency may be subject to delays if specific approval of the Reserve Bank of India is required." and "Exchange Rates."


   You may be subject to Indian taxes arising out of capital gains.


     Generally, capital gains, whether short-term or long-term, arising on the sale of the underlying equity shares in India are subject to Indian capital gains tax. Investors are advised to consult their own tax advisers and to carefully consider the potential tax consequences of an investment in the ADSs. See "Taxation - Indian Tax."


   There may be less company information available in Indian securities markets than in securities markets in the United States.

     There is a difference between India and the United States in the level of regulation and monitoring of the securities markets and the activities of investors, brokers and other market participants. The Securities and Exchange Board of India is responsible for improving disclosure and regulating insider trading and other matters for the Indian securities markets. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in the United States.

                           FORWARD-LOOKING STATEMENTS

     We have included statements in this prospectus or documents incorporated by reference herein which contain words or phrases such as "will", "would", "aim", "aimed", "will likely result", "is likely", "are likely", "believe", "expect", "expected to", "will continue", "will achieve", "anticipate", "estimate", "estimating", "intend", "plan", "contemplate", "seek to", "seeking to", "trying to", "target", "propose to", "future", "objective", "goal", "project", "should", "can", "could", "may", "will pursue", "our judgment" and similar expressions or variations of such expressions, that are "forward-looking statements." These statements are intended as "Forward-Looking Statements" under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, the actual growth in demand for banking and other financial products and services, our ability to successfully implement our strategy, including our use of the Internet and other technology, our ability to integrate recent or future mergers or acquisitions into our operations, future levels of impaired loans, our growth and expansion in domestic and overseas markets, the adequacy of our allowance for credit and investment losses, technological changes, investment income, our ability to market new products, cash flow projections, the outcome of any legal or regulatory proceedings we are or become a party to, the future impact of new accounting standards, our ability to implement our dividend policy, the impact of Indian banking regulations on us, which includes the assets and liabilities of ICICI, a former financial institution not subject to Indian banking regulations, our ability to roll over our short-term funding sources and our exposure to market risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains, losses or impact on net interest income and net income could materially differ from those that have been estimated.

     In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this offering memorandum include, but are not limited to, the monetary and interest rate policies of India and the other markets in which we operate, natural calamities, general economic, financial or political conditions, instability or uncertainty in India, southeast Asia, or any other country which have a direct or indirect impact on our business activities or investments, caused by any factor including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region, military armament or social unrest in any part of India, inflation, deflation, unanticipated turbulence in interest rates, changes or volatility in the value of the rupee, foreign exchange rates, equity prices or other market rates or prices, the performance of the financial markets in general, changes in domestic and foreign laws, regulations and taxes, changes in the competitive and pricing environment in India, and general or regional changes in asset valuations. For a further discussion on the factors that could cause actual results to differ, see the discussion under "Risk Factors" included or incorporated by reference in this prospectus. The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so.


                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     ICICI Bank is a limited liability company under the laws of India. Substantially all of our directors and executive officers and certain experts named in this prospectus reside outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such persons within the United States or to enforce against us or such persons in US courts judgments obtained in US courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal counsel, Amarchand & Mangaldas & Suresh A. Shroff & Co., that in India the statutory basis for recognition of foreign judgments is found in
Section 13 of the Indian Code of Civil Procedure 1908, or the Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; or (vi) where the judgment sustains a claim founded on a breach of any law in force in India. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999 to execute such a judgment or to repatriate any amount recovered. We have also been advised by our Indian counsel that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We will furnish to you, through the depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares. The principal executive office of Deutsche Bank Trust Company Americas, the depositary, is located at 60 Wall Street, New York, New York 10005.


     We are subject to the registration requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this act, we file annual reports and other information with the SEC. You may read and copy any of this information in the SEC's Public Reference Room, 100 F Street, NE, Room 2521, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 2521, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.


     The SEC also maintains an Internet web-site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

     We incorporate by reference the documents listed below:

     o The sections "Description of Equity Shares" and "Description of the American Depositary Shares" of the Preliminary Prospectus contained in our registration statement on Form F-1 filed on March 27, 2000 (File No. 333-30132);

     o Our annual report on Form 20-F for the fiscal year ended March 31, 2005 filed on September 30, 2005; and

     o All reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the Securities and Exchange Commission on or after the date on which the registration statement is first filed with the Securities and Exchange Commission and until the termination or completion of the offering of the offered ADSs.

     Our annual report on Form 20-F for the fiscal year ended March 31, 2005 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements and our unaudited consolidated financial statements for the six months ended September 30, 2005 and September 30, 2004 are prepared in accordance with generally accepted accounting principles applicable in the United States, or US GAAP.

     Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

                     Mr. Rakesh Jha or Mr. Anindya Banerjee
                               ICICI Bank Limited
                                ICICI Bank Towers
                              Bandra-Kurla Complex
                                  Mumbai 400051
                                      India
                          Tel. No.: 011-91-22-2653-6157
                          Tel. No.: 011-91-22-2653-7131

     You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

     We intend to use the net proceeds of this offering for future asset growth and compliance with regulatory requirements. The objects of the offering are to augment our capital base to meet the capital requirements arising out of growth in our assets, primarily our loan and investment portfolio due to the growth of the Indian economy, compliance with regulatory requirements and for other general corporate purposes including meeting the expenses of the ADS offering.


                            MARKET PRICE INFORMATION

Equity Shares


     Our outstanding equity shares are currently listed and traded on the Bombay Stock Exchange Limited or the BSE and on the National Stock Exchange of India Limited or the NSE. For information regarding conditions in the Indian securities markets, see "Risk Factors--Risks Relating to India."


     At November 4, 2005, 741 million equity shares were outstanding. The prices for equity shares as quoted in the official list of each of the Indian stock exchanges are in Indian rupees.

     The following table shows:

     o the reported high and low closing prices quoted in rupees for our equity shares on the NSE; and

     o the reported high and low closing prices for our equity shares, translated into US dollars, based on the noon buying rate on the last business day of each period presented.

                                               Price per equity share(1)
                                     -------------------------------------------
                                         High       Low      High        Low
                                     ---------- ---------- ---------- ----------
Annual prices:
Fiscal 2001..........................Rs. 247.45 Rs. 109.20 US$   5.28 US$   2.33
Fiscal 2002 .........................    188.35      67.95       3.86       1.39
Fiscal 2003 .........................    161.75     110.55       3.40       2.32
Fiscal 2004 .........................    348.25     120.80       8.02       2.78
Fiscal 2005..........................    413.05     230.40       9.47       5.28
Quarterly prices:
Fiscal 2004:
First Quarter........................    150.15     120.80       3.24       2.60
Second Quarter.......................    204.50     145.10       4.47       3.17
Third Quarter........................    302.20     204.40       6.63       4.49
Fourth Quarter.......................    348.25     267.75       8.02       6.17
Fiscal 2005:
First Quarter........................    319.35     230.40       6.94       5.01
Second Quarter.......................    295.35     234.40       6.43       5.10
Third Quarter........................    374.00     285.35       8.64       6.59
Fourth Quarter.......................    413.05     337.50       9.47       7.74
Fiscal 2006:
First Quarter........................    433.95     359.95       9.97       8.27
Second Quarter.......................    601.70     421.25      13.69       9.59
Third Quarter
  (through November 23, 2005)........    593.40     479.90      12.98      10.50
Monthly prices:
May 2005.............................    402.55     360.35       9.23       8.26
June 2005............................    433.95     392.15       9.97       9.01
July 2005............................    534.45     421.25      12.31       9.71
August 2005 .........................    538.40     467.95      12.24      10.64
September 2005.......................    601.70     481.50      13.69      10.96

                                               Price per equity share(1)
                                     -------------------------------------------
                                         High       Low      High        Low
                                     ---------- ---------- ---------- ----------
October 2005.........................    593.40     479.90      13.16      10.64
November 2005
  (through November 23, 2005)........    545.40     498.65      11.93      10.91

--------------------
(1) Data from the NSE. The prices quoted on the BSE and other stock exchanges may be different.


     At November 23, 2005, the closing price of equity shares on the NSE was Rs. 527.90 equivalent to US$ 11.55 per equity share (US$ 23.09 per ADS on an imputed basis) translated at the noon buying rate of Rs. 45.71 per US$ 1.00 on November 23, 2005.


     At November 4, 2005, there were approximately 411,594 holders of record of equity shares, of which 111 had registered addresses in the United States and held an aggregate of approximately 101,503 equity shares.

ADSs

     Our ADSs, each representing two equity shares, were originally issued in March 2000 in a public offering and are listed and traded on the New York Stock Exchange under the symbol IBN. The equity shares underlying the ADSs are currently listed on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited.

     At October 31, 2005, we had approximately 101 million ADSs, equivalent to 201 million equity shares, outstanding. At this date, there were 101 record holders of our ADSs, all of which have registered addresses in the United States.

     The following table sets forth, for the periods indicated, the reported high and low closing prices on the New York Stock Exchange for our outstanding ADSs traded under the symbol IBN.

                                                              Price per ADS
                                                       -------------------------
                                                           High          Low
                                                       -----------    ----------
Annual prices:
Fiscal 2001..........................................  US$   17.63    US$   4.75
Fiscal 2002..........................................         7.50          2.70
Fiscal 2003..........................................         8.26          4.84
Fiscal 2004..........................................        18.33          5.27
Fiscal 2005..........................................        22.65         11.25
Quarterly prices:
Fiscal 2004:
First Quarter........................................         7.27          5.27
Second Quarter.......................................        10.56          7.23
Third Quarter........................................        17.91         10.90
Fourth Quarter.......................................        18.33         13.50
Fiscal 2005:
First Quarter........................................        17.25         11.57
Second Quarter.......................................        13.91         11.25
Third Quarter........................................        20.45         13.76
Fourth Quarter.......................................        22.65         18.27
Fiscal 2006:
First Quarter........................................        22.23         18.08
Second Quarter.......................................        28.25         22.00
Third Quarter (through November 23, 2005)............        27.78         22.04

                                                              Price per ADS
                                                       -------------------------
                                                           High          Low
                                                       -----------    ----------
Monthly prices:
May 2005.............................................        20.21         18.50
June 2005............................................        22.23         19.80
July 2005............................................        26.41         22.00
August 2005..........................................        25.65         22.77
September 2005.......................................        28.25         23.35
October 2005.........................................        27.78         22.04
November 2005 (through November 23, 2005)............        25.67         23.59

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2005 prepared in accordance with US GAAP in Indian rupees and, for convenience, in US dollars:

                                                        As of September 30, 2005     As of September 30, 2005
                                                        ------------------------     ------------------------
                                                        (Rupees in   (US dollars     (Rupees in   (US dollars
                                                         millions)   in millions)     millions)   in millions)
                                                                (Actual)                  (As adjusted)
Indebtedness:
Short-term liabilities(1)
   Deposits ...........................................    751,675        17,107        751,675        17,107
   Short-term borrowings ..............................    131,197         2,986        131,197         2,986
   Long-term debt maturing within one year ............     93,666         2,132         93,666         2,132
                                                         ---------        ------      ---------        ------
Total short-term liabilities...........................    976,538        22,225        976,538        22,225
                                                         ---------        ------      ---------        ------

Long-term liabilities:
   Deposits ...........................................    474,788        10,805        474,788        10,805
   Long-term debt, net of current maturities ..........    263,777         6,003        263,777         6,003
Total long-term liabilities............................    738,565        16,808        738,565        16,808
                                                         ---------        ------      ---------        ------
Total indebtedness.....................................  1,715,103        39,033      1,715,103        39,033
                                                         ---------        ------      ---------        ------

Stockholders' equity:
   Common stock(2).....................................      7,409           169
   Additional paid-in capital..........................     98,027         2,231
   Retained earnings...................................     21,137           481         21,137           481
   Deferred compensation costs                                 (41)           (1)           (41)           (1)
   Other comprehensive income(3).......................      4,584           104          4,584           104
                                                         ---------        ------      ---------        ------

Total stockholders' equity.............................    131,116         2,984
                                                         ---------        ------      ---------        ------

Total capitalization...................................  1,846,219        42,017
                                                         ---------        ------      ---------        ------

--------------------
(1) Short-term liabilities have residual maturity of less than one year while long-term liabilities have residual maturity of one year and more.

(2) Common stock at Rs. 10 par value; 1,000,000,000 shares authorized as of September 30, 2005; 740,881,117 shares issued and outstanding as of September 30, 2005.

(3) Represents unrealized gains and losses on marketable equity securities and debt securities available for sale.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Indian rupee and the US dollar will affect the US dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of our ADSs in the United States. These fluctuations will also affect the conversion into US dollars by the depositary of any cash dividends paid in Indian rupees on our equity shares represented by ADSs.

     During fiscal 2006 (through November 23, 2005), the rupee has depreciated against the dollar by 4.7%. The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Indian rupees and US dollars based on the noon buying rate.

Fiscal Year                                        Period End(1)   Average(1)(2)
-----------------------------------------------    -------------   -------------

2000...........................................         43.65          43.46
2001...........................................         46.85          45.88
2002...........................................         48.83          47.80
2003...........................................         47.53          48.43
2004...........................................         43.40          45.78
2005...........................................         43.62          44.87
2006 (through November 23, 2005)...............         45.71          44.09

Month                                                  High            Low

May 2005.......................................         43.62          43.21
June 2005 .....................................         43.71          43.44
July 2005......................................         43.59          43.05
August 2005 ...................................         44.00          43.3
September 2005 ................................         43.98          43.75
October 2005 ..................................         45.11          44.00
November 2005 (through November 23, 2005)......         45.78          45.02

--------------------
(1) The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.

(2) Represents the average of the noon buying rate on the last day of each month during the period.

     See also the section "Exchange Rates" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth our summary financial and operating data on a consolidated basis. The summary data for fiscal 2003, fiscal 2004 and fiscal 2005 have been derived from our audited consolidated financial statements as of the end of and for each of these years prepared in accordance with US GAAP, and included in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. The summary data for ICICI for fiscal 2001 and fiscal 2002 have been derived from the audited consolidated financial statements of ICICI as of the end of and for each of these fiscal years prepared in accordance with US GAAP. The summary data for the six-month periods ended September 30, 2004 and September 30, 2005 have been derived from our interim unaudited condensed consolidated financial statements, prepared in accordance with US GAAP, and included in this prospectus. Our consolidated financial statements for the six-month periods ended September 30, 2004 and September 30, 2005 include our unaudited condensed consolidated statements of operations, unaudited condensed consolidated statements of cash flows and unaudited condensed consolidated statements of stockholders' equity and other comprehensive income.


     You should be aware that the financial statements of ICICI Bank included in the prospectus used for the Indian public offering were prepared for the domestic Indian market on an unconsolidated basis and presented in accordance with Indian GAAP, the Indian Companies Act, 1956 and SEBI Guidelines. Indian GAAP differs significantly from US GAAP.

     You should read the following data with the more detailed information contained in "Operating and Financial Review and Prospects" included elsewhere in this prospectus and our consolidated financial statements and the related notes included elsewhere and incorporated by reference in this prospectus. Historical results do not necessarily predict the results in the future. Certain reclassifications in the following table have been made in the financial statements of prior years to conform to classifications used in the current year. These changes have no impact on previously reported results of operations or stockholders' equity.


                                                                                                   Six months ended
                                                  Year ended March 31,                                September 30,
                                ---------------------------------------------------------   ---------------------------------
                                   2001        2002        2003        2004        2005        2004        2005      2005(1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                       (Unaudited)
                                                         (in millions, except per common share data)
Selected income statement data:
Interest income (including
   dividends)...............    Rs.80,104   Rs.78,867   Rs.98,103   Rs.91,119   Rs.92,260   Rs.42,521   Rs.59,537   US$ 1,355
Interest expense............      (67,893)    (69,520)    (83,208)    (72,375)    (68,409)    (32,561)    (46,164)     (1,051)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income.........       12,211       9,347      14,895      18,744      23,851       9,960      13,373         304
Provisions for loan losses..       (9,892)     (9,743)    (19,649)    (20,055)    (14,677)     (4,379)     (5,795)       (132)
   -------------------------    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income/(loss),
   after provisions for
   loan losses..............        2,319        (396)     (4,754)     (1,311)      9,174       5,581       7,578         172
Non-interest income.........        9,243       8,148      13,253      36,678      34,645      13,772      25,095         572
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net revenue.................       11,562       7,752       8,499      35,367      43,819      19,353      32,673         744
Non-interest expense........       (5,479)     (7,596)    (18,609)    (27,101)    (33,089)    (15,035)    (20,849)       (475)
   -------------------------    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Equity in earnings/(loss)
   of affiliates............          735         294        (958)     (1,437)       (577)       (670)       (541)        (12)
Minority interest...........            1          83          24          28          14           4         (31)         (1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before income
   taxes and cumulative
   effect of accounting
   changes..................        6,819         533     (11,044)      6,857      10,167       3,652      11,252         256
Income tax (expense)/benefit         (189)       (251)      3,061      (1,638)     (1,637)       (874)     (3,522)        (80)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income /(loss) before
   cumulative effect of
   accounting changes, net
   of tax...................        6,630         282      (7,983)      5,219       8,530       2,778       7,730         176
Cumulative effect of
   accounting changes, net
   of tax(2)................            -       1,265           -           -           -           -           -           -
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income/ (loss).........     Rs. 6,630   Rs. 1,547   Rs.(7,983)  Rs. 5,219   Rs. 8,530   Rs. 2,778   Rs. 7,730   US$   176
Per common share:(3)
Net income/(loss) from
continuing operations -
   Basic(4).................    Rs. 16.88   Rs.  3.94   Rs.(14.18)  Rs.  8.50   Rs. 11.72   Rs.  3.86   Rs. 10.46   US$  0.24
Net income/(loss) from
   continuing operations -
   Diluted(5)...............        16.81        3.94      (14.18)       8.43       11.60        3.82       10.35        0.24

                                                                                                Six-month period ended
                                                  Year ended March 31,                                September 30,
                                ---------------------------------------------------------   ---------------------------------
                                   2001        2002        2003        2004        2005        2004        2005      2005(1)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                       (Unaudited)
                                                        (in millions, except per common share data)
Dividends(6)................        11.00       22.00        -           7.50        7.50        7.50        8.50        0.19
Book value(7)...............       193.35      181.70      150.42      153.35      173.73      161.75      176.97        4.03
Common shares outstanding
   at end of period (in
   millions of common
   shares)..................          393         393         613         616         737         735         741           -
Weighted average common
   shares outstanding -
   Basic (in millions of
   common shares)...........          393         393         563         614         728         720         739           -
Weighted average common
   shares outstanding -
   Diluted (in millions of
   common shares)...........          393         393         563         619         734         726         747           -

--------------------
(1) Rupee amounts for the six-month period ended September 30, 2005 have been translated into US dollars using the noon buying rate of Rs. 43.94 =
     US$ 1.00 in effect on September 30, 2005.

(2) In June 2001, the FASB issued SFAS No. 141, which requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed shall be recognized as goodwill. SFAS No. 141 specifies that intangible assets acquired in a purchase method business combination must be recognized and reported apart from goodwill, noting that any purchase price allocated to an assembled workforce need not be accounted separately. The excess of the fair value of the net assets over the cost of acquired entity is allocated pro rata to specified non-financial assets and remaining excess, if any, is recognized as an extraordinary gain. As of April 1, 2001, ICICI had an unamortized deferred credit of Rs. 1.3 billion (US$ 29 million) relating to the excess of the fair value of assets acquired over the cost of acquisition of SCICI. As required by SFAS No. 141, in conjunction with the early adoption of SFAS No. 142, the unamortized deferred credit as of April 1, 2001, was written-off and recognized as the effect of a change in the accounting principle.

(3) For fiscal years 2001 and 2002, based on the exchange ratio of 1:2 in which the shareholders of ICICI were issued shares of ICICI Bank, number of shares has been adjusted by dividing by two. Hence, these numbers are different from the numbers reported in the annual report on Form 20-F for fiscal 2002.

(4)  Represents net income/(loss) before dilutive impact.

(5) Represents net income/(loss) adjusted for full dilution. All convertible instruments are assumed to be converted to common shares at the beginning of the year, at prices that are most advantageous to the holders of these instruments. Options to purchase 2,546,675, 7,015,800, 12,610,275 and 1,098,225 equity shares granted to employees at a weighted average exercise price of Rs. 226.0, Rs. 81.3, Rs. 154.7 and Rs. 266.6 were outstanding in fiscal 2001, 2002, 2003 and 2004, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the equity shares during the period. In fiscal 2003, we reported a net loss and accordingly all outstanding options at year-end fiscal 2003 are anti-dilutive. Options to purchase 7,397,125 and 70,600 equity shares granted to employees at a weighted average exercise price of Rs. 300.05 and Rs. 498.20 were outstanding in the six-month periods ended September 30, 2004 and 2005, respectively, but were not included in the computation of diluted earnings per share of the respective periods because the exercise price of the options was greater than the average market price of the equity shares during the period.

(6) We declared a dividend of Rs. 7.50 per equity share for fiscal 2004, which was paid out in September 2004, i.e. in the six-month period ended September 30, 2004. We declared a dividend of Rs. 8.50 per equity share, including a special dividend of Rs. 1.00 per equity share, for fiscal 2005, which was paid in August 2005, i.e. in the six-month period ended September 30, 2005. The dividend per equity share shown above is based on the total amount of dividends paid out on the equity shares during the year, exclusive of dividend tax. This was different from the dividend declared for the year. In US dollars, dividend was US$ 0.19 per equity share for fiscal 2005.

(7) Represents the stockholders' equity divided by the number of equity shares outstanding at the year/period end.

     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of average total assets for the respective period (percentages for the six-month periods ended September 30, 2004 and September 30, 2005 are annualized).

                                                                                                        Six months ended
                                                               Year ended March 31,                        September 30,
                                            ---------------------------------------------------------   ---------------------
                                               2001        2002        2003        2004        2005        2004        2005
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                             (Unaudited)
Selected income statement data:
Interest income(including dividends)..          11.34%      10.57%       8.66%       7.17%       5.90%       5.88%       6.01%
Interest expense......................          (9.61)      (9.31)      (7.35)      (5.70)      (4.37)      (4.51)      (4.66)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income..................            1.73        1.26        1.31        1.47        1.53        1.37        1.35
Provisions for loan losses............          (1.40)      (1.31)      (1.73)      (1.58)      (0.94)      (0.61)      (0.59)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income/(loss),  after
   provisions for loan losses........            0.33       (0.05)      (0.42)      (0.11)       0.59        0.76        0.76
Non-interest income...................           1.32        1.09        1.17        2.89        2.22        1.91        2.53
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net revenue...........................           1.65        1.04        0.75        2.78        2.81        2.67        3.29
Non-interest expense..................          (0.78)      (1.02)      (1.64)      (2.13)      (2.12)      (2.08)      (2.10)
Equity in earnings/(loss) of
   affiliates.........................           0.10        0.04       (0.08)      (0.11)      (0.04)      (0.09)      (0.05)
Minority interest.....................           0.00        0.01        0.00        0.00        0.00        0.00        0.00
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before income taxes and
   cumulative effect of accounting
   changes............................           0.97        0.07       (0.97)       0.54        0.65        0.50        1.14
Income tax (expense)/benefit                    (0.03)      (0.03)       0.27       (0.13)      (0.10)      (0.12)      (0.36)
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income/(loss) before cumulative
   effect of accounting changes, net
   of tax.............................           0.94        0.04       (0.70)       0.41        0.55        0.38        0.78
Cumulative effect of accounting
   changes, net of tax................             -         0.17          -           -           -           -           -
Net income/(loss).....................           0.94%       0.21%      (0.70)%      0.41%       0.55%       0.38%       0.78%
                                            =========   =========   =========   =========   =========   =========   =========

                                             At March 31,                                           At September 30,
                     ------------------------------------------------------------------ ----------------------------------------
                         2001        2002         2003           2004          2005         2004          2005        2005(1)
                     ----------- ----------- ------------   ------------- ------------- ------------- ------------- ------------
                                                                                                (Unaudited)
                                                      (in millions, except percentages)
Selected balance
  sheet data:
Total assets........ Rs. 739,892 Rs. 743,362 Rs. 1,180,263  Rs. 1,409,131 Rs. 1,863,447 Rs. 1,498,133 Rs. 2,077,435   US$ 47,279
Securities..........      18,861      60,046       280,621        310,368       380,959       324,892       436,751        9,939
Loans, net(2).......     602,023     523,601       630,421        728,520       999,858       775,132     1,170,154       26,631
Troubled debt
  restructuring
  (restructured
  loans), net.......      32,309      77,366       122,659        121,417        95,589       100,942        85,022        1,935
Other impaired
  loans, net........      20,081      33,187        55,319         28,764        14,196        26,354         7,292          166
Total liabilities...     663,829     671,754     1,087,926      1,313,556     1,733,383     1,378,177     1,940,426       44,161
Long-term debt......     492,882     511,458       400,812        373,449       367,499       355,763       357,443        8,135
Deposits............       6,072       7,380       491,290        684,955     1,016,534       722,731     1,226,463       27,912
Redeemable
  preferred
  stock(3)..........         698         772           853            944         1,044           994         1,099           25
Stockholders'
  equity............      75,927      71,348        92,213         94,525       127,996       118,845       131,116        2,984
Common stock .......       3,924       3,922         6,127          6,164         7,368         7,345         7,409          169
Period average(4):
Total assets........     706,343     746,330     1,132,638      1,269,638     1,562,983     1,440,819     1,976,983       44,993
Interest-earning
  assets............     615,164     641,141       924,573      1,017,009     1,198,058     1,100,990     1,541,573       35,084
Loans, net(2).......     570,989     591,398       606,496        662,752       799,169       731,268     1,042,556       23,727
Total
  liabilities(5)....     631,324     670,750     1,038,377      1,173,961     1,442,117     1,324,354     1,847,431       42,044
Interest-bearing
   liabilities......     576,474     613,401       905,226        977,941    1,148 ,995     1,059,848     1,539,538       35,037
Long-term debt......     462,916     504,103       455,347        382,674       359,724       359,031       363,861        8,281
Stockholders'
  equity............ Rs.  75,019 Rs.  75,580 Rs.    94,261  Rs.    95,678 Rs.   120,866 Rs.   116,465  Rs.  129,552   US$  2,948
Profitability(6):
Net income/(loss) as
  a percentage of:
    Average total
      assets........        0.94%       0.21%        (0.70)%         0.41%         0.55%         0.38%         0.78%           -
    Average
      stockholders'
      equity........        8.84        2.05         (8.47)          5.45          7.06          4.76         11.90            -

                                                    At March 31,                                         At September 30,
                            ----------------------------------------------------------------  --------------------------------------
                               2001        2002         2003          2004          2005         2004          2005        2005(1)
                            ----------  ----------  ------------  ------------  ------------  ------------  ------------  ----------
                                                                                                       (Unaudited)
                                                             (in millions, except percentages)
    Average
      stockholders'
      equity
      (including
      redeemable
      preferred
      stock(7).............       8.89        2.12         (8.31)         5.50          7.08          4.80         11.89       -
Dividend payout ratio(8)...      52.90      635.20             -         88.10         64.57        198.25         81.40       -
Spread(9)..................       1.19        0.93          1.38          1.52          1.71          1.54          1.70       -
Net interest margin(10)....       1.93        1.42          1.57          1.80          1.95          1.77          1.71       -
Cost-to-income ratio(11)...      25.54       43.42         66.11         48.90         56.57         63.35         54.20       -
Cost-to-average assets
   ratio(12)...............       0.78        1.02          1.64          2.13          2.12          2.08          2.10       -
Capital:
Average shareholders'
  equity as a percentage of
  average total assets.....      10.62       10.13          8.32          7.54          7.73          8.08          6.55       -
Average stockholders'
  equity (including
  redeemable preferred
  stock) as a percentage of
  average total assets(13).      10.95       10.23          8.39          7.61          7.80          8.15          6.61       -

                                                                                                              At or for
                                                                                                               the six
                                                                                                               months
                                                                                                                ended
                                                       At or for the year ended March 31,                   September 30,
                                        ------------------------------------------------------------------  -------------
                                            2001        2002          2003          2004          2005          2005
                                        ----------  ------------  ------------  ------------  ------------  -------------
                                                                                                (Unaudited)
                                                                (in percentages)
 Asset quality:
 Net restructured loans as a
    percentage of net loans.............      5.37%        14.78%        19.45%        16.67%         9.56%         7.27%
 Net other impaired loans as a
    percentage of net loans.............      3.34          6.34          8.77          3.95          1.42          0.62
 Allowance for loan losses on
    restructured loans as a
    percentage of gross
    restructured loans..................     26.03         18.64         16.78         25.23         36.07         38.91
 Allowance for loan losses on other
    impaired loans as a percentage
    of gross impaired loans.............     51.89         34.61         33.48         42.74         52.22         66.45
 Allowance for loan losses as a
    percentage of gross loans...........      5.20          6.54          7.92          8.40          7.06          6.16

--------------------
(1) Rupee amounts at September 30, 2005 have been translated into US dollars using the noon buying rate of Rs. 43.94 = US$ 1.00 in effect at September 30, 2005.

(2) Net of allowance for loan losses, security deposits and unearned income in respect of restructured and other impaired loans and allowances for non-impaired loans.

(3) ICICI had issued preferred stock redeemable at face value after 20 years. Banks in India are not currently allowed to issue preferred stock. However, we are currently exempt from this restriction for the existing preferred stock.

(4) For the six-month periods ended September 30, 2004 and September 30, 2005, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year, June and September of that year. For fiscal years 2002, 2003, 2004 and 2005, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year, June, September, December and March of that fiscal year. For fiscal 2001, due to deconsolidation of ICICI Bank, the average balances are calculated as the average of quarterly balances outstanding at the end of June, September, December and March of that fiscal year.

(5) Represents the average of the quarterly balance of total liabilities and minority interest.

(6) Profitability data for the six-month periods ended September 30, 2004 and September 30, 2005 is annualized.

(7) Represents the ratio of net income plus dividend on redeemable preferred stock to the sum of average stockholders' equity and average redeemable preferred stock. Under Indian tax laws, dividend on preferred stock is not tax deductible.

(8) Represents the ratio of total dividends paid on common stock, exclusive of dividend distribution tax, as a percentage of net income.

(9) Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.

(10) Represents the ratio of net interest income to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(11) Represents the ratio of non-interest expense to the sum of net interest income and non-interest income.

(12) Represents the ratio of non-interest expense to average total assets.

(13) ICICI Bank's capital adequacy is computed in accordance with the Reserve Bank of India's guidelines and is based on unconsolidated financial statements prepared in accordance with Indian GAAP. At September 30, 2005, ICICI Bank's total capital adequacy ratio was 11.52% with a Tier 1 capital adequacy ratio of 7.24% and a Tier 2 capital adequacy ratio of 4.28%.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and our audited consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. The following discussion is based on our unaudited interim condensed consolidated financial statements and our audited financial statements and accompanying notes, which have been prepared in accordance with US GAAP.

Introduction

     Our loan portfolio, financial condition and results of operations have been, and in the future, are expected to be influenced by economic conditions in India and certain global developments, particularly in commodity prices relating to the business activities of our corporate customers and by economic conditions in the United States and other countries influencing inflation and interest rates in India. For ease of understanding the discussion of our results of operations that follows, you should consider the introductory discussion of these macroeconomic factors. In addition, for a meaningful comparison of our results of operations for these years, you should also consider the amalgamation and the effect of other acquisitions.

     Indian Economy

     The rate of growth of GDP was 4.0% in fiscal 2003, 8.5% in fiscal 2004 and 6.9% in fiscal 2005. India's GDP registered a growth rate of 8.1% in the first quarter of fiscal 2006. Growth in fiscal 2003 was impacted by a negative growth in the agriculture sector because of insufficient rainfall and resulting drought conditions prevailing in the country. The agriculture sector, which had recorded a negative growth of 7.0% in fiscal 2003 recorded a growth of 9.6% in fiscal 2004. In fiscal 2005, the growth of the agriculture sector declined to 1.1% because of insufficient rainfall in many parts of the country. This was partly offset by the sustained growth of the industrial and services sectors. The industrial sector grew by 6.4% in fiscal 2003, 6.5% in fiscal 2004 and 8.3% in fiscal 2005. The services sector grew by 7.9% in fiscal 2003, 8.9% in fiscal 2004 and 8.6% during fiscal 2005. During the first quarter of 2006 the industrial and services sector grew by 10.1% and 9.6% respectively.


     During the first half of fiscal 2005, there was an increase in inflationary trends in India, primarily due to the increase in oil prices as well as prices of certain commodities. The full burden of the oil price increase has not yet been passed to the Indian consumers and has been largely absorbed by the government and government owned oil marketing companies. See also "Risk Factors - Risks Relating to India - A significant increase in the price of crude oil could adversely affect the Indian economy, which could adversely affect our business." The annual average rate of inflation measured by the Wholesale Price Index was 6.4% during fiscal 2005 compared to 5.4% during the previous year. The average annual rate of inflation decreased to 4.7% during fiscal 2006 (through October 16, 2005) from 8.7% during the corresponding period in the previous year. The average annual rate of inflation measured by the Consumer Price Index for industrial workers was 3.4% for August 2005. The Indian rupee depreciated by 4.8% against the US dollar during fiscal 2006 through November 8, 2005, moving from Rs. 43.75 per US$ 1.00 at year-end fiscal 2005 to Rs. 45.72 per US$ 1.00 on November 8 , 2005. During fiscal 2005, the Indian rupee depreciated by 0.8% against the US dollar. It also depreciated against the pound sterling and the euro and appreciated against the Japanese yen.


     The impact of these and other factors and the overall growth in industry, agriculture and services during fiscal 2006 will affect the performance of the banking sector as it will affect the level of credit disbursed by banks, and the overall growth prospects of our business, including our ability to grow, the quality of our assets, the value of our investment portfolio and our ability to implement our strategy.

     Banking Sector

     According to the Reserve Bank of India's data, total deposits of all scheduled commercial banks increased by 12.4% in fiscal 2003, 17.7% in fiscal 2004, 14.3% in fiscal 2005 and 7.9% in fiscal 2006 (through October 14, 2005). Growth in deposits in fiscal 2003 includes the impact of the amalgamation, as some of ICICI's liabilities which were not included in banking deposits at year-end fiscal 2002, were included at year-end fiscal 2003. Bank credit of scheduled commercial banks grew by 14.7% in fiscal 2003, 15.5% in fiscal 2004, 29.9% in fiscal 2005 and

15.8% in fiscal 2006 (through October 14, 2005). Credit growth in fiscal 2003 included the impact of the amalgamation, as ICICI's credit was included in total banking system credit at year-end fiscal 2003 but not included at year-end fiscal 2002. The increase in credit growth during fiscal 2005 was driven by the continued growth in retail credit as well as credit to the industrial and agricultural sectors. Also, after its conversion into a scheduled commercial bank with effect from October 11, 2004, Industrial Development Bank of India Limited's credit was included in total banking sector credit at year-end fiscal 2005. Excluding Industrial Development Bank of India Limited's credit, bank credit of scheduled commercial banks grew at 26.0% during fiscal 2005.

     Until fiscal 2005, there was a downward movement in interest rates, barring intra-year periods when interest rates were higher temporarily due to extraneous circumstances. This movement was principally due to the Reserve Bank of India's policy of assuring adequate liquidity in the banking system and generally lowering the rate at which it would lend to Indian banks to ensure that borrowers had access to funding at competitive rates. Banks generally followed the direction of interest rates set by the Reserve Bank of India and adjusted both their deposit rates and lending rates downwards until fiscal 2005. The inflationary trends in fiscal 2005 resulted in an increase in benchmark secondary market yields on government securities. The Reserve Bank of India also increased the risk weight for housing loans from 50.0% to 75.0% and for consumer credit, including personal loans and credit cards, from 100% to 125%, as a temporary counter-cyclical measure given the rapid growth in these segments. The Reserve Bank of India increased the cash reserve ratio to 5.0% effective October 2, 2004. In its mid-term review of the annual policy statement for fiscal 2005 released in October 2004, the Reserve Bank of India raised the reverse repo rate (i.e., the annualized interest earned by the lender in a repurchase transaction between a bank and the Reserve Bank of India) by 25 basis points to 4.75% in response to inflationary pressures in the economy. In the annual policy statement for fiscal 2006 announced in April 2005, the Reserve Bank of India further raised the reverse repo rate by 25 basis points to 5.0%. In the mid-term review of the annual policy statement released in October 2005, the Reserve Bank of India announced further increase in the reverse repo rate by 25 basis points to 5.25%. The following table sets forth the bank rate and reverse repo rate for the periods indicated. As a result of these increases, banks have also raised their deposit and lending rates.

                                                                   Reverse
                Fiscal year                       Bank rate       repo rate
-----------------------------------------         ---------       ---------
                                                       (in percentages)
2001.....................................            7.0%             7.0%
2002.....................................            6.50             6.0
2003.....................................            6.25             5.0
2004.....................................            6.0              4.5
2005.....................................            6.0              4.75
2006 (through November 8, 2005)..........            6.0              5.25

--------------------
Source: Reserve Bank of India: Handbook of Statistics on Indian Economy, 2002, Annual Report 2003-2004 and Weekly Statistical Supplements and Annual Policy Statement 2005-06, Mid-term review of Annual policy statement 2005-06.

Results of Operations

     From fiscal 2002, we have experienced major changes and developments in our business and strategy. An understanding of these events and developments is necessary for an understanding of the discussion and analysis that follows. These changes are reflected in our financial statements in connection with or since the amalgamation of ICICI Limited into ICICI Bank. The first change reflects the impact of our history upon our average cost of funds. Consequent to the amalgamation, the businesses formerly conducted by ICICI became subject for the first time to various regulations applicable to banks. These include the prudential reserve and liquidity requirements, namely the statutory liquidity ratio and the cash reserve ratio. See "Supervision and Regulation - Legal Reserve Requirements" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference in this prospectus. While we have benefited from the lower cost of funding as a bank as compared to ICICI as a non-bank financial institution, the imposition of the statutory liquidity ratio and the cash reserve ratio on the liabilities of ICICI have impacted our spread. As the average yield on investments in government of India securities and cash balances maintained with the Reserve Bank of India is typically lower than the yield on other interest-earning assets, our net interest margin has been adversely impacted. As a result, our net interest margin has been and is expected to continue to be lower than other banks in India until we repay the borrowings of ICICI. We are expanding our deposit base and changing the mix of our liabilities away from the legacy ICICI liabilities towards the lower average cost deposits. The increase in investment in government securities has substantially increased our exposure to market risk. In a declining interest rate environment, we made gains on sale of government securities. A rise in interest rates would cause the value of our fixed income portfolio to decline and adversely affect the income from our treasury operations. See also "Risk Factors - Risks Relating to Our Business - Our business is particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations and our financial performance."


     Another key change reflects the implementation of our strategy to grow our retail loan portfolio. The results of our implementation of this strategy can be seen in the rapid growth in the retail loan portfolio. While we cannot guarantee that growth will continue at the same rate, we see continued significant demand for retail loans.


     Long-term project finance was a major proportion of ICICI's asset portfolio and continues to be a significant portion of our loan portfolio, though we have diversified our lending towards retail loans and working capital financing. Over the past several years, we and ICICI experienced a high level of impaired loans in our loan portfolio as a result of downturn in certain global commodity markets, increased competition in India, the high level of debt in the financing of projects and capital structures of Indian companies and high interest rates in the Indian economy during the period in which a large number of projects contracted their borrowings, as well as delays experienced in enforcement of collateral when borrowers defaulted on their obligations to us. Our loan portfolio includes loans to projects under implementation and there are risks and uncertainties associated with the timely completion and viability of these projects. Our retail loans have grown rapidly and the level of impaired loans in our retail portfolio could increase if there is a rise in unemployment, prolonged recessionary conditions and a sharp and sustained rise in interest rates in India. See also "Risk Factors - Risks Relating to Our Business - If we are not able to control or reduce the level of impaired loans in our portfolio, our business will suffer."


     In addition to the above, the directed lending norms of Reserve Bank of India require commercial banks to lend 40.0% of their net bank credit to specific sectors (known as priority sectors), such as agriculture, small-scale industry, small businesses and housing finance. Prior to the amalgamation, the advances of ICICI were not subject to the requirement applicable to banks in respect of priority sector lending. Pursuant to the terms of Reserve Bank of India's approval to the amalgamation, we are required to maintain a total of 50.0% of our net bank credit on the residual portion of our advances (i.e., the portion of our total advances excluding advances of ICICI at year-end fiscal
2002) in the form of priority sector advances. This additional requirement of 10.0% by way of priority sector advances will apply until such time as the aggregate priority sector advances reach a level of 40.0% of our net bank credit. The Reserve Bank of India's existing instructions on sub-targets under priority sector lending and eligibility of certain types of investments and funds for reckoning as priority sector advances also apply to us. See "Supervision and Regulation - Directed Lending - Priority Sector Lending"and "Business - Loan Portfolio - Directed Lending - Priority Sector Lending" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus.

   Average Balance Sheet

     For the six-month periods ended September 30, 2004 and September 30, 2005, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year, and June and September of that year. The average yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. The amortized portion of loan origination fees (net of loan origination costs) was included in interest income on loans, representing an adjustment to the yield. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include impaired loans and are net of allowance for loan losses. We did not recalculate tax-exempt income on a tax-equivalent basis because we believed that the effect of doing so would not be significant. Total interest income also includes other interest income, which is primarily interest on refund of income tax.

     The following table sets forth, for the periods indicated, the average balances of the assets and liabilities outstanding, which are major components of interest income, interest expense and net interest income. The average balances of loans include impaired loans and are net of allowance for loan losses.

                                                               Six-month period ended September 30,
                                     ----------------------------------------------------------------------------------
                                                        2004                                        2005
                                     ------------------------------------------   -------------------------------------
                                                      Interest       Average                      Interest/   Average
                                        Average        income/       yield/          Average       income      yield/
                                        Balance        expense       cost(1)         balance       expense    cost(1))
                                     -------------  ------------  -------------   ------------  ------------  ---------
                                                             (in millions, except percentages)
Assets:
Cash, cash equivalents and
   trading assets:
   Rupee.....................        Rs.    63,149  Rs.    1,663       5.25%     Rs.    65,296  Rs.    2,039       6.23%
   Foreign currency..........               22,359           204       1.82             40,405           684       3.38
                                     -------------  ------------                 -------------  ------------
Total cash, cash equivalents
   and trading assets.......                85,508         1,867       4.35            105,701         2,723       5.14
Securities--debt:
   Rupee.....................              284,051         6,328       4.44            373,432        10,784       5.76
   Foreign currency..........                  163             -       0.07             19,884           508       5.10
                                     -------------  ------------                 -------------  ------------
Total securities--debt........             284,214         6,328       4.44            393,316        11,292       5.73
Loans, net:
   Rupee.....................              643,209        30,867       9.57            885,686        40,340       9.08
   Foreign currency..........               88,059         2,301       5.21            156,870         4,513       5.74
                                     -------------  ------------                 -------------  ------------
Total loans, net.............              731,268        33,168       9.05          1,042,556        44,853       8.58
Other interest income........                                976                                         498
Interest-earning assets:
   Rupee.....................              990,409        39,834       8.02          1,324,414        53,661       8.08
   Foreign currency..........              110,581         2,505       4.52            217,159         5,705       5.24
                                     -------------  ------------                 -------------  ------------
Total interest-earning assets            1,100,990        42,339       7.67          1,541,573        59,366       7.68
Securities--equity:
   Rupee.....................               32,176           182       1.13             26,615           171       1.28
   Foreign currency..........                    -             -                             -             -
                                     -------------  ------------                 -------------  ------------
Total securities--equity.....               32,176           182       1.13             26,615           171       1.28
Earning assets:
   Rupee.....................            1,022,585        40,016       7.81          1,351,029        53,832       7.95
   Foreign currency..........              110,581         2,505       4.52            217,159         5,705       5.24
                                     -------------  ------------                 -------------  ------------
Total earning assets.........            1,133,166        42,521       7.48          1,568,188        59,537       7.57
Cash and cash equivalents...                65,054             -                       124,421             -
Acceptances..................               80,425             -                        72,497             -
Property and equipment.......               23,159             -                        26,454             -
Other assets.................              139,015             -                       185,423             -
                                     -------------  ------------                 -------------  ------------
Total non-earning assets.....              307,653             -                       408,795             -
                                     -------------  ------------                 -------------  ------------
Total assets.................        Rs. 1,440,819  Rs.   42,521                 Rs. 1,976,983  Rs.   59,537
                                     =============  ============                 =============  ============

                                                               Six-month period ended September 30,
                                      -----------------------------------------------------------------------------------
                                                        2004                                        2005
                                      -----------------------------------------   ---------------------------------------
                                                      Interest       Average                        Interest/     Average
                                         Average       income/       yield/          Average         income        yield/
                                         Balance       expense       cost(1)         balance         expense      cost(1)
                                      ------------  ------------  -------------   ------------   -------------  ---------
                                                             (in millions, except percentages)
Savings account deposits:
   Rupee.....................          Rs.  88,449   Rs.     966       2.18%     Rs.   130,027   Rs.     1,577       2.42%
   Foreign currency..........                   99             -       0.06              5,620              20       0.71
                                      ------------  ------------                 -------------   -------------
Total savings account
   deposits..................               88,548           966       2.18            135,647           1,597       2.35
Time deposits:
   Rupee.....................              498,256        13,593       5.44            804,256          24,089       5.97
   Foreign currency..........               27,719           346       2.49             59,908           1,136       3.78
                                      ------------  ------------                  ------------   -------------
Total time deposits..........              525,975        13,939       5.29            864,164          25,225       5.82
Long-term debt:
   Rupee.....................              294,774        14,112       9.55            277,024          13,402       9.65
   Foreign currency..........               64,257         1,394       4.33             86,837           1,656       3.80
                                      ------------  ------------                 -------------   -------------
Total long-term debt.........              359,031        15,506       8.61            363,861          15,058       8.25
Redeemable preferred stock...                  969            50      10.29              1,072              55      10.23
Trading account and other
   liabilities:
   Rupee....................                65,824         1,940       5.88             83,215           2,470       5.92
   Foreign currency.........                19,501           160       1.64             91,579           1,759       3.83
                                      ------------  ------------                 -------------   -------------
Total trading account and
   other liabilities.........               85,325         2,100       4.91            174,794           4,229       4.83
Interest-bearing liabilities:
   Rupee.....................              948,272        30,661       6.45          1,295,594          41,593       6.40
   Foreign currency..........              111,576         1,900       3.40            243,944           4,571       3.74
                                      ------------  ------------                 -------------   -------------
Total interest-bearing
   liabilities...............            1,059,848        32,561       6.13          1,539,538          46,164       5.98
Non-interest-bearing
   deposits:
   Rupee.....................               74,275             -                        91,173               -
   Foreign currency..........                  428             -                           272               -
                                      ------------  ------------                 -------------   -------------
Total non-interest-bearing
   deposits..................               74,703             -                        91,445               -
Other liabilities............              189,803             -                       216,448               -
                                      ------------  ------------                 -------------   -------------
Total non-interest-bearing
   liabilities...............              264,506             -                       307,893               -
Total liabilities............         Rs.1,324,354  Rs.   32,561                 Rs. 1,847,431   Rs.    46,164
                                      ------------  ------------                 -------------   -------------
Stockholders' equity........          Rs.  116,465             -                 Rs.   129,552               -
                                      ------------  ------------                 -------------   -------------
Total liabilities and
   stockholders' equity......         Rs.1,440,819  Rs.   32,561                 Rs. 1,976,983   Rs.    46,164
                                      ============  ============                 =============   =============

--------------------
(1) Average yield and average cost for the six-month periods ended September 30, 2004 and 2005 are annualized.


   Analysis of changes in interest income and interest expense volume and rate analysis

     The following table sets forth, for the periods indicated, the changes in the components of net interest income. The changes in net interest income between periods have been reflected as attributed either to volume or rate changes. For the purpose of this table, changes, which are due to both volume and rate, have been allocated solely to volume.

                                                                    Six-month period ended September 30, 2005
                                                                                       vs.
                                                                    Six-month period ended September 30, 2004
                                                                    -----------------------------------------
                                                                             Increase (decrease) due to
                                                                    -----------------------------------------
                                                                                    Change in       Change in
                                                                                     average         average
                                                                    Net change        volume          rate
                                                                    ----------      ---------     -----------
                                                                                  (in millions)
Interest income:
Cash, cash equivalents and trading assets:
    Rupee......................................................            376             67             309
    Foreign currency...........................................            480            306             174
                                                                    ----------      ---------     -----------
Total cash, cash equivalents and trading assets................            856            373             483
Securities:
    Rupee......................................................          4,456          2,581           1,875
    Foreign currency...........................................            508            504               4
                                                                    ----------      ---------     -----------
Total securities...............................................          4,964          3,085           1,879
Loans:
    Rupee......................................................          9,473         11,044          (1,571)
    Foreign currency...........................................          2,212          1,979             233
                                                                    ----------      ---------     -----------
Total loans....................................................         11,685         13,023          (1,338)
Other interest income..........................................           (478)          (478)              -
                                                                    ----------      ---------     -----------
Total interest income:
    Rupee......................................................         13,827         13,214             613
    Foreign currency...........................................          3,200          2,789             411
                                                                    ----------      ---------     -----------
Total interest income..........................................         17,027         16,003           1,024
Interest expense:
Savings account deposits:
    Rupee......................................................            611            504             107
    Foreign currency...........................................             20             20               -
                                                                    ----------      ---------     -----------
Total savings account deposits.................................            631            524             107
Time deposits:
    Rupee......................................................         10,496          9,166           1,330
    Foreign currency...........................................            790            610             180
                                                                    ----------      ---------     -----------
Total time deposits............................................         11,286          9,776           1,510
Long-term debt:
    Rupee......................................................           (710)          (859)            149
    Foreign currency...........................................            262            431            (169)
                                                                    ----------      ---------     -----------
Total long-term debt...........................................           (448)          (428)            (20)
Redeemable preferred stock(1)..................................              5              6              (1)
Trading account and other liabilities:
    Rupee......................................................            530            516              14
    Foreign currency...........................................          1,599          1,385             214
                                                                    ----------      ---------     -----------
Total trading account and other liabilities....................          2,129          1,901             228
Total interest expense:
    Rupee......................................................         10,932          9,333           1,599
    Foreign currency...........................................          2,671          2,446             225
                                                                    ==========      =========     ===========
Total interest expense.........................................         13,603         11,779           1,824
Net interest income:
    Rupee......................................................          2,895          3,881            (986)
    Foreign currency...........................................            529            343             186
                                                                    ==========      =========     ===========
Total net interest income......................................          3,424          4,224            (800)
                                                                    ==========      =========     ===========

--------------------
(1) Banks in India are not allowed to issue preferred stock. However, we have been currently exempted from this restriction for the existing preferred stock of ICICI Limited.

   Yields, Spreads and Margins

     The following table sets forth, for the periods indicated, the yields, spreads and net interest margins on interest-earning assets.

                                                                                     Six-month period ended
                                                 Year ended March 31,                     September 30,
                                       ----------------------------------------   ----------------------------
                                           2003         2004          2005            2004           2005
                                       -----------  ------------  -------------   ------------   -------------
                                                       (in millions, except percentages)
Interest income....................... Rs.  97,714  Rs.   90,688  Rs.    91,775   Rs.   42,339   Rs.    59,366
Average interest-earning assets.......     924,573     1,017,009      1,198,058      1,100,990       1,541,573
Interest expense......................      83,208        72,375         68,409         32,561          46,164
Average interest-bearing liabilities..     905,226       977,941      1,148,995      1,059,848       1,539,538
Average total assets..................   1,132,638     1,269,638      1,562,983      1,440,819       1,976,983
                                       -----------  ------------  -------------   ------------   -------------
Average interest-earning assets as a
   percentage of average total assets.       81.63%        80.10%         76.65%         76.41%         77.98%
Average interest-bearing liabilities
   as a percentage of average total
   assets.............................       79.92         77.03          73.51          73.56          77.87
Average interest-earning assets as a
   percentage of average
   interest-bearing liabilities.......      102.14        103.99         104.27         103.88         100.13
Yield(1)..............................       10.57          8.92           7.66           7.67           7.68
   Rupee..............................       11.06          9.19           7.99           8.02           8.08
   Foreign currency...................        5.42          5.73           5.27           4.52           5.24
Cost of funds(1)......................        9.19          7.40           5.95           6.13           5.98
   Rupee..............................        9.82          7.83           6.31           6.45           6.40
   Foreign currency...................        3.59          3.03           3.53           3.40           3.74
Spread(1)(2)..........................        1.38          1.52           1.71           1.54           1.70
   Rupee..............................        1.24          1.36           1.68           1.57           1.68
   Foreign currency...................        1.84          2.69           1.74           1.12           1.50
Net interest margin(1)(3).............        1.57          1.80           1.95           1.77           1.71
   Rupee..............................        1.59          1.74           1.99           1.85           1.82
   Foreign currency...................        1.35          2.45           1.69           1.09           1.04

--------------------
(1) Yield, cost of funds, spread and net interest margin are annualized for the six-month periods ended September 30, 2004 and 2005.

(2) Spread is the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.

(3) Net interest margin is the ratio of net interest income to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than the spread and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than the spread.

Summary for the six-month period ended September 30, 2005, compared to the six-month period ended September 30, 2004

     Net income amounted to Rs. 7.7 billion (US$ 176 million) for the six-month period ended September 30, 2005 compared to Rs. 2.8 billion (US$ 63 million) for the six-month period ended September 30, 2004, primarily due to a 34.3% increase in net interest income before provisions for loan losses to Rs.
13.4 billion (US$ 304 million) for the six-month period ended September 30, 2005 and a 82.2% increase in non-interest income to Rs. 25.1 billion (US$ 572 million) for the six-month period ended September 30, 2005, offset, in part by a 38.7% increase in non-interest expense to Rs. 20.8 billion (US$ 475 million) for the six-month period ended September 30, 2005 and a 32.3% increase in provisions for loan losses to Rs. 5.8 billion (US$ 132 million).

     o Net interest income before provisions for loan losses increased 34.3% to Rs. 13.4 billion (US$ 304 million) for the six-month period ended September 30, 2005 from Rs. 10.0 billion (US$ 227 million) for the six-month period ended September 30, 2004 reflecting an increase of 40.0% in the average volume of interest-earning assets and an increase of 16 basis points in spread.

     o Non-interest income increased by 82.2% for the six-month period ended September 30, 2005 to Rs. 25.1 billion (US$ 572 million) from Rs.
          13.8 billion (US$ 313 million) for the six-month period ended September 30, 2004 primarily due to increase in fee, commission and brokerage and gain on sale of securities.

     o Non-interest expense increased by 38.7% for the six-month period ended September 30, 2005 to Rs. 20.8 billion (US$ 475 million) from Rs. 15.0 billion (US$ 342 million) for the six-month period ended September 30, 2004 primarily due to an increase in administration expense and employee expenses.

     o Provisions for loan losses for the six-month period ended September 30, 2005 increased 32.3% to Rs. 5.8 billion (US$ 132 million) from Rs. 4.4 billion (US$ 100 million) for the six-month period ended September 30, 2004 primarily due to increase in allowances on consumer loans and credit card receivables reflecting an increase in portfolio by 74.3% to Rs. 668.3 billion (US$ 15.2 billion) at September 30, 2005 from Rs. 383.4 billion (US$ 8.7 billion) at September 30, 2004.

     o    Gross restructured loans decreased 6.9% to Rs. 139.2 billion (US$
          3.2 billion) at September 30, 2005 from Rs. 149.5 billion (US$ 3.4 billion) at year-end fiscal 2005. Gross other impaired loans decreased 26.9% to Rs. 21.7 billion (US$ 495 million) at September 30, 2005 from Rs. 29.7 billion (US$ 676 million) at year-end fiscal 2005.

     o Total assets increased 11.5% to Rs. 2,077.4 billion (US$ 47.3 billion) at September 30, 2005 compared to Rs. 1,863.4 billion (US$
          42.4 billion) at year-end fiscal 2005 reflecting an increase in the portfolio of consumer loans and credit card receivables to Rs. 668.3 billion (US$ 15.2 billion) from Rs. 531.2 billion (US$ 12.1 billion) at year-end fiscal 2005.

   Net Interest Income

     The following table sets forth, for the periods indicated, the principal components of net interest income .

                                    Six-month period ended September 30,
                            ----------------------------------------------------
                                                                       2005/2004
                               2004            2005           2005     % change
                            ------------   ------------   -----------  ---------
                                            (in millions, except percentages)
Interest income..........   Rs.   42,521   Rs.   59,537   US$   1,355      40.0%
Interest expense.........        (32,561)       (46,164)       (1,051)     41.8
Net interest income......   Rs.    9,960   Rs.   13,373   US$     304      34.3%

     Net interest income increased 34.3% to Rs. 13.4 billion (US$ 304 million) for the six-month period ended September 30, 2005 from Rs. 10.0 billion (US$ 227 million) for the six-month period ended September 30, 2004 reflecting mainly the following:

     o an increase of Rs. 334.0 billion (US$ 7.6 billion) or 33.7% in the average volume of interest-earning rupee assets;

     o an increase of Rs. 106.6 billion (US$ 2.4 billion) or 96.4% in the average volume of interest-earning foreign currency assets;

     o an increase of 11 basis points in rupee spread to 1.7% for the six-month period ended September 30, 2005 from 1.6% for the six-month period ended September 30, 2004; and

     o an increase of 38 basis points in foreign currency spread to 1.5% for the six-month period ended September 30, 2005 from 1.1% for the six-month period ended September 30, 2004.

     The average volume of interest-earning rupee assets increased by 33.7% or Rs. 334.0 billion (US$ 7.6 billion) to Rs. 1,324.4 billion (US$ 30.1 billion) for the six-month period ended September 30, 2005 from Rs. 990.4 billion (US$
22.5 billion) for the six-month period ended September 30, 2004, primarily due to the increase in the volume of loans. The average volume of loans increased by 42.6% to Rs. 1,042.6 billion (US$ 23.7 billion) for the six- month period ended September 30, 2005 from Rs.
731.3 billion (US$ 16.6 billion) for the six-month period ended September 30, 2004. The average volume of rupee loans increased by 37.7% or Rs.242.5 billion (US$ 5.5 billion) to Rs. 885.7 billion (US$ 20.2 billion) for the six-month period ended September 30, 2005 from Rs. 643.2 billion (US$ 14.6 billion) for the six-month period ended September 30, 2004. This increase in average loans was primarily due to increased disbursements of retail finance loans offset, in part, by sell-down/securitization and repayments of loans. The average volume of foreign currency loans increased by 78.1% to Rs. 156.9 billion (US$ 3.6 billion) for the six-month period ended September 30, 2005 from Rs. 88.1 billion (US$ 2.0 billion) for the six-month period ended September 30, 2004 primarily due to increased disbursement of loans by our foreign banking subsidiaries and branches.

     Our gross loans at September 30, 2005 increased 15.9% to Rs. 1,247.0 billion (US$ 28.4 billion) from Rs. 1,075.8 billion (US$ 24.5 billion) at year-end fiscal 2005, primarily due to the increase in gross consumer loans and credit card receivables. The growth in our gross consumer loans and credit card receivables to Rs. 668.3 billion (US$ 15.2 billion) at September 30, 2005 from Rs. 531.2 billion (US$ 12.1 billion) at year-end fiscal 2005 was driven by the growth in the consumer credit market and our continued strategic focus on this area. Our project and corporate finance and working capital finance loans increased 5.1% to Rs. 486.1 billion (US$ 11.1 billion) at September 30, 2005 compared to Rs. 462.5 billion (US$ 10.5 billion) at year-end fiscal
2005. Gross foreign currency loans increased 28.3% to Rs. 191.7 billion (US$
4.4 billion) at September 30, 2005 compared to Rs. 149.3 billion (US$ 3.4 billion) at year-end fiscal 2005 primarily due to increase in loans outstanding at our international branches and foreign banking subsidiaries.

     The average volume of cash, cash equivalents and trading account assets increased by 23.6% to Rs. 105.7 billion (US$ 2.4 billion) for the six-month period ended September 30, 2005 from Rs. 85.5 billion (US$ 1.9 billion) for the six-month period ended September 30, 2004. Trading account assets decreased by Rs. 15.9 billion (US$ 363 million) to Rs. 59.6 billion (US$ 1.4 billion) at September 30, 2005, from Rs. 75.5 billion (US$ 1.7 billion) at year-end fiscal 2005.

     Total interest income increased 40.0% to Rs. 59.5 billion (US$ 1.4 billion) for the six-month period ended September 30, 2005 from Rs. 42.5 billion (US$ 968 million) for the six-month period ended September 30, 2004 primarily due to increase of 33.7% in the average interest earning rupee assets to Rs. 1,324.4 billion (US$ 30.1 billion) for the six-month period ended September 30, 2005 from Rs. 990.4 billion (US$ 22.5 billion) for the six-month period ended September 30, 2004. The yield on interest-earning rupee assets increased 6 basis points to 8.1% for the six-month period ended September 30, 2005 from 8.0% for the six-month period ended September 30, 2004 primarily due to increase in yield on securities, offset, in part, by a decline in the yield on loans. The increase in yield on securities was in line with the increase in market yields on government securities. There was a decline of 47 basis points in the yield on loans from 9.1% for the six-month period ended September 30, 2004 to 8.6% for the six-month period ended September 30, 2005 primarily due to origination of new loans at lower rates and a reduction in higher yield loans. The yield on interest-earning foreign currency assets increased to 5.2% for the six-month period ended September 30, 2005 from 4.5% for the six-month period ended September 30, 2004.

     Total interest expense increased 41.8% to Rs. 46.2 billion (US$ 1.1 billion) for the six-month period ended September 30, 2005 from Rs. 32.6 billion (US$ 741 million) for the six-month period ended September 30, 2004 primarily due to an increase of 45.3% in average interest bearing liabilities to Rs. 1,539.5 billion (US$ 35.0 billion) for the six-month period ended September 30, 2005 from Rs. 1,059.8 billion (US$ 24.1 billion) for the six-month period ended September 30, 2004. Average deposits, with an average cost of 4.9% for the six-month period ended September 30, 2005 constituted 70.9% of total average interest-bearing liabilities compared to 65.0% of the total average interest-bearing liabilities with an average cost of 4.3% for the six-month period ended September 30, 2004. The average cost of time deposits increased to 5.82% for the six-month period ended September 30, 2005 from 5.29% for the six-month period ended September 30, 2004. The average cost of savings account deposits increased to 2.35% for the six-month period ended September 30, 2005 from 2.18% for the six-month period ended September 30, 2004. The average cost of long-term rupee debt increased to 9.7% for the six-month period ended September 30, 2005 from 9.6% for the six-month period ended September 30, 2004. The average cost of foreign currency liabilities increased to 3.7% for the six-month period ended September 30, 2005 from 3.4% for the six-month period ended September 30, 2004. The foreign currency spread increased 38 basis points to 1.5% for the six-month period ended September 30, 2005 from 1.1% for the six-month period ended September 30, 2004. The spread increased by 16 basis points to 1.7% for the six-month period ended September 30, 2005 from 1.5% for the six-month period ended September 30, 2004. Our spread continues to be lower than that of other banks in India primarily due to maintenance of statutory liquidity ratio and cash reserve ratio on ICICI's liabilities, which were not subject to these ratios prior to the amalgamation. The net interest margin is also impacted by the relatively lower net interest margin earned by our overseas branches, which is offset by the higher fee income that we are able to earn by leveraging our international presence and our ability to meet the foreign currency borrowing requirements of Indian companies.

   Non-Interest Income

     The following table sets forth, for the periods indicated, the principal components of non-interest income.

                                                                  Six-month period ended September 30,
                                                       ---------------------------------------------------------
                                                                                                       2005/2004
                                                            2004            2005          2005         % change
                                                       ------------   -------------  --------------    ---------
                                                                      (in millions, except percentages)
Fees, commission and brokerage.....................    Rs.    7,598    Rs.   11,420  US$        260        50.3%
Trading account revenue(1).........................          (1,067)          2,422              55       327.0
Securities transactions(2).........................           2,753           4,405             100        60.0
Foreign exchange transactions(3)...................            (355)            660              15       285.9
Gain on sale of loans and credit substitutes.......           2,745           2,430              56       (11.5)
Software development and services..................             670           1,164              27        73.7
Profit on sale of certain premises and equipment...             (85)             50               1       158.8
Other income.......................................           1,513           2,544              58        68.1
                                                       ------------    ------------  --------------    --------
Total non-interest income..........................    Rs.   13,772    Rs.   25,095  US$        572        82.2%
                                                       ============    ============  ==============    ========

--------------------
(1) Primarily reflects income from trading in government of India securities, corporate debt securities and mutual fund units.

(2) Primarily reflects capital gains/(losses) realized on the sale of securities, including fixed income and equity, venture capital investments and revenues from investment banking subsidiary less other than temporary diminution.

(3) Arises primarily from purchase and sale of foreign exchange on behalf of corporate clients and revaluation of foreign currency assets and liabilities and outstanding forward contracts.

     Non-interest income increased by 82.2% for the six-month period ended September 30, 2005 to Rs. 25.1 billion (US$ 572 million), from Rs. 13.8 billion (US$ 313 million) for the six-month period ended September 30, 2004 primarily due to increase in income from fees, commission and brokerage, trading account revenue and income on securities transactions, offset, in part by a decrease in income from gain on sale of loans.

     Fees, commission and brokerage increased 50.3% to Rs. 11.4 billion (US$ 260 million) for the six-month period ended September 30, 2005 from Rs. 7.6 billion (US$ 173 million) for the six-month period ended September 30, 2004 with growth across all our fee generating businesses. The large increase was primarily due to growth in retail banking fee income arising from retail liability product income like account servicing charges, increase in transaction banking fee income from corporate banking and increase in fee income from international banking operations.

     Trading account revenue and gain on securities transactions increased to Rs. 6.8 billion (US$ 155 million) for the six-month period ended September 30, 2005 from Rs. 1.7 billion (US$ 38 million) for the six-month period ended September 30, 2004, due to capital gains realised on the sale of equity investments as we capitalised on the opportunities created by the buoyant capital markets. This level of trading profits and capital gains is the result of the specific market conditions and investors should be aware that such gains may not be repeated in future periods.

     In the six-month period ended September 30, 2005, gain on the sale of loans (including credit substitutes) decreased by 11.5% to Rs. 2.4 billion (US$ 56 million) from Rs. 2.7 billion (US$ 62 million) in the six-month period ended September 30, 2004. Income from software development and services increased 73.7% to Rs. 1.2 billion (US$ 27 million) for the six-month period ended September 30, 2005 from Rs. 670 million (US$ 15 million) for the six-month period ended September 30, 2004 primarily due to addition of new clients and increased sale of software products by 3i Infotech Limited (formerly ICICI Infotech Limited).

     Other income has increased on account of increase in income from transaction processing services, earned by ICICI OneSource Limited to Rs. 2.4 billion (US$ 54 million) for the six-month period ended September 30, 2005 from Rs. 1.3 billion (US$ 30 million) for the six-month period ended September 30, 2004, primarily due to increase in the operations of ICICI OneSource Limited due to acquisition made in fiscal 2005.

   Non-Interest Expense

     The following table sets forth, for the periods indicated, the principal components of non-interest expense.

                                                                  Six-month period ended September 30,
                                                       ---------------------------------------------------------
                                                                                                       2005/2004
                                                           2004           2005            2005         % change
                                                       ------------   -------------    ------------    ---------
                                                                     (in millions, except percentages)
Employee expense:
   Salaries........................................    Rs.    4,547   Rs.     6,933    US$      158         52.5%
   Employee benefits...............................             632             874              20         38.3
                                                       ------------   -------------    ------------
Total employee expense.............................           5,179           7,807             178         50.7
Premises and equipment expense.....................           3,466           4,150              95         19.7
Administration and other expense...................           6,088           8,577             195         40.9
Amortization of goodwill and intangible assets.....             302             315               7          4.3
                                                       ------------   -------------    ------------
Total non-interest expense.........................    Rs.   15,035   Rs.    20,849    US$      475         38.7%
                                                       ============   =============    ============

     Non-interest expense increased by 38.7% for the six-month period ended September 30, 2005 to Rs. 20.8 billion (US$ 475 million) from Rs. 15.0 billion (US$ 342 million) for the six-month period ended September 30, 2004 primarily due to an increase in administration expense and salary expenses.

     Employee expenses increased 50.7% to Rs. 7.8 billion (US$ 178 million) for the six-month period ended September 30, 2005 from Rs. 5.2 billion (US$ 118 million) for the six-month period ended September 30, 2004, primarily due to a 47.0% increase in the number of employees in ICICI Bank to 22,992 employees at September 30, 2005 from 15,639 employees at September 30, 2004. The increase in employees is commensurate with the growth in our retail business.

     Premises and equipment expense increased 19.7% to Rs. 4.2 billion (US$
95 million) for the six-month period ended September 30, 2005 from Rs. 3.5 billion (US$ 79 million) for the six-month period ended September 30, 2004, primarily due to increased maintenance and depreciation expenses on premises, branches, ATMs, computers and computer software. Our number of ATMs increased from 1,814 at September 30, 2004 to 2,030 at September 30, 2005 and the number of branches and extension counters increased from 470 at September 30, 2004 to 583 at September 30, 2005.

     Administrative and other expenses increased 40.9% to Rs. 8.6 billion
(US$ 195 million) for the six-month period ended September 30, 2005 from Rs.
6.1 billion (US$ 139 million) for the six-month period ended September 30, 2004, primarily due to an increase in advertisement expense, repairs and maintenance and retail business expenses in line with the increase in business volumes and increased expenses of the internet-based brokering services subsidiary and our business process outsourcing subsidiary.

   Provisions for Loan Losses

     The following table set forth, at the dates indicated, certain information regarding restructured and other impaired loans.

                                                                                                      September/
                                                                      September 30,    September 30,    March
                                                     March 31, 2005       2005            2005         % change
                                                     --------------   -------------   -------------   ----------
                                                                    (in millions, except percentages)
Gross restructured loans.....................          Rs.  149,518   Rs.   139,184   US$     3,168         (6.9)%
Allowance for loan losses on restructured
   loans.....................................               (53,929)        (54,162)         (1,233)         0.4
Net restructured loans.......................                95,589          85,022           1,935        (11.1)
                                                     --------------   -------------   -------------
Gross other impaired loans...................                29,713          21,732             495        (26.9)
Allowance for loan losses on other impaired
   loans.....................................               (15,517)        (14,440)           (329)        (6.9)
                                                     --------------   -------------   -------------
Net other impaired loans.....................                14,196           7,292             166        (48.6)
                                                     --------------   -------------   -------------
Gross restructured and other impaired loans..               179,231         160,916           3,663        (10.2)
Allowance for loan losses(1).................               (69,446)        (68,602)         (1,562)        (1.2)
                                                     --------------   -------------   -------------
Net restructured and other impaired loans....               109,785          92,314           2,101        (15.9)
                                                     --------------   -------------   -------------
Gross total loans............................             1,075,758       1,246,968          28,379         15.9
Net total loans..............................               999,858       1,170,154          26,631         17.0
Gross restructured loans as a percentage of
   gross loans(2)............................                 13.90%          11.16%
Gross other impaired loans as a percentage
   of gross loans(2).........................                  2.76            1.74
Net restructured loans as a percentage of
   net loans(2)..............................                  9.56            7.27
Net other impaired loans as a percentage of
   net loans(2)..............................                  1.42            0.62
Allowance for loans losses on restructured
   loans as a percentage of gross
   restructured loans(2).....................                 36.07           38.91
Allowance for loan losses on other impaired
   loans as a percentage of gross other
   impaired loans(2).........................                 52.22           66.45
Allowance on loan losses as a percentage of
   gross loans(2)(3).........................                  7.06            6.16

--------------------
(1)  Excludes provisions on non-impaired loans.

(2) Percentages for the six-month period ended September 30, 2005 are not annualized.

(3)  Includes allowances on non-impaired loans.

     The following table sets forth, for the periods indicated, certain information regarding provisions for loan losses.

                                                                  Six month period ended September 30,
                                                       ---------------------------------------------------------
                                                            2004           2005           2005         % change
                                                       ------------   -------------   -------------    ---------
                                                                     (in millions, except percentages)
Total provisions for the period..............          Rs.    4,379   Rs.     5,795   US$       132        32.3%
Provision for loan losses as a percentage of
   net loans.................................                  0.56%          0.50%

     Gross restructured loans decreased 6.9% to Rs. 139.2 billion (US$ 3.2 billion) at September 30, 2005 from Rs. 149.5 billion (US$ 3.4 billion) at year-end fiscal 2005 primarily due to reclassification of certain loans as non-impaired based on satisfactory performance of the borrower accounts and reclassification of other impaired loans that were restructured or transferred to an asset reconstruction company during the year. Gross other impaired loans decreased 26.9% to Rs. 21.7 billion (US$ 495 million) at September 30, 2005 from Rs. 29.7 billion (US$ 676 million) at year-end fiscal 2005 primarily due to reclassification of a large loan as unimpaired and reclassification of certain other impaired loans that were restructured or transferred to an asset reconstruction company during the year, as restructured loans. As a percentage of net loans, net restructured loans were 7.3% at September 30, 2005 and 9.6% at year-end fiscal 2005 and net other impaired loans were 0.6% at September 30, 2005 and 1.4% at year-end fiscal 2005.

     Provisions for loan losses for the six-month period ended September 30, 2005 increased 32.3% to Rs. 5.8 billion (US$ 132 million) from Rs. 4.4 billion (US$ 100 million) for the six-month period ended September 30, 2004 primarily due to increase in the allowances on consumer loans and credit card receivables reflecting an increase in the underlying portfolio to Rs. 668.3 billion (US$
15.2 billion) at September 30, 2005 from Rs. 383.4 billion (US$ 8.7 billion) at September 30, 2004. The coverage ratio on gross restructured loans increased to 38.9% at September 30, 2005 from 36.1% at year-end fiscal 2005. The coverage ratio on other impaired loans increased to 66.5% at September 30, 2005 from 52.2% at year-end fiscal 2005 primarily due to reclassification of a large loan as unimpaired and reclassification of certain other impaired loans that were restructured or transferred to an asset reconstruction company during the year, as restructured loans.

   Income Tax Expense

     Income tax expense amounted to Rs. 3.5 billion (US$ 80 million) for the six-month period ended September 30, 2005 compared to income tax expense of Rs. 874 million (US$ 20 million) for the six-month period ended September 30, 2004. In the current period, the enacted corporate income tax rate decreased from 36.59% to 33.66% and the tax rate in respect of long-term capital gains increased from 20.91% to 22.44%. The net effect of this was an increase in income tax expenses of Rs. 516 million (US$ 12 million) for the six-month period ended September 30, 2005.

   Financial Condition

     Assets

     The following table sets forth, at the dates indicated, the principal components of assets.

                                                                                                      September/
                                                                      September 30,   September 30,      March
                                                     March 31, 2005        2005            2005        % change
                                                     --------------   -------------   -------------   ----------
                                                                    (in millions, except percentages)
Cash and cash equivalents...................         Rs.    155,639   Rs.   151,095   US$     3,439         (2.9)%
Trading account assets(1)...................                 75,538          59,588           1,356        (21.1)
Securities, excluding venture capital
   investments(2)...........................                377,027         434,673           9,892         15.3
Venture capital investments.................                  3,932           2,078              47        (47.2)
Investments in affiliates...................                  4,725           5,052             115          6.9
Loans, net:
   Rupee....................................                926,420       1,055,307          24,017         13.9
   Foreign currency.........................                149,338         191,661           4,362         28.3
   Less: Allowances.........................                (75,900)        (76,814)         (1,748)         1.2
                                                     --------------   -------------    ------------
Total loans, net............................                999,858       1,170,154          26,631         17.0
Acceptances.................................                 74,116          73,522           1,673         (0.8)
Property and equipment......................                 26,055          26,695             608          2.5
Other assets................................                146,557         154,578           3,518          5.5
                                                     --------------   -------------    ------------    ---------
Total assets................................         Rs.  1,863,447   Rs. 2,077,435    US$   47,279         11.5%
                                                     ==============   =============    ============    =========

--------------------
(1) Primarily includes government of India securities and corporate debt securities.

(2) Primarily includes government of India securities and to a much smaller extent, corporate debt securities and equity securities.

     Our total assets increased 11.5% to Rs. 2,077.4 billion (US$ 47.3 billion) at September 30, 2005 compared to Rs. 1,863.4 billion (US$ 42.4 billion) at year-end fiscal 2005, primarily due to an increase in loans, securities and other assets.

     Our net loans increased 17.0% to Rs. 1,170.1 billion (US$ 26.6 billion) at September 30, 2005 compared to Rs. 999.9 billion (US$ 22.8 billion) at year-end fiscal 2005. Gross consumer loans and credit card receivables increased 25.8% to Rs. 668.3 billion (US$ 15.2 billion) at September 30, 2005 from Rs. 531.2 billion (US$ 12.1 billion) at year-end fiscal 2005 in accordance with our strategy to grow our retail asset portfolio.

     Securities, excluding venture capital investments increased 15.3% to Rs.
434.7 billion (US$ 9.9 billion) at September 30, 2005 from Rs. 377.0 billion (US$ 8.6 billion) at year-end fiscal 2005 primarily due to increase in our investments in government securities. Venture capital investments declined 47.2% to Rs. 2.1 billion (US$ 47 million) at September 30, 2005 compared to year-end fiscal 2005 primarily due to sale of investments. Cash, cash equivalents and trading account assets decreased 8.9% to Rs. 210.7 billion (US$ 4.8 billion) at September 30, 2005 from Rs. 231.2 billion (US$ 5.3 billion) at year-end fiscal 2005.

     Investment in affiliates increased to Rs. 5.1 billion (US$ 115 million) at September 30, 2005 from Rs. 4.7 billion (US$ 108 million) at year-end fiscal 2005 primarily due to additional infusion of equity capital into ICICI Prudential Life Insurance Company Limited. Property and equipment increased to Rs. 26.7 billion (US$ 608 million) at September 30, 2005 from Rs. 26.1 billion (US$ 593 million) at year-end fiscal 2005 primarily due to increase in our operations.

     Other assets increased 5.5% to Rs. 154.6 billion (US$ 3.5 billion) at September 30, 2005 from Rs. 146.6 billion (US$ 3.3 billion) at year-end fiscal 2005. At September 30, 2005, other assets included deferred tax asset of Rs. 8.4 billion (US$ 191 million), intangible assets (including goodwill) of Rs. 12.0 billion (US$ 274 million) and Rs. 3.4 billion (US$ 76 million) of assets held for sale, which were primarily acquired through foreclosure of loans.

     Liabilities and Stockholders' Equity

     The following table sets forth, at the dates indicated, the principal components of liabilities and stockholders' equity.

                                                                                                      September/
                                                                      September 30,   September 30,     March
                                                    March 31, 2005,       2005,             2005,      % change
                                                    ---------------   -------------   -------------   ----------
                                                                     (in millions, except percentages)
Deposits....................................        Rs.   1,016,534   Rs. 1,226,463    US$   27,912         20.7%
Trading account liabilities.................                 24,258          20,880             475        (13.9)
Short-term borrowings.......................                 91,951         110,317           2,511         20.0
Acceptances.................................                 74,116          73,522           1,673         (0.8)
Long-term debt:
   Rupee....................................                284,979         267,245           6,082         (6.2)
   Foreign currency.........................                 82,520          90,218           2,053          9.3
                                                    ---------------   -------------    ------------    ---------
Total long-term debt........................                367,499         357,443           8,135         (2.7)
Other liabilities...........................                140,096         134,622           3,064         (3.9)
Taxes and dividends payable.................                 17,885          16,080             366        (10.1)
Redeemable preferred stock(1)...............                  1,044           1,099              25          5.3
Total liabilities...........................              1,733,383       1,940,426          44,161         11.9
Minority interest...........................                  2,068           5,893             134        185.0
Stockholders' equity........................                127,996         131,116           2,984          2.4
                                                    ---------------   -------------    ------------    ---------
Total liabilities and stockholders'
   equity...................................        Rs.   1,863,447   Rs. 2,077,435    US$   47,279         11.5
                                                    ===============   =============    ============    =========

-------------------
(1) In line with the existing regulatory requirements in India, preferred stock issued by ICICI needed to be compulsorily redeemed within a specified time period. Accordingly, all series of preferred stock issued by ICICI were redeemable in accordance with the terms of the issue.

     Deposits increased by 20.7% to Rs. 1,226.5 billion (US$ 27.9 billion) at September 30, 2005 from Rs. 1,016.5 billion (US$ 23.1 billion) at year-end fiscal 2005. This significant growth in deposits was primarily achieved through increased focus on retail and corporate customers by offering a wide range of products designed to meet varied individual and corporate needs and leveraging on our network of branches, extension counters and ATMs. Our long-term debt decreased 2.7% to Rs. 357.4 billion (US$ 8.1 billion) at September 30, 2005 from Rs. 367.5 billion (US$ 8.4 billion) at year-end fiscal 2005 primarily due to 6.2% decrease in long-term rupee debt, offset, in part, by 9.3% increase in long-term foreign currency debt. Our short-term borrowings increased 20.0% to Rs. 110.3 billion (US$ 2.5 billion) at September 30, 2005 compared to Rs. 92.0 billion (US$ 2.1 billion) at year-end fiscal 2005. Trading account liabilities decreased to Rs. 20.9 billion (US$ 475 million) at September 30, 2005 compared to Rs. 24.3 billion (US$ 552 million) at year-end fiscal 2005. Taxes and dividends payable decreased 10.1% to Rs. 16.1 billion (US$ 366 million) at September 30, 2005 from Rs. 17.9 billion (US$ 407 million) at year-end fiscal 2005. The carrying amount of redeemable preferred stock increased to Rs. 1,099 million (US$ 25 million) at September 30, 2005 from Rs. 1,044 million (US$ 24 million) at year-end fiscal 2005. Minority interest increased to Rs. 5.9 billion (US$ 134 million) at September 30, 2005 from Rs. 2.1 billion (US$ 47 million) at year-end fiscal 2005 primarily due to step acquisition of ICICI Prudential Asset Management Company and reduction in our share in 3i Infotech Limited and certain variable interest entities. Stockholders' equity increased 2.4% at September 30, 2005 to Rs. 131.1 billion (US$ 3.0 billion) from Rs.
128.0 billion (US$ 2.9 billion) at year-end fiscal 2005.

Off Balance Sheet Items, Commitments and Contingencies

   Foreign Exchange and Derivative Contracts

     We enter into foreign exchange forwards, options, swaps and other derivative products to enable customers to transfer, modify or reduce their foreign exchange and interest rate risks and to manage our own interest rate and foreign exchange positions. These instruments are used to manage foreign exchange and interest rate risk relating to specific groups of on-balance sheet assets and liabilities. Since adoption of SFAS No. 133 and SFAS No. 138 effective April 1, 2001, all derivatives have been recorded as assets or liabilities on the balance sheet at their respective fair values with unrealized gains or losses recorded either in accumulated other comprehensive income or in the statement of income, depending on the purpose for which the derivative is held. Derivatives that do not meet the criteria for designation as a hedge under SFAS No. 133 at inception, or fail to meet the criteria thereafter, are accounted for in "Other assets" with changes in fair value recorded in the statement of income.

     The following table sets forth, at the dates indicated, the notional amount of derivative contracts.

                                          Notional principal amounts                      Balance sheet credit exposure(1)
                         ---------------------------------------------------------   ---------------------------------------------
                                 At March 31,                At September 30,           At March 31,           At September 30,
                         ----------------------------  ---------------------------   --------------------    ---------------------
                             2004            2005          2005           2005        2004       2005         2005         2005
                         -------------  -------------  -------------  ------------   ---------   --------    ----------  ---------
                                                                 (in millions)
Interest rate products:
Swap agreements......... Rs. 1,456,182  Rs. 1,352,576  Rs. 1,669,613  US$   37,998   Rs. 1,552   Rs.  582    Rs.  (834)  US$   (19)
Others..................        43,073        479,098        404,467         9,205          43         (6)        (168)         (4)
                         -------------  -------------  -------------  ------------   ---------   --------    ----------  ---------
Total interest rate
   products............. Rs. 1,499,255  Rs. 1,831,674  Rs. 2,074,080  US$   47,203   Rs. 1,595   Rs.  576    Rs.(1,002)  US$   (23)
                         =============  =============  =============  ============   =========   ========    ==========  =========
Foreign exchange
   products:
Forward contracts....... Rs.   620,415   Rs.  867,644  Rs.   937,093  US$   21,327   Rs.   398   Rs. (222)   Rs.  (534)  US$   (12)
Swap agreements.........        46,724         97,496        126,817         2,886         263      1,830        2,715          62
Others..................        44,401              -          6,641           151        (345)         -            4           -
                         -------------  -------------  -------------  ------------   ---------   --------    ----------  ---------
Total foreign exchange
   products............. Rs.   711,540   Rs.  965,140  Rs 1,070,551   US$   24,364   Rs.   316   Rs.1,608    Rs. 2,185   US$    50
                         =============  =============  =============  ============   =========   ========    ==========  =========

-------------------
(1) Denotes the mark-to-market impact of the derivative and foreign exchange products on the reporting date.

     The significant increase in the volumes of interest rates swaps and foreign exchange forward contracts was primarily due to increased transactions carried out by us on behalf of our customers and growth in the market for such products.

     An interest rate swap does not entail exchange of notional principal and the cash flow arises on account of the difference between the interest rate pay and receive legs of the swap which is generally much lower than the notional principal of the swap. A large proportion of interest rate swaps, currency swaps and forward exchange contracts are on account of market making which involves providing regular two-way prices to customers or inter-bank counter-parties. This results in generation of a higher number of outstanding transactions, and hence a large value of gross notional principal of the portfolio. For example, if a transaction entered into with a customer is covered by an exactly opposite transaction entered into with another counter-party, the net market risk of the two transactions will be zero whereas, the notional principle of the portfolio will be the sum of both the transactions.

   Securitization

     We primarily securitize commercial loans through "pass-through" securitizations. In the six-month period ended September 30, 2005, we securitized loans and credit substitutes which resulted in gains of Rs. 2.4 billion (US$ 56 million) compared to Rs. 2.7 billion (US$ 62 million) in the six-month period ended September 30, 2004. The gains are reported as a component of gain on sale of loans and credit substitutes. After the securitization, we generally continue to maintain customer account relationships and service loans transferred to the securitization trust. The securitizations are either with or without recourse. In certain cases, we may enter into derivative transactions such as written put options and interest rate swaps with the transferees. In certain cases, we write put options, which require us to purchase, upon request of the holders, securities issued in certain securitization transactions. The put options seek to provide liquidity to holders of such instruments. If exercised, we are obligated to purchase the securities at the pre-determined exercise price.

   Variable Interest Entities

     We have transferred certain impaired loans to borrower specific funds/trusts managed by an asset reconstruction company set up under the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002 and guidelines issued by the Reserve Bank of India. The trusts/funds (which are separate legal entities) issued security receipts to us and other transferors as consideration for the transaction. Certain transfers did not qualify for sale accounting under SFAS No. 140 and continue to be reflected as loans on our balance sheet. Other transfers qualified for sale accounting but were impacted by FIN 46/FIN 46R. We have consolidated entities in which we are the primary beneficiary at September 30, 2005. Funds/trusts which are VIEs but in which we are not the primary beneficiary have not been consolidated.

     Our venture capital subsidiary is accounted for pursuant to specialized industry guidance applicable to investment companies. Pursuant to this guidance investment holdings are accounted for at estimated fair value irrespective of the level of equity ownership. Some of these investment holdings may be deemed to be VIEs as defined in FIN 46R. The FASB permitted non-registered investment companies to defer consolidation of VIEs in which they are involved until the proposed Statement of Position on the clarification of the scope of the Investment Company Audit Guide is finalized. Following issuance of the Statement of Position, the FASB will consider further modification to FIN 46R to provide an exception for companies that qualify to apply the revised Audit Guide. We applied this deferral provision and did not consolidate additional assets in potential VIEs in which we are involved at September 30, 2005. Following issuance of the revised Audit Guide and further modification, if any, to FIN 46R, we will assess the effect of such guidance on our venture capital subsidiary.

   Loan Commitments

     We have outstanding undrawn commitments to provide loans and financing to customers. These loan commitments aggregated Rs. 75.7 billion (US$ 1.7 billion) at September 30, 2005. The interest rate on these commitments is dependent on the lending rates on the date of the loan disbursement. Further, the commitments have fixed expiration dates and are contingent upon the borrower's ability to maintain specific credit standards.

   Capital Commitments

     We are obligated under a number of capital contracts. Capital contracts are job orders of a capital nature, which have been committed. Estimated amounts of contracts remaining to be executed on capital account aggregated Rs. 1.8 billion (US$ 42 million) at September 30, 2005 compared to Rs. 604 million (US$ 14 million) at year-end fiscal 2005 signifying the unpaid amount for acquisition of fixed assets as per contracts entered into with suppliers.

   Operating Lease Commitments

     We have commitments under long-term operating leases principally for premises. The following table sets forth, a summary of future minimum lease rental commitments at September 30, 2005, for non-cancelable leases.

        Lease rental commitments for period/year ended March 31,   (in millions)
   -------------------------------------------------------------   -------------
   2006.........................................................   Rs.       536
   2007.........................................................             890
   2008.........................................................             849
   2009.........................................................             784
   2010.........................................................             744
   2011.........................................................             708
   Thereafter...................................................           2,272
                                                                   -------------
   Total minimum lease commitments..............................   Rs.     6,783
                                                                   =============

   Guarantees

     As a part of our financing activities, we issue guarantees to enhance the credit standing of our customers. The guarantees are generally for a period not exceeding 10 years. The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. We have the same appraisal process for guarantees as that for any other loan product. Guarantees increased by 10.0% to Rs. 176.5 billion
(US$ 4.0 billion) at September 30, 2005 from Rs. 160.5 billion (US$ 3.7 billion) at year-end fiscal 2005.

     The following table sets forth, at the dates indicated, guarantees outstanding.

                                                                                      September/
                                                At September 30,  At September 30,      March
                            At March 31, 2005          2005              2005          % change
                            -----------------   ---------------   ----------------   -----------
                                                 (in millions, except percentages)
Financial guarantees(1)....    Rs.    60,672      Rs.    59,533    US$       1,355         (1.9)%
Performance guarantees(2)..           99,808            116,992              2,662         17.2
                               -------------      -------------    ---------------       ------
Total guarantees...........    Rs.   160,480      Rs.   176,525    US$       4,017         10.0%
                               =============      =============    ===============       ======

--------------------
(1) Consists of instruments guaranteeing the timely contractual payment of loan obligations, primarily to foreign lenders on behalf of project companies.

(2) Consists of instruments guaranteeing the performance by a company of an obligation, such as exports.

     The following table sets forth contractual obligations on long-term debt and operating lease at September 30, 2005.

                                                                 Payments due by period
                                          -------------------------------------------------------------------
                                                                         Between      Between
                                                                       April 2006    April 2009
                                                        Up to March       and          and        From April
         Contractual Obligations               Total        2006       March 2009    March 2011  2011 onwards
-------------------------------------------------------------------------------------------------------------
                                                                      (in millions)
Long-term debt obligations.........       Rs. 358,123   Rs.  37,686    Rs. 171,190  Rs.  74,310   Rs.  74,937
Operating lease obligations........             6,783           536          2,523        1,452         2,272
                                          -----------   -----------    -----------  -----------   -----------
Total..............................       Rs. 364,906   Rs.  38,222    Rs. 173,713  Rs.  75,762   Rs.  77,209
                                          ===========   ===========    ===========  ===========   ===========

     The following table sets forth contractual obligations on guarantees at the six-month period ended September 30, 2005.

                                                                 Payments due by period
                                          -------------------------------------------------------------------
                                                         Less than                                 More than
        Contractual Obligations             Total          1 year       1-3 years    3-5 years      5 years
                                          -----------   -----------    -----------  -----------   -----------
                                                                     (in millions)
Guarantees
    Financial guarantees............      Rs.  59,533   Rs.  32,231    Rs.  12,601  Rs.   6,920   Rs.   7,781
    Performance guarantees..........          116,992        45,872         46,320       18,475         6,325
                                          -----------   -----------    -----------  -----------   -----------
Total...............................      Rs. 176,525   Rs.  78,103    Rs.  58,921  Rs.  25,395   Rs.  14,106
                                          ===========   ===========    ===========  ===========   ===========

Capital Resources

     ICICI Bank is subject to the capital adequacy requirements of the Reserve Bank of India, which are primarily based on the capital adequacy accord reached by the Basel Committee of Banking Supervision, Bank of International Settlements in 1988. ICICI Bank is required to maintain a minimum ratio of total capital to risk adjusted assets of 9.0%, at least half of which must be Tier 1 capital.

     At September 30, 2005, ICICI Bank's capital adequacy ratio calculated in accordance with the Reserve Bank of India guidelines and based on its unconsolidated financial statements prepared in accordance with Indian GAAP was 11.5%. Using the same basis of calculation, at September 30, 2005, ICICI Bank's Tier 1 capital adequacy ratio was 7.2% and its Tier 2 capital adequacy ratio was 4.3%.

     The following table sets forth, at the dates indicated, risk-based capital, risk-weighted assets and risk-based capital adequacy ratios computed in accordance with the applicable Reserve Bank of India guidelines and based on ICICI Bank's unconsolidated financial statements prepared in accordance with Indian GAAP.

                                                  At September 30, 2005
                                            ---------------------------------
                                            (in millions, except percentages)
Tier 1 capital...........................   Rs.    108,318     US$      2,465
Tier 2 capital...........................           64,120              1,459
                                            --------------     --------------
Total capital............................   Rs.    172,438     US$      3,924
                                            ==============     ==============
On- balance sheet risk weighted assets...   Rs.  1,251,431     US$     28,481
Off-balance sheet risk weighted assets...          212,844              4,844
Risk weighted assets on trading book                32,141                731
                                            ==============     ==============
Total risk weighted assets...............   Rs.  1,496,416     US$     34,056
                                            ==============     ==============
Tier 1 capital adequacy ratio............             7.2%
Tier 2 capital adequacy ratio............             4.3
                                            --------------
Total capital adequacy ratio.............            11.5%
                                            --------------

     The principal off-balance sheet items for ICICI Bank were loan commitments, guarantees, put options and lease and capital commitments. ICICI Bank entered into these arrangements for normal business purposes. See "Operating and Financial Review and Prospects - Off Balance Sheet Items, Commitments and Contingencies" included elsewhere in this prospectus. Capital was provided for these items based on the existing capital adequacy guidelines of the Reserve Bank of India. See "Supervision and Regulation - Reserve Bank of India Regulations - Capital Adequacy Requirements" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus. Lease commitments were not expected to materially affect capital requirements. ICICI Bank provides capital on the put options outstanding and forward contracts and derivatives contracts outstanding at September 30, 2005 as per existing capital adequacy guidelines of the Reserve Bank of India.

Liquidity Risk

     Liquidity risk arises in the funding of lending, trading and investment activities and in the management of trading positions. It includes both the risk of unexpected increases in the cost of funding an asset portfolio at appropriate maturities and the risk of being unable to liquidate a position in a timely manner at a reasonable price. The goal of liquidity management is to be able, even under adverse conditions, to meet all liability repayments on time and fund all investment opportunities.

     We maintain diverse sources of liquidity to facilitate flexibility in meeting funding requirements. Incremental operations are principally funded by accepting deposits from retail and corporate depositors. The deposits are augmented by borrowings in the short-term inter-bank market and through the issuance of bonds. Loan maturities and sale of investments also provide liquidity. Most of the funds raised are used to extend loans or purchase securities. Generally, deposits are of a shorter average maturity than loans or investments.

     Most of our incremental funding requirements, including replacement of maturing liabilities of ICICI which generally had longer maturities, are met through short-term funding sources, primarily in the form of deposits including inter-bank deposits. However, a large portion of our assets, primarily the assets of ICICI and our home loan portfolio, have medium or long-term maturities, creating a potential for funding mismatches. We actively monitor our liquidity position and attempt to maintain adequate liquidity at all times to meet all requirements of all depositors and bondholders, while also meeting the requirement of lending groups. From time to time, we may buy back some of our outstanding bonds at our discretion in the open market or in privately negotiated transactions depending on market conditions, interest rates and other factors. We seek to establish a continuous information flow and an active dialogue between the funding and borrowing divisions of the organization to enable optimal liquidity management. A separate group is responsible for liquidity management.

     Another source of liquidity risk is the put options written by us on the loans, which we have securitized. These options are binding on us and require us to purchase, upon request of the holders, securities issued in such securitized transactions. The options seek to provide liquidity to the security holders. If exercised, we will be obligated to purchase the securities at the pre-determined exercise price. All put options were out-of-the-money for the holders.

     Under the Reserve Bank of India's statutory liquidity ratio requirement, we are required to maintain 25.0% of our total demand and time liabilities by way of approved securities, such as government of India securities and state government securities. We maintain the statutory liquidity ratio through a portfolio of government of India securities that we actively manage to optimize the yield and benefit from price movements. Until September 17, 2004, under the Reserve Bank of India's cash reserve ratio requirements, we were required to maintain 4.5% of our demand and time liabilities in a current account with the Reserve Bank of India. The Reserve Bank of India increased the cash reserve ratio to 5.0% in two stages (4.75% effective September 18, 2004 and 5.0% effective October 2, 2004).

     We also have recourse to the liquidity adjustment facility and the refinance window, which are short-term funding arrangements provided by the Reserve Bank of India. We maintain a substantial portfolio of liquid high quality securities that may be sold on an immediate basis to meet our liquidity needs.

     We also have the option of managing liquidity by borrowing in the inter-bank market on a short-term basis. The overnight market which is a significant part of the inter-bank market, is susceptible to volatile interest rates. These interest rates on certain occasions, have touched historical highs of 100.0% and above. To curtail reliance on such volatile funding, our liquidity management policy has stipulated daily limits for borrowing and lending in this market. The limit on daily borrowing is more stringent than the limit set by the Reserve Bank of India. ICICI Securities, like us, relies for a certain proportion of its funding on the inter-bank market for overnight money and is therefore also exposed to similar risk of volatile interest rates.

     We are required to submit gap analysis on a monthly basis to the Reserve Bank of India. Pursuant to the Reserve Bank of India guidelines, the liquidity gap (if negative) must not exceed 20.0% of outflows in the 1-14 day and the 15-28 day time category. We prepare fortnightly maturity gap analysis to review our liquidity position. Static gap analysis is also supplemented by a dynamic analysis for the short-term, to enable the liability raising units to have a fair estimate of the short-term funding requirements. In addition, we also monitor certain liquidity ratios on a fortnightly basis.

     Our bonds are rated AAA by two Indian credit rating agencies, ICRA Limited and Credit Analysis & Research Limited. Our term deposits are rated AAA by ICRA Limited. Our long-term foreign currency borrowings are rated Baa3 by Moody's Investors Service and BB+ by Standard and Poor's. Our short-term foreign currency ratings are Ba2/ Not Prime by Moody's Investors Service and B by Standard and Poor's. The outlook from Standard and Poor is stable. Moody's has a positive outlook on our Baa3 foreign currency senior debt rating, a stable outlook on our Baa3 subordinated debt rating and also a stable outlook on our Ba2 ratings on foreign currency deposits. Any downgrade in these credit ratings, or any adverse change in these ratings relative to other banks and financial intermediaries, could adversely impact our ability to raise resources to meet our funding requirements, which in turn could adversely impact our liquidity position.

Capital Expenditure

     The following tables set forth, for the periods indicated, certain information related to capital expenditure by category of fixed assets.

                                                 Six- month period ended September 30, 2005
                           ---------------------------------------------------------------------------------
                              Cost at
                             March 31,    Additions/     Deletions/                       Net assets at
                               2005        transfers     transfers    Depreciation     September 30, 2005
                           ------------   -----------   -----------   ------------   -----------------------
                                                              (in millions)
 Land...................... Rs.   1,648   Rs.       4   Rs.     (30)   Rs.     268   Rs.   1,354   US$    31
 Buildings.................      14,555         1,025          (816)         2,108        12,656         288
 Equipment, furniture and
    others.................      21,101         2,694          (138)        12,325        11,332         258
 Construction in progress..       1,237           562          (439)             7         1,353          31
                           ------------   -----------   -----------    -----------   -----------   ---------
 Total..................... Rs.  38,541   Rs.   4,285   Rs.  (1,423)   Rs.  14,708   Rs.  26,695   US$   608
                           ============   ===========   ===========    ===========   ===========   =========

     Our capital expenditure on property and equipment was Rs. 4.3 billion (US$ 98 million) for the six-month period ended September 30, 2005. Capital expenditure of Rs. 2.7 billion (US$ 61 million) on equipment, furniture and others included Rs. 1.2 billion (US$ 27 million) on computers and software.

Significant Changes

     Except as stated in this prospectus, no significant changes have occurred to our business since the date of the interim consolidated financial statements as of September 30, 2005, contained in this prospectus.

Segment Revenues and Assets

     Subsequent to the amalgamation, the composition of our operating segments has changed. Our operations are now classified into the following segments: commercial banking segment, investment banking segment and others. Segment data for previous periods has been reclassified on a comparable basis.

     The commercial banking segment provides medium-term and long-term project and infrastructure financing, securitization, factoring, lease financing, working capital finance and foreign exchange services to clients. Further, it provides deposit and loan products to retail customers. The investment banking segment includes ICICI Bank's treasury operations and the operations of ICICI Securities, and deals in the debt, equity and money markets and provides corporate advisory products such as mergers and acquisition advice, loan syndication advice and issue management services. Others consist of various operating segments that do not meet the requirements to be reported as an individual reportable segment as defined in SFAS No. 131 on Disclosure about Segments of an Enterprise and Related Information.

     Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The chief operating decision maker evaluates performance and allocates resources based on an analysis of various performance indicators for each of the above reportable segments. Components of profit and loss are evaluated for commercial banking and investment banking segments. Further, the chief operating decision maker specifically reviews assets of our retail loan operations, which are part of the commercial banking segment. The segment-wise information presented below is consistent with the management reporting.

   Commercial Banking Segment

     Net income of the commercial banking segment increased by 91.6% to Rs. 6.4 billion (US$ 146 million) for the six-month period ended September 30, 2005 from Rs. 3.3 billion (US$ 76 million) for the six-month period ended
September 30, 2004, primarily due to an increase in net interest income by Rs.
5.9 billion (US$ 134 million) and non-interest income by Rs. 4.5 billion
(US$ 102 million) for the six-month period ended September 30, 2005 as compared to the six-month period ended September 30, 2004.

     Provisions for loan losses increased by 31.5% to Rs. 5.8 billion (US$ 131 million) for the six-month period ended September 30, 2005 from Rs. 4.4 billion (US$ 100 million) for the six-month period ended September 30, 2004 primarily due to increase in provisions on consumer loans and credit card receivables. Non-interest income increased by 44.8% to Rs. 14.4 billion (US$ 328 million) for the six-month period ended September 30, 2005 from Rs. 10.0 billion (US$ 227 million) for the six-month period ended September 30, 2004. The large increase was primarily due to growth in retail liability product income like account servicing charges and transaction banking fee income from small enterprises, as well as an increase in transaction banking and other fee income from corporate banking. Net interest income increased 57.0% to Rs. 16.2 billion (US$ 368 million) for the six-month period ended September 30, 2005 from Rs.
10.3 billion (US$ 234 million) for the six-month period ended September 30, 2004, primarily due to an increase in interest income on advances. Non-interest expense increased 35.1% to Rs. 15.5 billion (US$ 353 million) for the six-month period ended September 30, 2005 from Rs. 11.5 billion (US$ 261 million) for the six-month period ended September 30, 2004 primarily due to an increase in salary and other administration expenses.

   Investment Banking Segment

     Net income for the investment banking segment increased to Rs. 1.9 billion (US$ 43 million) for the six-month period ended September 30, 2005 compared to a loss of Rs. 100 million (US$ 2.3 million) for the six-month period ended September 30, 2004 primarily due to an increase in trading account revenue and an increase in gains from securities transactions offset by an increase in net interest expense. Trading account revenue and gains on securities transactions increased to Rs. 6.8 billion (US$ 155 million) for the six-month period ended September 30, 2005 from Rs. 1.7 billion (US$ 38 million) for the six-month period ended September 30, 2004 primarily due to capital gains realized on sale of equity investments as we capitalized on the opportunities created by the buoyant capital markets. This level of trading profits and capital gains is the result of the specific market conditions and investors should be aware that such gains may not be repeated in future periods.

     Net interest expense increased to Rs. 2.5 billion (US$ 57 million) for the six-month period ended September 30, 2005 from Rs. 221 million (US$ 5 million) for the six-month period ended September 30, 2004 primarily due to an increase in interest expense on trading account liabilities and other short term borrowings. Non-interest expense increased 33.3% to Rs.2.3 billion (US$ 53 million) for the six-month period ended September 30, 2005 from Rs. 1.7 billion (US$ 40 million) for the six-month period ended September 30, 2004 primarily due to an increase in payments to and provisions for employees and other administrative expenses.

Related Party Transactions

     We conduct transactions with our related parties. The following represent the significant transactions between us and such related parties:

     Insurance Services

     During the six-month period ended September 30, 2005, we paid insurance premium amounting to Rs. 34 million (US$ 1 million) to ICICI Prudential Life Insurance Company compared to Rs. 0.17 million (US$ 3,809) for six-month period ended September 30, 2004 and Rs. 231 million (US$ 5 million) to ICICI Lombard General Insurance Company compared to Rs. 58 million (US$ 1 million) for the six-month period ended September 30, 2004. We received insurance claims totaling to Rs. 5 million (US$ 107,533) from ICICI Prudential Life Insurance Company compared to no insurance claims during six-month period ended September 30, 2004 and Rs. 37 million

(US$ 1 million) from ICICI Lombard General Insurance Company compared to Rs. 11 million (US$ 247,634) during six-month period ended September 30, 2004.

     Referral Fees

     During the six-month period ended September 30, 2005 we received referral fees amounting to Rs. 240 million (US$ 5 million) from ICICI Prudential Life Insurance Company compared to Rs. 95 million (US$ 2 million) for the six-month period ended September 30, 2004 and Rs. 282 million (US$ 6 million) from ICICI Lombard General Insurance Company compared to Rs. 75 million (US$
2 million) for the six-month period ended September 30, 2004.

     Lease of Premises and Facilities

     During the six-month period ended September 30, 2005, we received Rs. 73 million (US$ 2 million) for lease of premises, facilities and other administrative costs from ICICI Prudential Life Insurance Company compared to Rs. 78 million (US$ 2 million) for the six-month period ended September 30, 2004 and Rs. 70 million (US$ 2 million) from ICICI Lombard General Insurance Company compared to Rs. 49 million (US$ 1 million) for the six-month period ended September 30, 2004.

     Secondment of Employees

     During the six-month period ended September 30, 2005, we received Rs. 0.37 million (US$ 8,479) for seconded employees from ICICI Prudential Life
Insurance Company compared to Rs. 0.33 million (US$ 7,470) for the six-month period ended September 30, 2004 and Rs. 2 million (US$ 35,518) from ICICI Lombard General Insurance Company compared to Rs. 7 million (US$ 152,222) for the six-month period ended September 30, 2004.

     Asset Management Services

     During the six-month period ended September 30, 2005, we provided asset management services to TCW / ICICI Investment Partners LLC and earned fees of Rs. 2 million (US$ 49,000) compared to Rs. 0.03 million (US$ 736) for the six-month period ended September 30, 2004.

     Deposits and Borrowings

     During the six-month period ended September 30, 2005, we paid interest on bonds/deposits/call borrowings amounting to Rs. 8 million (US$ 186,298) to ICICI Prudential Life Insurance Company compared to Rs. 3 million (US$
74,836) for the six-month period ended September 30, 2004 and Rs. 3 million (US$ 66,118) to ICICI Lombard General Insurance Company compared to Rs. 2 million (US$ 53,094) for the six-month period ended September 30, 2004.

     Interest and Dividend

     During the six-month period ended September 30, 2005, we received interest on loans amounting to Rs. 6 million (US$ 125,390) from ICICI Prudential Life Insurance Company compared to no interest on loans for the six-month period ended September 30, 2004 and Rs. 1 million (US$ 16,773) from ICICI Lombard General Insurance Company compared to no interest on loans for the six-month period ended September 30, 2004 and we received dividend amounting to Rs. 81 million (US$ 2 million) from ICICI Lombard General Insurance Company compared to Rs. 81 million (US$ 2 million) for the six-month period ended September
30, 2004.

     Employee Loans

     We have advanced housing, vehicle and general-purpose loans to our employees, bearing interest ranging from 2.5% to 3.5%. The tenure of these loans range from 10 years to 25 years. The loans are generally secured by the assets acquired by the employees. Employee loan balances outstanding as of September 30, 2005 was Rs. 4.9 billion (US$ 112 million).

     Purchase of Investments

     During the six-month period ended September 30, 2005, we purchased investments amounting to Rs. 1.0 billion (US$ 22 million) from ICICI Prudential Life Insurance Company compared to Rs. 442 million (US$ 10 million) during the six-month period ended September 30, 2004 and Rs. 397 million (US$ 9 million) from ICICI Lombard General Insurance Company compared to Rs. 50 million (US$ 1 million) during the six-month period ended September 30, 2004.

     Sale of Investments

     During the six-month period ended September 30, 2005, we sold investments amounting to Rs. 3 billion (US$ 75 million) to ICICI Prudential Life
Insurance Company compared to Rs. 1 billion (US$ 30 million) during the six-month period ended September 30, 2004 and Rs. 279 million (US$ 6 million) to ICICI Lombard General Insurance Company compared to Rs. 13 million (US$ 299,545) during the six-month period ended September 30, 2004. We accounted gain of Rs. 11 million (US$ 244,576) on sale made to ICICI Prudential Life Insurance Company compared to Rs. 0.27 million (US$ 6,194) during the six-month period ended September 30, 2004 and gain of Rs. 3 million (US$ 74,981) on sale made to ICICI Lombard General Insurance Company compared to loss of Rs. 0.35 million (US$ 8,029) during the six-month period ended September 30, 2004.

     Custodial Charges

     During the six-month period ended September 30, 2005, we received custodial charges amounting to Rs. 3 million (US$ 58,421) from ICICI Lombard General Insurance Company compared to Rs. 2 million (US$ 49,074) for the six-month period ended September 30, 2004.

     Related Party Balances

     The following balances payable to/receivable from related parties are included in the balance sheet:

                                                       At September 30, 2005
                                                   -----------------------------
                                                         (in millions)
Loans............................................  Rs.      3    US$    0.08
Other assets.....................................         212              5
Deposits.........................................       1,940             44
Other liabilities................................        0.14          0.003

Critical Accounting Policies

     In order to understand our financial condition and results of operations, it is important to understand our significant accounting policies and the extent to which we use judgments and estimates in applying those policies. Our accounting and reporting policies are in accordance with US GAAP and conform to standard accounting practices relevant to our products and services and the businesses in which we operate. US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported income and expenses during the reported period. Accordingly, we use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation.

     We have identified three critical accounting policies, based on the judgments and estimates required in the application of these policies. These include valuation of securities and accounting for derivative transactions and hedging activities, allowance for loan losses and accounting for securitization transactions. Additional information about these policies can be found in Note 1 to our interim unaudited condensed consolidated financial statements. The statements below contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements."

     Allowance for loan losses

     The allowance for loan losses represents management's estimate of probable losses inherent in the portfolio. We have developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect our careful evaluation of credit risk considering all information available to us. In developing this assessment, we must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

     Larger balance, non-homogenous exposures representing significant individual credit exposures are evaluated based upon the borrower's overall financial condition, resources and payment record and the realizable value of any collateral. Loans identified as trouble debt restructuring or other impaired with a balance of Rs. 100 million and above are individually reviewed and an allowance is determined based on the difference between the loan's carrying value and the loan's fair value. Fair value is based on either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, less disposal costs, if the loan is collateral dependent. No other allowance is provided on impaired loans that are individually reviewed.

     Each portfolio of smaller-balance, homogenous loans, including consumer loans and credit card receivables, is evaluated for impairment. The allowance for loan losses attributed to these loans is established by a process that includes an estimate of probable losses inherent in the portfolio. These include historical delinquency and credit loss experience and current trends and conditions.

     These evaluation processes are subject to numerous estimates and judgments. The use of different estimates or assumptions could produce different results. We regularly monitor qualitative and quantitative trends in the loan portfolio, including changes in the levels of restructured loans and other impaired loans. The distribution of the allowance as described above does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses.

     Valuation of Securities and Accounting for Derivatives Transactions and Hedging Activities

     Our securities are classified into available for sale securities, trading securities, venture capital investments and non-readily marketable securities. The classification into available for sale and trading securities is based on management's intention at the time of purchase. We no longer classify investments in debt securities as held to maturity, due to sale of certain held to maturity securities in fiscal 2002 by ICICI for reasons other than those specified in SFAS No. 115. Further, we offer derivative products to our customers to transfer, modify or reduce their foreign exchange and interest rate risks and to manage our own interest rate and foreign exchange positions. The derivatives market in India is evolving and our derivative volumes have increased significantly since the amalgamation.

     The fair values of quoted securities are determined based on market prices. The fair value of securities for which quoted market prices are not available is estimated as follows:

     o The fair value of unquoted government of India securities is estimated based on the yields to maturity of these securities published by certain agencies approved by the Reserve Bank of India.

     o The fair value of other unquoted securities and preference shares is computed based on the mark-up, based on the credit rating of the issuer by a credit rating agency, over the yields to maturity for government of India securities, as published by certain agencies approved by the Reserve Bank of India.

     o The fair values of investments in unquoted mutual fund units are estimated based on the latest repurchase price declared by the mutual fund in respect of each particular scheme. If the repurchase price is not available, the fair value is estimated based on the net asset values of the respective mutual fund scheme.

     o The fair values of certain derivative contracts are derived from pricing models that consider market and contractual prices for the underlying financial instruments, as well as the time value of money, the yield curve and any other volatility factors underlying the positions.

     Changes in values of available-for-sale securities are recognized net of taxes as a component of stockholders' equity, unless the value is impaired and the impairment is not considered to be temporary. Impairment losses that are not considered temporary are recognized in the income statement. We conduct regular reviews to assess whether other-than-temporary impairment exists. Changes in the fair values of trading account assets are recognized in the income statement.

     Equity securities, forming part of our securities portfolio, are considered as publicly traded if they have been actively traded on a securities exchange within six-month period prior to the relevant balance sheet date. The fair value of such securities is the last quoted price. Non-readily marketable equity securities are recorded at cost and a provision is made for other than temporary diminution. Equity securities acquired by conversion of loans in a troubled debt restructuring are stated at their fair values and accounted for in the same manner as equity investments acquired for cash.

     The fair values of publicly traded venture capital investments are generally based upon quoted market prices. In certain situations, including thinly traded securities, large block holdings, restricted shares or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities that are not publicly traded, fair value is determined in good faith pursuant to procedures established by the board of directors of the venture capital subsidiary. In determining the fair value of these securities, consideration is given to the financial conditions, operating results and prospects of the underlying companies, and any other factors deemed relevant. Since the valuations are inherently uncertain, these estimated values may differ significantly from the values that would have been used had a ready market for the investments existed. Changes in fair values of venture capital investments are recognized in the income statement.

     SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values with unrealized gains and losses recorded either in accumulated other comprehensive income or in the statement of income, depending on the purpose for which the derivative was held.

     We provide forward contracts to our customers for hedging their short-term exchange rate risk on foreign currency denominated receivables and payables. We generally provide this facility for a term of up to six-month period and occasionally up to 12 months. We also offer interest rate and currency swaps to our customers for hedging their medium and long-term risks due to interest rate and currency exchange rate movements. We offer these swaps for a period ranging from three to 10 years. We also hedge our own exchange rate risk related to our foreign currency trading portfolio with products from banking counterparties.

     At the inception of a hedge transaction, we formally document the hedge relationship and the risk management objective and strategy for undertaking the hedge. This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring effectiveness of the hedge. In addition, we assess both at the inception of the hedge and on an ongoing basis, whether the derivative used in the hedging transaction has been highly effective in offsetting changes in fair value or cash flows of the hedged item, and whether the derivative is expected to continue to be highly effective. Derivatives that do not meet the criteria for designation as a hedge under SFAS No. 133 at inception, or fail to meet the criteria thereafter, are accounted for in other assets with changes in fair value recorded in the statement of income.

     We discontinue hedge accounting prospectively when it is either determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction would occur; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

     Changes in the fixed income, equity, foreign exchange markets would impact our estimate of fair value in the future, potentially affecting principal trading revenues. Similarly, pricing models and their underlying assumptions impact the amount and timing of unrealized gains and losses recognized, and the use of different pricing models or assumptions could produce different financial results.

     Securitization

     We primarily securitize commercial loans through "pass-through" securitizations. After the securitization, we generally continue to maintain customer account relationships and service loans transferred to the securitization trust. Transfers that do not meet the criteria for a sale under SFAS No. 140, are required to be recorded as secured borrowings with a pledge of collateral, and such secured borrowings are required to be reported as a component of other borrowings. Recourse and servicing obligations and put options written are recorded as proceeds of the sale.

     Retained beneficial interests in the loans and servicing rights are measured by allocating the carrying value of the loans between the assets sold and the retained interest, based on the relative fair value at the date of the securitization. The fair values are determined using financial models or quoted market prices or sale value of similar assets.

     Financial models and their underlying assumptions relating to delinquency, prepayments, servicing costs and conversions from floating rate loans to fixed rate loans, impact the amount and timing of gains and losses recognized and the valuation of retained interests, and the use of different financial models or assumptions could produce different financial results.

Recently Issued Accounting Standards

     Accounting changes and error corrections


     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3", or SFAS 154. SFAS 154 replaces APB Opinion No. 20, "Accounting Changes", or APB 20, and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements for voluntary changes in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.


     QSPE status of certain Commercial Mortgage Securitization Structures


     We transfer commercial mortgage loans to trusts that issue various classes of securities backed by the commercial mortgage loans to investors, or CMBS. Those trusts are designed to be qualifying special purposes entities, or QSPE, as defined by Statement of Financial Accounting Standards No. 140 (FAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." We previously had analyzed the governing pooling and servicing agreements for the CMBS trusts to which it transfers loans, and believes that their terms are consistent with the criteria in FAS 140 for QSPE status. Recently, regulators and standard setters have had discussions with industry participants and accounting firms regarding whether certain provisions that are common in CMBS structures satisfy the stringent QSPE criteria in FAS 140. The regulators and standard setters are considering the need for clarifying guidance. If such future guidance results in a determination that the CMBS trusts are not QSPEs, our transfers may be required to be accounted for as collateralized borrowings instead of as sales. Also, if such future guidance is issued, we cannot predict what the transition provisions for implementing such guidance will be.


     Share based payment

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. SFAS No. 123(R) is generally applicable to all awards granted, modified or settled in the first annual reporting period under US GAAP that begins after June 15, 2005.

     Statement 123(R) permits public companies to adopt its requirements using one of two methods:

o A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

o A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or
     (b) prior interim periods of the year of adoption.

     The company plans to adopt Statement 123 using the modified-prospective method. As permitted by Statement 123, we currently account for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in our unaudited condensed consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

     Other-than-temporary impairments of securities


     In November 2003, the Financial Accounting Standards Board, or FASB, ratified a consensus on the disclosure provisions of Emerging Issues Task Force, or EITF, Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and other cost method investments are other-than-temporarily impaired. However, with the issuance of FASB Staff Position EITF 03-1-1, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments have been deferred pending reassessment by the FASB.


     The remaining provisions of this standard, which primarily relate to disclosure, have been applied to all investments accounted for in accordance with SFAS No. 115 and other cost method investments. We cannot determine the impact of EITF 03-1 until after the FASB completes its reassessment.

     Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

     Derivative Instruments and Hedging Activities

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Adoption of SFAS No. 149 did not have a material impact on our consolidated financial statements.

                            SELECTED STATISTICAL DATA

     You should read the following discussion and selected statistical data together with our unaudited interim consolidated financial statements included elsewhere in this prospectus and our audited consolidated financial statements and the section "Business" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus. The following discussion is based on our unaudited interim financial statements and our audited financial statements and accompanying notes, which have been prepared in accordance with US GAAP.

Funding

     Our funding operations are designed to ensure stability of funding, minimize funding costs and effectively manage liquidity. Since the amalgamation, our primary source of funding has been deposits raised from both retail and corporate customers. We also raise funds through short-term rupee borrowings and domestic or overseas bond offerings pursuant to specific regulatory approvals. Because ICICI was not allowed to raise banking deposits as a financial institution, its primary sources of funding prior to the amalgamation were retail bonds and rupee borrowings from a wide range of institutional investors. ICICI also raised funds through foreign currency borrowings from commercial banks and other multilateral institutions like the Asian Development Bank and the World Bank, which were guaranteed by the government of India.

     Our deposits constituted 63.2% of our total liabilities at September 30, 2005 compared to 58.6% of our total liabilities at year-end fiscal 2005. Our borrowings constituted 25.2% of our total liabilities at September 30, 2005 compared to 27.9% of our total liabilities at year-end fiscal 2005. Our borrowings increased to Rs. 488.6 billion (US$ 11.1 billion) at September 30, 2005 compared to Rs. 483.7 billion (US$ 11.0 billion) at year-end fiscal 2005.Our long-term debt decreased 2.7% to Rs. 357.4 billion (US$ 8.1 billion) at September 30, 2005 compared to Rs. 367.5 billion (US$ 8.4 billion) at year-end fiscal 2005. Our short-term borrowings and trading liabilities increased 12.9% to Rs. 131.2 billion (US$ 3.0 billion) at September 30, 2005 compared to short-term borrowings and trading liabilities of Rs. 116.2 billion (US$ 2.6 billion) at year-end fiscal 2005. Going forward, we will continue to repay our borrowings in accordance with their scheduled maturities and raise new funds primarily in the form of lower-cost deposits.

     Our deposits increased 20.7% to Rs. 1,226.5 billion (US$ 27.9 billion) at September 30, 2005 compared to Rs. 1,016.5 billion (US$ 23.1 billion) at year-end fiscal 2005. This significant growth in deposits was achieved primarily through increased focus on retail and corporate customers by offering a wide range of products designed to meet varied individual and corporate needs and leveraging on our network of branches, extension counters and ATMs.

     The following table sets forth, for the periods indicated, the average volume and average cost of deposits by type of deposit.

                                               Six-month period ended September 30, (1)
                                  ----------------------------------------------------------------
                                             2004                             2005
                                  ----------------------   ---------------------------------------
                                      Amount     Cost(2)        Amount           Amount    Cost(2)
                                  ------------   -------   -------------    ------------   -------
                                                    (in millions, except percentages)
Interest-bearing deposits:
   Savings deposits.............  Rs.   88,548      2.18%  Rs.   135,647    US$    3,087     2.35%
   Time deposits................       525,975      5.29         864,164          19,667     5.82
Non-interest-bearing deposits:
   Demand deposits..............        74,703         -          91,445           2,081        -
                                  ------------   -------   -------------    ------------   ------
Total deposits..................  Rs.  689,226      4.31%  Rs. 1,091,256    US$   24,835     4.90%
                                  ============   =======   =============    ============   ======

--------------------
(1) Average of quarterly balances at the end of March of the previous fiscal year and June and September for the six-month periods ended September 30, 2004 and September 30, 2005. The average cost for each of the six-month period ended September 30, 2004 and September 30, 2005 is annualized.

(2)  Represents interest expense divided by the average of quarterly balances.

     Our average deposits for the six-month period ended September 30, 2005 were Rs. 1,091.3 billion (US$ 24.8 billion) at an average cost of 4.9% compared to average deposits of Rs. 689.2 billion (US$ 15.7 billion) at an average cost of 4.3% for the six-month period ended September 30, 2004. Our average time deposits for the six-month period ended September 30, 2005 were Rs. 864.2 billion (US$ 19.7 billion) at an average cost of 5.8% compared to average time deposits of Rs. 526.0 billion (US$ 12.0 billion) for the six-month period ended September 30, 2004 at an average cost of 5.3%.

     The following table sets forth, at the date indicated, the maturity profile of deposits by type of deposit.

                                                     At September 30, 2005
                                  ---------------------------------------------------------
                                                  After one
                                                   year and
                                      Up to         within        After
                                    one year     three years    three years       Total
                                  -----------    ------------   -----------    -----------
                                                          (in millions)
Time deposits...................      723,523        181,499         30,393        935,415

--------------------
(1)  There is no contractual maturity for savings and demand deposits.

     The following table sets forth, for the periods indicated, average outstanding rupee borrowings based on quarterly balance sheets and by category of borrowing and the percentage composition by category of borrowing. The average cost (interest expense divided by average of quarterly balances) for each category of borrowings is provided in the footnotes. The average cost for the six-month periods ended September 30, 2005 and September 30, 2004 is annualized.

                                                 Six-month period ended September 30, (1)
                                  --------------------------------------------------------------------
                                              2004                               2005
                                  ---------------------------   --------------------------------------
                                                    (in millions, except percentages)
                                  --------------------------------------------------------------------
                                      Amount     % to total       Amount         Amount     % to total
                                  ------------   ----------   ------------   ------------   ----------
SLR bonds(2)....................  Rs.   14,815         4.1%   Rs.   14,815   US$      337         4.1%
Borrowings from Indian
   government(3)................         4,930          1.4          3,823             87         1.1
Other borrowings(4)(5)..........       340,853         94.5        341,601          7,774        94.8
                                  ------------   ----------   ------------   ------------   ---------
Total...........................       360,598        100.0%       360,239          8,198       100.0%
                                  ============   ==========   ============   ============   =========

--------------------
(1) Average of quarterly balances at the end of March of the previous fiscal year and June and September for each of the six-month periods ended September 30, 2004 and September 30, 2005.

(2) With an average cost of 11.66% for the six-month period ended September 30, 2005 and 11.24% for the six-month period ended September 30, 2004.

(3) With an average cost of 10.75% for the six-month period ended September 30, 2005 and 10.25% for the six-month period ended September 30, 2004.

(4) With an average cost of 8.64% for the six-month period ended September 30, 2005 and 8.76% for the six-month period ended September 30, 2004.

(5) Includes publicly and privately placed bonds, borrowings from institutions and wholesale deposits such as inter-corporate deposits, certificate of deposits and call borrowings.

     The following table sets forth, at the date indicated, the maturity profile of our rupee term deposits of Rs. 10 million (US$ 227,583) or more.

                                                              At September 30,
                                                 -----------------------------------------
                                                                                % of total
                                                              2005               deposits
                                                 ---------------------------    ----------
                                                    (in millions, except percentages)
Less than three months........................   Rs.  234,591   US$    5,339        19.4
Above three months and less than six months...        170,836          3,888        14.2
Above six months and less than 12 months......        175,751          4,000        14.6
More than 12 months...........................         41,100            935         3.4
                                                 ------------   ------------    ---------
Total deposits of Rs. 10 million and more.....   Rs.  622,278   US$   14,162        51.6
                                                 ============   ============    =========

     The following table sets forth, at the dates indicated, certain information related to short-term rupee borrowings, which consist of certificates of deposits, inter-corporate deposits and borrowings from government-owned companies, and trading liabilities.

                                                       At September 30,(1)
                                               --------------------------------
                                                   2004                   2005
                                               -------------       ------------
                                               (in millions, except percentages)
Period-end balance............................  Rs.   38,768       Rs.   98,370
Average balance during the period(2)..........        65,824             83,215
Maximum quarter-end balance...................        65,874             98,370
Average interest rate during the period(3)....          5.88%              5.92%
Average interest rate at period-end(4)........          5.33%              6.31%
--------------------
(1) Short-term borrowings include trading liabilities, such as borrowings in the call market and repurchase agreements.

(2) Average of quarterly balances at the end of March of the previous fiscal year and June and September for each of the six-month periods ended September 30, 2004 and September 30, 2005.

(3) Represents the ratio of interest expense on short-term borrowings to the average of quarterly balances of short-term borrowings. The average interest rate for the six-month periods ended September 30, 2004 and September 30, 2005 is annualized.

(4) Represents the weighted average rate of the short-term borrowings outstanding at period end.

     The average interest rate at September 30, 2005 at 6.31% was higher as compared to the average interest rate at September 30, 2004 at 5.33%.

     The following table sets forth, at the dates indicated, average outstanding volume of foreign currency borrowings based on quarterly balance sheets by source and the percentage composition by source. The average cost (interest expense divided by average of quarterly balances) for each source of borrowings is provided in the footnotes. The average cost for the six-month periods ended September 30, 2005 and September 30, 2004 is annualized.

                                           Six-month period ended September 30,(1)
                              -------------------------------------------------------------------
                                           2004                             2005
                              --------------------------  ---------------------------------------
                                  Amount     % to total      Amount         Amount     % to total
                              ------------   ----------   -----------   -------------  ----------
                                               (in millions, except percentages)
Commercial borrowings(2)....  Rs.   58,817      70.2%     Rs. 154,226   US$    3,510       86.4%
Multilateral borrowings(3)..        24,941      29.8           24,190            550       13.6
                              ------------    -------     -----------   ------------     -------
Total.......................  Rs.   83,758     100.0%     Rs. 178,416   US$    4,060      100.0%
                              ============    =======     ===========   ------------     -------

--------------------
(1) Average of quarterly balances at the end of March of the previous fiscal year and June and September for each of the six-month periods ended September 30, 2004 and September 30, 2005.

(2) With an average cost of 3.83% for the six-month period ended September 30, 2005 and 3.98% for the six-month period ended September 30, 2004.

(3) With an average cost of 3.75% for the six-month period ended September 30, 2005 and 3.03% for the six-month period ended September 30, 2004.

Risk Management

   Quantitative and Qualitative Disclosures About Market Risk


     Market risk is the possibility of loss arising from changes in the value of a financial instrument as a result of changes in market variables such as interest rates, exchange rates and other asset prices. The prime source of market risk for us is the interest rate risk we are exposed to as a financial intermediary, which arises on account of our asset liability management activities. In addition to interest rate risk, we are exposed to other elements of market risk such as liquidity or funding risk, price risk on trading portfolios, and exchange rate risk on foreign currency positions. See "Business
- Risk Management - Quantitative and Qualitative Disclosures About Market Risk" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus, for a description of our market risk management procedures and our approach towards managing interest rate risk.


     The following table sets forth, at the date indicated, our asset-liability gap position.

                                                                 At September 30, 2005(1)-(4)
                                                -------------------------------------------------------------
                                                                 Greater than
                                                 Less than or    one year and
                                                  equal to        up to five    Greater than
                                                  one year          years         five years        Total
                                                -------------   -------------   -------------   -------------
                                                                          (in millions)
Loans, net (excluding leased assets)........    Rs.   713,900   Rs.   370,551   Rs.    73,812   Rs. 1,158,263
Securities..................................          240,780         114,460         146,151         501,391
Fixed assets (including leased asses).......            1,876           8,363          31,707          41,946
Other assets(5).............................          141,712           5,213         228,910         375,835
                                                -------------   -------------   -------------   -------------
Total assets................................        1,098,268         498,587         480,580       2,077,435
Stockholders' equity........................                -           4,584         126,532         131,116
Debt(5).....................................        1,266,126         231,416         196,681       1,694,223
Other liabilities...........................           34,635          27,737         189,724         252,096
                                                -------------   -------------   -------------   -------------
Total liabilities...........................        1,300,761         263,737         512,937       2,077,435
Total gap before risk management positions..         (202,493)        234,850         (32,357)
Risk management positions...................          (10,836)         14,939          (4,103)              -
                                                -------------   -------------   -------------   -------------
Total gap after risk management positions...    Rs.  (213,329)  Rs.   249,789   Rs.   (36,460)  Rs.         -
                                                =============   =============   =============   =============

--------------------
(1) Assets and liabilities are classified into the applicable categories, based on residual maturity or re-pricing whichever is earlier. Classification methodologies are generally based on Asset Liability Management Guidelines issued by the Reserve Bank of India, effective from April 1, 2000.

(2) Items that neither mature nor re-price are included in the "greater than five years" category. This includes equity share capital and a substantial part of fixed assets.

(3) Impaired loans of residual maturity less than three years are classified in the "greater than one year and up to five years" category and impaired loans of residual maturity between three to five years are classified in the "greater than five years" category.

(4)  The risk management positions comprise foreign currency and rupee swaps.

(5) The categorization for these items is different from that reported in the financial statements.

     The following table sets forth, at the date indicated, the amount of our loans with residual maturities greater than one year that had fixed and variable interest rates.

                                             At September 30, 2005
                                  -------------------------------------------
                                   Fixed rate      Variable
                                   loans          rate loans         Total
                                  -------------------------------------------
                                                 (in millions)
Loans...........................  Rs.  406,875    Rs.  292,832   Rs.  699,707

     Price Risk (Banking book)

     The following table sets forth, using the balance sheet at September 30. 2005 as the base, one possible prediction of the impact of adverse changes in interest rates on net interest income for the next one year assuming a parallel shift in yield curve at September 30, 2005.

                                                      At September 30, 2005
                                  -----------------------------------------------------------
                                                    Change in interest rates
                                                       (in basis points)
                                  -----------------------------------------------------------
                                       (100)         (50)            50               100
                                  ------------   ------------    ------------    ------------
                                                 (in millions, except percentages)
Rupee portfolio................   Rs.     (341)  Rs.     (171)  Rs.      171    Rs.      341
Foreign currency portfolio.....            216            108           (108)           (216)
                                  ------------   ------------   ------------    ------------
Total..........................   Rs.     (125)  Rs.      (63)  Rs.       63    Rs.      125
                                  ============   ============   ============    ============


     Based on our asset and liability position at September 30, 2005, the sensitivity model shows that net interest income from the banking book for the next one year would rise by Rs. 125 million (US$ 3 million) if interest rates increased by 100 basis points during the next one year. Conversely, the sensitivity model shows that if interest rates decreased by 100 basis points during the next one year, net interest income for the next one year would fall by an equivalent amount of Rs. 125 million (US$ 3 million). Interest rate risk numbers at September 30, 2005 are low primarily due to the low duration of government securities portfolio maintained by us and the large proportion of floating rate loans in the housing loans.


     Sensitivity analysis, which is based upon a static interest rate risk profile of assets and liabilities, is used for risk management purposes only and the model above assumes that during the course of the year no other changes are made in the respective portfolios. Actual changes in net interest income will vary from the model.

     Price Risk (Trading book)

     We undertake trading activities to enhance earnings through profitable trading for our own account. ICICI Securities, our investment-banking subsidiary, is a primary dealer in government of India securities, and a significant proportion of its portfolio consists of government of India securities.

     The following tables sets forth, using the fixed income portfolio at September 30, 2005 as the base, one possible prediction of the impact of changes in interest rates on the value of our rupee fixed income trading portfolio for the next one year, assuming a parallel shift in yield curve.

                                                           At September 30, 2005
                                  ---------------------------------------------------------------------------
                                                          Change in interest rates
                                                             (in basis points)
                                  ---------------------------------------------------------------------------
                                    Portfolio
                                       Size          (100)           (50)              50             100
                                  ------------   -------------   ------------    ------------    ------------
                                                           (in millions)
Government of India securities..  Rs.   15,124   Rs.       742   Rs.      371    Rs.     (371)   Rs.    (742)
Corporate debt securities.......         6,287             123             62             (62)          (123)
                                  ------------   -------------   ------------    ------------    -----------
Total...........................  Rs.   21,411   Rs.       865   Rs.      433    Rs.     (433)   Rs.    (865)
                                  ============   =============   ============    ============    ===========

     At September 30, 2005, the total value of our rupee fixed income portfolio was Rs. 21.41 billion (US$ 487 million). The sensitivity model shows that if interest rates increase by 100 basis points during the next one year, the value of the trading portfolio, would fall by Rs. 865 million (US$ 20 million). Conversely, if interest rates fell by 100 basis points during the next one year, under the model, the value of this portfolio would rise by Rs. 865 million (US$ 20 million).


     As noted above, sensitivity analysis is used for risk management purposes only and the model used above assumes that during the course of the year no other changes are made in the respective portfolios. Actual changes in the value of the fixed income portfolio will vary from the model above.

     We revalue our trading portfolio on a daily basis and recognize aggregate re-valuation losses in our profit and loss account. The asset liability management policy stipulates an interest rate risk limit which seeks to cap the risk on account of the mark-to-market impact on the mark-to-market book (under the Indian GAAP classification which is different from the US GAAP classification - see "Supervision and Regulation - Reserve Bank of India Regulations - Banks' Investment Classification and Valuation Norms" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus) and the earnings at risk on the banking book, based on a sensitivity analysis of a 100 basis points parallel and immediate shift in interest rates.

     In addition, the Risk Management Group stipulates risk limits including position limits and stop loss limits for the trading book. These limits are monitored on a daily basis and reviewed periodically. In addition to risk limits, we also have risk monitoring tools such as Value-at-Risk models for measuring market risk in our trading portfolio.


     ICICI Bank is required to invest a specified percentage, currently 25.0%, of its liabilities in government of India securities to meet the statutory ratio requirement prescribed by the Reserve Bank of India. As a result, we have a very large portfolio of government of India securities and these are primarily classified as available for sale securities. Our available for sale securities included Rs. 381 billion (US$ 8.7 billion) of government of India securities at September 30, 2005. Our available for sale securities included Rs. 334 billion (US$ 7.6 billion) of government of India securities at year-end fiscal 2005. These are not included in the trading book analysis presented above.

   Equity Risk

     At year-end fiscal 2005 and at September 30, 2005, the fair value of trading account equity securities was Rs. 3.2 billion (US$ 73 million) and Rs. 2.4 billion (US$ 54 million) respectively. At year-end fiscal 2005 and at September 30, 2005, the fair value of our available for sale equity securities investment portfolio was Rs. 21.3 billion (US$ 486 million) and Rs. 24.4 billion (US$ 554 million) respectively. This included non-readily marketable securities of Rs. 7.2 billion (US$ 164 million) and Rs. 4.1 billion (US$ 94 million) at year-end fiscal 2005 and at September 30, 2005 respectively.


Loan Portfolio

     Our gross loan portfolio, which includes loans structured as debentures and preferred stock, was Rs. 1,247.0 billion (US$ 28.4 billion) at September 30, 2005, an increase of 15.9% over the gross loan portfolio of Rs. 1,075.8 billion (US$ 24.5 billion) at year-end fiscal 2005. At year-end fiscal 2005, the gross loan portfolio increased 35.3% to Rs. 1,075.8 billion (US$ 24.5 billion) as compared to the gross loan portfolio of Rs. 795.3 billion (US$
18.1 billion) at year-end fiscal 2004. At September 30, 2005, approximately 84.6% of our gross loans were rupee loans. At September 30, 2005, our balance outstanding in respect of loans outside India was Rs. 137.4 billion (US$ 3.1 billion), representing approximately 11.0% of our total gross loan portfolio.

   Loan Portfolio by Categories

     The following table sets forth, at the dates indicated, our gross rupee and foreign currency loans by business category.

                                                         At March 31,                At September 30,
                                                 ----------------------------    ----------------------------
                                                      2004           2005                     2005
                                                 -------------   ------------    ----------------------------
                                                                        (in millions)
Wholesale banking(1)                             Rs.   316,801   Rs.  326,946    Rs.   357,027    US$   8,126
   Rupee.....................................          244,668        269,953          275,877          6,279
   Foreign currency..........................           72,133         56,993           81,150          1,847
Working capital finance                                 80,505        135,573          129,071          2,938
   Rupee.....................................           63,268         64,262           59,309          1,350
   Foreign currency..........................           17,237         71,311           69,762          1,588
Leasing and related activities(2)                       16,015         13,353           12,012            273
   Rupee.....................................           16,015         13,353           12,012            273
   Foreign currency..........................                -              -                -              -
Consumer loans and credit card receivables...          311,907        531,226          668,306         15,209
   Rupee.....................................          311,690        528,592          660,595         15,034
   Foreign currency..........................              217          2,634            7,711            175
Other(3)                                                70,059         68,660           80,552          1,833
   Rupee.....................................           70,044         50,259           47,514          1,081
   Foreign currency..........................               15         18,401           33,038            752
Gross loans
   Rupee.....................................          705,685        926,420        1,055,307         24,017
   Foreign currency..........................           89,602        149,338          191,661          4,362
                                                 -------------   ------------    -------------    -----------
Gross loans..................................          795,287      1,075,758        1,246,968         28,379
Allowance for loan losses....................          (66,767)       (75,900)         (76,814)        (1,748)
                                                 -------------   ------------    -------------    -----------
Net loans....................................    Rs.   728,520   Rs.  999,858    Rs. 1,170,154    US$  26,631
                                                 =============   ============    =============    ===========

--------------------
(1) Wholesale banking includes project finance, corporate finance and receivable financing but excludes leasing and related activities.

(2)  Leasing and related activities includes leasing and hire purchase.

(3)  Other includes bills discounted and inter-corporate deposits.

     Our gross consumer loans and credit card receivables increased from Rs.
531.2 billion (US$ 12.1 billion), constituting 49.4% of our gross loans at year-end fiscal 2005 to Rs. 668.3 billion (US$ 15.2 billion), constituting 53.6% of our gross loans at September 30, 2005. Our gross foreign currency loans increased from Rs. 149.3 billion (US$ 3.4 billion), constituting 13.9% of our total gross loans at year-end fiscal 2005 to Rs. 191.7 billion (US$
4.4 billion), constituting 15.4% of our total gross loans at September 30, 2005.

   Collateral -- Completion, Perfection and Enforcement

     Our loan portfolio consists largely of project and corporate finance and working capital loans to corporate borrowers, and loans to retail customers, including home loans, automobile loans, two wheeler loans, commercial business loans, personal loans and credit card receivables and agricultural financing. In general, our loans are over-collateralized. In India, there are no regulations stipulating loan-to-collateral limits.


     Corporate finance and project finance loans are typically secured by a first lien on fixed assets, which normally consists of property, plant and equipment. These security interests are perfected by the registration of these interests within 30 days with the Registrar of Companies pursuant to the provisions of the Indian Companies Act, 1956 when our clients are constituted as companies. This registration amounts to a constructive public notice to other business entities. We may also take security of a pledge of financial assets like marketable securities, and obtain corporate guarantees and personal guarantees wherever appropriate.


     Working capital loans are typically secured by a first lien on current assets, which normally consist of inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, or obtain corporate guarantees and personal guarantees wherever appropriate.

     A substantial portion of our loans to retail customers is also secured by a first and exclusive lien on the assets financed (predominantly property and vehicles).

     We are entitled in terms of our security documents to repossess security comprising assets such as plant, equipment and vehicles without reference to the courts or tribunals unless a client makes a reference to such courts or tribunals to stay our actions.

     Separately, in India, foreclosure on collateral of property generally requires a written petition to an Indian court or tribunal based on amounts sought to be recovered. An application, when made, may be subject to delays and administrative requirements that may result, or be accompanied by, a decrease in the value of the collateral. These delays can last for several years leading to deterioration in the physical condition and market value of the collateral. In the event a corporate borrower makes an application for relief to a specialized authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is stayed. In fiscal 2003, the Indian Parliament passed the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002, as amended, which strengthened the ability of lenders to resolve non-performing assets by granting them greater rights as to enforcement of security including over immovable property and recovery of dues, without reference to the courts or tribunals. See also the section "Overview of the Indian Financial Sector - Recent Structural Reforms - Legislative Framework for Recovery of Debts due to Banks" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus.

     In case of consumer loans, we obtain post-dated checks towards repayment on pre-specified dates, which if dishonored entitle us to initiate criminal proceedings against the issuer of the checks.

     We recognize that our ability to realize the full value of the collateral in respect of current assets is difficult, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral and fraudulent transfers by borrowers. However, cash credit facilities are so structured that we are able to capture the cash flows of our customers for recovery of past due amounts. In addition, we have a right of set-off for amounts due to us on these facilities. Also, we regularly monitor the cash flows of our working capital loan customers so that we can take any actions required before the loan becomes impaired. On a case-by-case basis, we may also stop or limit the borrower from drawing further credit from its facility.

   Loan Concentration

     We follow a policy of portfolio diversification and evaluate our total financing exposure in a particular industry in light of our forecasts of growth and profitability for that industry. ICICI Bank's Risk Management Group monitors all major sectors of the economy and specifically follows industries in which ICICI Bank has credit exposures. We seek to respond to any economic weakness in an industrial segment by restricting new credits to that industry segment and any growth in an industrial segment by increasing new credits to that industry segment, resulting in active portfolio management. ICICI Bank's policy is to limit its loan portfolio to any particular industry (other than retail loans) to 15.0%.

     Pursuant to the guidelines of the Reserve Bank of India, ICICI Bank's credit exposure to individual borrowers must not exceed 15.0% of its capital funds, comprising Tier 1 and Tier 2 capital calculated pursuant to the guidelines of the Reserve Bank of India, under Indian GAAP. Credit exposure to individual borrowers may exceed the exposure norm of 15.0% of a bank's capital funds by an additional 5.0% (i.e. up to 20.0%) provided the additional credit exposure is on account of infrastructure financing. ICICI Bank's exposure to a group of companies under the same management control must not exceed 40.0% of its capital funds unless the exposure is in respect of an infrastructure project. In that case, the exposure to a group of companies under the same management control may be up to 50.0% of ICICI Bank's capital funds. With effect from June 1, 2004, banks may, in exceptional circumstances, with the approval of their boards, enhance the exposure by 5.0% of capital funds (i.e., 20.0% of capital funds for an individual borrower and 45.0% of capital funds for a group of companies under same management), making appropriate disclosures in their annual reports. Exposure for funded facilities is calculated as the total committed credit and investment sanctions or the outstanding funded amount, whichever is higher (for term loans, as undisbursed commitments plus the outstanding amount). Exposure for non-funded facilities is calculated as 100.0% of the committed amount or the outstanding non-funded amount whichever is higher. At September 30, 2005, ICICI Bank was in compliance with these guidelines.

     The following table sets forth, at the dates indicated, our gross loans outstanding, including loans structured as debentures and preferred stock, by the borrower's industry or economic activity.

                                                   At March 31,                             At September 30,
                                  ---------------------------------------------   -----------------------------------
                                       2004                  2005                                   2005
                                  ------------   ------------------------------   -----------------------------------
                                                             (in millions, except percentages)
Consumer loans and credit card
   receivables..................  Rs.  311,907    39.2%  Rs.   531,226     49.4%  Rs.   668,306   US$  15,209    53.6%
Iron and steel..................        62,354     7.8          56,082      5.2          49,365         1,123     4.0
Services........................        33,435     4.2          43,579      4.1          46,081         1,049     3.7
Crude petroleum and  petroleum
   refining.....................        20,807     2.6          45,160      4.2          41,438           943     3.3
Textiles........................        29,941     3.8          31,214      2.9          30,280           689     2.4
Power...........................        45,199     5.7          31,062      2.9          30,239           688     2.4
Telecom.........................        27,919     3.5          19,757      1.8          23,630           538     1.9
Non-ferrous metals..............         5,392     0.7          13,865      1.3          16,621           378     1.3
Transport equipment.............        13,068     1.6          14,339      1.3          15,528           353     1.3
Food products...................         8,122     1.0          10,826      1.0          14,581           332     1.2
Other(2)........................       237,143    29.9         278,648     25.9         310,899         7,077    24.9
                                  ------------   -----   -------------    -----   -------------   -----------   -----
Gross loans.....................  Rs.  795,287   100.0%  Rs. 1,075,758    100.0%  Rs. 1,246,968   US$  28,379   100.0%
Allowance for loan losses.......       (66,767)               (75,900)                 (76,814)        (1,748)
                                  ------------           -------------            -------------   -----------
Net loans.......................  Rs.  728,520           Rs.   999,858            Rs. 1,170,154   US$  26,631
                                  ============           =============            =============   ===========

--------------------
(1) Others principally include basic chemicals, fertilizers and pesticides, transportation, paper and paper products, electrical equipment, food products, petrochemicals, man-made fibres, machinery, sugar, plastics, non-ferrous metals, drugs, mining, rubber and rubber products, shipping, agriculture, construction, printing, mineral products, glass and glass products, watches, healthcare, gems and jewelry, leather, cement and wood products industries.


     Our gross loan portfolio at September 30, 2005 increased by 15.9% to Rs. 1,247.0 billion (US$ 28.4 billion) compared to the gross loan portfolio at year-end fiscal 2005. The largest increase was in consumer loans and credit card receivables, which constituted 53.6% of gross loans at September 30, 2005 compared to 49.4% at year-end fiscal 2005 and 39.2% at year-end fiscal 2004. Our gross loans to the iron and steel sector as a percentage of gross loans decreased to 4.0% at September 30, 2005 compared to 5.2% at year-end fiscal 2005. Our gross loans to the services sector as a percentage of gross loans decreased to 3.7% at September 30, 2005 compared to 4.1% at year-end fiscal 2005. Consumer loans and credit card receivables accounted for 33.9% of our gross other impaired loans at September 30, 2005. The iron and steel sector accounted for 7.8% of our gross restructured loans and 6.5% of our gross other impaired loans at September 30, 2005. The power sector accounted for 2.0% of our gross restructured loans and 16.5% of our gross other impaired loans at September 30, 2005. See also "-Impaired Loans."


     At September 30, 2005, our 20 largest borrowers accounted for approximately 11.6% of our gross loan portfolio (gross of unearned income and security deposits), with the largest borrower accounting for approximately 2.0% of our gross loan portfolio. The largest group of companies under the same management control accounted for approximately 3.1% of our gross loan portfolio.

   Geographic Diversity

     Our portfolios were geographically diversified throughout India, primarily reflecting the location of our corporate borrowers. The state of Maharashtra, which is the most industrialized state in India, accounted for the largest proportion of our gross loans outstanding at September 30, 2005.

   Directed Lending

     The Reserve Bank of India requires banks to lend to certain sectors of the economy. Such directed lending is comprised of priority sector lending, export credit and housing finance.

     Priority Sector Lending

     The Reserve Bank of India has established guidelines requiring banks to lend 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time) to certain specified sectors called priority sectors. Priority sectors include small-scale industries, the agricultural sector, food and agri-based industries, small businesses and housing finance up to certain limits. The agricultural sector is further bifurcated into direct finance to agriculture which mainly includes short-term crop loans and medium and long-term loans provided directly to farmers for financing production and development needs and indirect finance to agriculture which mainly includes financing the distribution of fertilizers, pesticides, seeds, etc, financing distribution of inputs for the allied activities such as, cattle feed, poultry feed, etc. and various other specified categories. Out of the 40.0%, banks are required to lend a minimum of 18.0% of their net bank credit to the agriculture sector (including direct agriculture and indirect agriculture) and the balance to certain specified sectors, including small scale industries (defined as manufacturing, processing and services businesses with a limit of Rs. 10 million on investment in plant and machinery, and an investment limit of Rs. 50 million in respect of certain specified items), small businesses, including retail merchants, professional and other self employed persons and road and water transport operators, housing loans up to certain limits and to specified state financial corporations and state industrial development corporations. To ensure focus of the banks on the direct agricultural advances Reserve Bank of India has stipulated that the lending under the indirect category should not exceed one-fourth of the agricultural sub-target of 18%, therefore banks are necessarily required to lend 13.5% of their net bank credit to the direct agricultural sector. While granting its approval for the amalgamation, the Reserve Bank of India stipulated that since ICICI's loans transferred to us were not subject to the priority sector lending requirement, we are required to maintain priority sector lending of 50.0% of our net bank credit on the residual portion of our advances (i.e., the portion of our total advances excluding advances of ICICI at year-end fiscal, 2002, henceforth referred to as residual net bank credit). This additional 10.0% priority sector lending requirement will apply until such time as our aggregate priority sector advances reach a level of 40.0% of our total net bank credit. The Reserve Bank of India's existing instructions on sub-targets under priority sector lending and eligibility of certain types of investments/ funds for qualification as priority sector advances apply to us.

     We are required to comply with the priority sector lending requirements at the end of each fiscal year. Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with government sponsored Indian development banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to five years and carry interest rates lower than market rates.

     At year-end fiscal 2005, our priority sector loans were Rs. 191.1 billion (US$ 4.4 billion), constituting 54.5% of our residual net bank credit against the requirement of 50.0%. The following table sets forth our priority sector loans, classified by the type of borrower, at year-end fiscal 2005.

                                                                  % of residual
                                                                 net bank credit
                                            At March 31,           at March 31,
                                   ----------------------------  ---------------
                                       2005            2005            2005
                                   ------------     -----------  ---------------
                                         (in millions, except percentages)
Small scale industries............ Rs.    2,334     US$      53        0.7%
Others including small businesses.      121,100           2,756       34.5
Agricultural sector(1)............       67,632           1,539       19.3
                                   ------------     -----------       ----
Total............................. Rs.  191,066     US$   4,348       54.5%
                                   ============     ===========       ====
--------------------
(1) Includes direct agriculture loans of Rs. 45.88 billion constituting 13.1% of our residual net bank credit against the requirement of 13.5%.

     Export Credit

     As part of directed lending, the Reserve Bank of India also requires banks to make loans to exporters at concessional rates of interest. Export credit is provided for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies. At the end of the fiscal year, 12.0% of a bank's net bank credit is required to be in the form of export credit. This requirement is in addition to the priority sector lending requirement but credits extended to exporters that are small scale industries or small businesses may also meet part of the priority sector lending requirement. The Reserve Bank of India provides export refinancing for an eligible portion of total outstanding export loans at the bank rate prevailing in India from time to time. The interest income earned on export credits is supplemented through fees and commissions earned from these exporter customers from other fee-based products and services taken by them from us, such as foreign exchange products and bill handling. At year-end fiscal 2005, our export credit was Rs. 6.4 billion (US$ 146 million), constituting 1.8% of our residual net bank credit.

     Housing Finance

     The Reserve Bank of India requires banks to lend up to 3.0% of their incremental deposits in the previous fiscal year for housing finance. This can be in the form of home loans to individuals or investments in the debentures and bonds of the National Housing Bank and housing development institutions recognized by the government of India. Housing finance also qualifies as priority sector lending. At year-end fiscal 2005, our housing finance qualifying as priority sector advances was Rs. 111.9 billion (US$ 2.6 billion) and was well above the minimum requirement prescribed by the Reserve Bank of India.

Impaired Loans

     The following discussion on impaired loans is based on US GAAP. For classification of impaired loans under Indian regulatory requirements, see "Supervision and Regulation - Reserve Bank of India Regulations - Loan Loss Provisions and Non-Performing Assets" in our annual report on Form 20-F for the fiscal year ended March 31, 2005 which is incorporated by reference into this prospectus.

   Impact of Economic Environment on the Industrial Sector

     In 1991, India commenced a program of industrial liberalization involving, among other things, the abolition of industrial licensing, reduction in import tariff barriers and greater access for foreign companies to the Indian markets. In the period following the opening up of the economy, a number of Indian companies commenced large projects in expectation of growth in demand in India. These projects generally had relatively high levels of debt relative to equity, given inadequate depth in the equity capital markets in India at that time. However, the negative trends in the global marketplace in the late 1990s, particularly the South-east Asian economic crisis, a downturn in the commodities markets and recessionary conditions in various economies, impaired the operating environment for the Indian industrial sector. The manufacturing sector was also impacted by increased competition arising from economic liberalization in India and volatility in industrial demand and growth. These factors led to stress on the operating performance of Indian corporations in certain sectors and the impairment of a significant amount of loan assets in the financial system, including loan assets of ICICI and ICICI Bank. Certain Indian corporations have come to terms with this new competitive reality through a process of restructuring and repositioning, including rationalization of capital structures and production capacities. The increase in commodity prices since fiscal 2003 has had a favorable impact on the operations of corporations in several sectors.

   Recognition of Impaired Loans

     We identify a loan as impaired when it is probable that we will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. We conduct a comprehensive analysis of our corporate loan portfolio on a periodic basis for identification of impaired loans and determination of the allowance required for loan losses. The analysis considers both qualitative and quantitative criteria including, among others, the account conduct, future prospects, repayment history and financial performance. This comprehensive analysis includes an account-by-account analysis of a substantial portion of the corporate loan portfolio. Corporate loans with an outstanding amount of greater than Rs. 100 million are selected across risk grades (generally adversely graded accounts) for a detailed review. In addition to the detailed review of large balance loans, we also classify our portfolio based on the overdue status of each account, after which we classify a loan as impaired if principal or interest has remained overdue for more than 90 days. Generally, when a loan is placed on non-accrual status, interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on non-accrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan, which we had classified as non-accrual, the loan is returned to accrual status.

     We classify a loan as a troubled debt restructuring where we have made concessionary modifications, that we would not otherwise consider, to the contractual terms of the loan to a borrower experiencing financial difficulties. Such loans are placed on a non-accrual status. For these loans, cash receipts are normally applied to principal and interest in accordance with the terms of the restructured loan agreement. With respect to restructured loans, performance prior to the restructuring or significant events that coincide with the restructuring are evaluated in assessing whether the borrower can meet the rescheduled terms and may result in the loan being returned to accrual status after a performance period.

     Consumer loans are classified by aggregating individual loans into various product categories. Total outstanding loans in a product category are then classified into time buckets based on ageing, that is, the number of days overdue. Consumer loans are generally identified as impaired when principal or interest has remained overdue for more than 90 days. Consumer loans when identified as impaired are placed on non-accrual status.

     The value of impaired corporate loans is measured as the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the recovery of the loan is solely collateral dependent. If the value of the impaired loan is less than the recorded investment in the loan, we recognize this impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses. We make allowances for our smaller balance homogeneous consumer loans by aggregating individual loans into various product categories. Total outstanding loans in a product category are then classified into time buckets based on ageing, that is, the number of days overdue. We establish an aggregate allowance for loan losses on our smaller-balance homogenous consumer loans (impaired and non-impaired loans) based on our estimate of probable losses inherent in the time buckets identified for each of the product categories.


     Gross restructured loans decreased 6.9% to Rs. 139.2 billion (US$ 3.2 billion) at September 30, 2005 from Rs. 149.5 billion (US$ 3.4 billion) at year-end fiscal 2005 primarily due to reclassification of certain loans as unimpaired based on satisfactory performance of the borrower accounts and reclassification of other impaired loans that were restructured or transferred to an asset reconstruction company during the year. Gross other impaired loans decreased 26.9% to Rs. 21.7 billion (US$ 495 million) at September 30, 2005 from Rs. 29.7 billion (US$ 676 million) at year-end fiscal 2005 primarily due to reclassification of a large loan as unimpaired and reclassification of certain other impaired loans that were restructured or transferred to an asset reconstruction company during the year, as restructured loans. As a percentage of net loans, net restructured loans were 7.3% at September 30, 2005 and 9.6% at year-end fiscal 2005 and net other impaired loans were 0.6% at September 30, 2005 and 1.4% at year-end fiscal 2005.


     The following table sets forth, at the dates indicated, our gross restructured rupee and foreign currency loan portfolio by business category.

                                 March 31, 2005         September 30, 2005
                                 --------------   ------------------------------
                                         (in millions, except percentages)

Wholesale banking(1)............  Rs.   140,866   Rs.   132,899   US$     3,025
   Rupee........................        117,468         108,650           2,473
   Foreign currency.............         23,398          24,249             552
Working capital finance.........          8,393           6,081             138
   Rupee........................          8,393           6,081             138
   Foreign currency.............              -               -               -
Leasing and related
  activities(2).................            259             204               5
   Rupee........................            259             204               5
   Foreign currency.............              -               -               -
Consumer loans and credit card
  and others....................              -               -               -
   Rupee........................              -               -               -
   Foreign currency.............              -               -               -
Total restructured loans
   Rupee........................        126,120         114,935           2,616
   Foreign currency.............         23,398          24,249             552
                                  -------------   -------------   --------------
Gross restructured loans........        149,518         139,184           3,168

                                 March 31, 2005         September 30, 2005
                                 --------------   ------------------------------
                                         (in millions, except percentages)

Allowance for loan losses.......        (53,929)        (54,162)         (1,233)
                                  -------------   -------------   --------------
Net  restructured loans.........  Rs.    95,589   Rs.    85,022   US$     1,935
                                  =============   =============   ==============
Gross loan assets...............  Rs. 1,075,758   Rs. 1,246,968   US$    28,379
Net loan assets(3)..............        999,858       1,170,154          26,631
Gross restructured loans as a
   percentage of gross
   loan assets..................          13.90%          11.16%
Net restructured loans as a
   percentage of net loan
   assets.......................           9.56%           7.27%
--------------------
(1) Includes project finance, corporate finance and receivables financing, excluding leasing and related activities.

(2)  Includes leasing and hire purchase.

(3) Net of provisions including unallocated provisions on lending assets not specifically identified as restructured loans or other impaired loans.


     The following table sets forth, at the dates indicated, our gross other impaired rupee and foreign currency loan portfolio by business category.

                                 March 31, 2005         September 30, 2005
                                 --------------   ------------------------------
                                         (in millions, except percentages)


Wholesale banking(1)............  Rs.    21,959   Rs.    12,295   US$       280
    Rupee.......................         17,882           8,260             188
    Foreign currency............          4,077           4,035              92
Working capital finance.........          1,868           1,523              35
    Rupee.......................          1,868           1,523              35
    Foreign currency............              -               -               -
Leasing and related
  activities(2).................            446             431              10
    Rupee.......................            446             431              10
    Foreign currency............              -               -               -
Consumer loans and credit card
  receivables and others........          5,440           7,483             170
    Rupee.......................          5,440           7,483             170
    Foreign currency............              -               -               -
Total other impaired loans
    Rupee.......................         25,636          17,697             403
    Foreign currency............          4,077           4,035              92
                                  -------------   -------------   -------------
Gross other impaired loans......         29,713          21,732             495
Allowance for loan losses.......        (15,517)        (14,440)           (329)
                                  -------------   -------------   -------------
Net other impaired loans........  Rs.    14,196   Rs.     7,292   US$       166
                                  -------------   -------------   -------------
Gross loan assets...............  Rs. 1,075,758   Rs. 1,246,968   US$    28,379
Net loan assets(3)..............        999,858       1,170,154          26,631
Gross other impaired loans as
   a percentage of gross loan
   assets.......................           2.76%           1.74%
Net other impaired loans as
   a percentage of net loan
   assets.......................           1.42%           0.62%
--------------------
(1) Includes project finance, corporate finance and receivables financing, excluding leasing and related activities.

(2)  Includes leasing and hire purchase.

(3) Net of provisions including unallocated provisions on lending assets not specifically identified as restructured loans or other impaired loans.

     The following table sets forth, at the dates indicated, gross restructured loans by borrowers' industry or economic activity and as a percentage of total gross restructured loans.

                                          March 31, 2005                      September 30, 2005
                                  -----------------------------------------------------------------------
                                                      (in millions, except percentages)
Crude petroleum/refining........  Rs.    24,609      16.5%     Rs.    25,405    US$      578        18.3%
Textiles........................         14,874       9.9             15,263             347        11.0
Telecommunications..............         12,639       8.5             13,031             297         9.4
Iron and steel..................         11,102       7.4             10,805             246         7.8
Transport equipment.............          7,672       5.1              7,745             176         5.6
Metal products..................          6,564       4.4              5,760             131         4.1
Fertilizers and pesticides......          5,933       4.0              5,496             125         3.9
Electronics.....................          5,135       3.4              5,095             116         3.7
Petrochemicals..................          4,739       3.2              4,758             108         3.4
Man-made fibers.................          4,032       2.7              4,001              91         2.9
Plastics........................          3,581       2.4              3,541              81         2.5
Sugar...........................          3,451       2.3              3,350              76         2.4
Machinery.......................          3,759       2.5              3,269              74         2.3
Power...........................          2,694       1.8              2,740              62         2.0
Services........................          3,561       2.4              2,634              60         1.9
Electrical equipment............          2,499       1.7              2,414              55         1.7
Basic chemicals.................          2,209       1.5              2,353              54         1.7
Cement..........................          9,454       6.3              2,272              52         1.6
Drugs...........................          2,026       1.4              1,985              45         1.4
Paper and paper products........          1,953       1.3              1,879              43         1.4
Food products...................            367       0.2                519              12         0.4
Rubber and rubber products......            640       0.4                464              11         0.3
Non-ferrous metals..............            124       0.1                182               4         0.1
Tea.............................            120       0.1                 79               2         0.1
Other(1)........................         15,782      10.6             14,144             322        10.1
                                  -------------   -------      -------------    ------------       -----
Gross restructured loans........  Rs.   149,518     100.0%     Rs.   139,184    US$    3,168       100.0%
                                  =============   =======      =============    ============       =====
Aggregate allowance for
  loan losses...................        (53,929)                     (54,162)         (1,233)
                                  =============                =============    ============
Net restructured loans .........  Rs.    95,589                Rs.    85,022    US$    1,935
                                  =============                =============    ============

--------------------
(1) Others principally include ports, shipping, wood, construction, glass, computer software, health care products, vegetable oil, infrastructure, fishing, non-bank finance companies, real estate, floriculture, agriculture, printing, other chemicals, mining and mineral products.


     The following table sets forth, at the dates indicated, gross other impaired loans by borrowers' industry or economic activity and as a percentage of total gross other impaired loans.

                                         March 31, 2005                      September 30, 2005
                                  -----------------------------------------------------------------------
                                                       (in millions, except percentages)
Consumer loans and credit card
   receivables..................  Rs.     5,449    18.3%       Rs.     7,369    US$      167        33.9%
Power...........................         12,483    42.0                3,584              81        16.5
Basic chemicals.................          1,659     5.6                1,650              38         7.6
Iron and steel..................          1,366     4.6                1,419              32         6.5
Electrical equipment............            962     3.2                  917              21         4.2
Food products...................            734     2.5                  740              17         3.4
Textiles........................            707     2.4                  653              15         3.0
Electronics.....................            616     2.1                  616              14         2.8

                                         March 31, 2005                      September 30, 2005
                                  -----------------------------------------------------------------------
                                                       (in millions, except percentages)
Paper and paper products........            495     1.7                  457              10         2.1
Plastics........................            321     1.1                  385               9         1.8
Construction....................            363     1.2                  351               8         1.6
Metal products..................            230     0.8                  209               5         1.0
Man-made fibers.................            199     0.7                  199               5         0.9
Other chemicals.................            193     0.6                  173               4         0.8
Services........................            347     1.2                  166               4         0.8
Cement..........................            165     0.6                  165               4         0.8
Non-ferrous metals..............            222     0.7                  164               4         0.8
Transport equipment.............            669     2.3                  142               3         0.7
Machinery.......................            112     0.4                  112               3         0.5
Rubber and rubber products......             94     0.3                   94               2         0.4
Drugs...........................             82     0.3                   77               2         0.4
Petrochemicals..................             59     0.1                   59               1         0.3
Fertilizers and pesticides......             42     0.1                   42               1         0.2
Other(1)........................          2,144     7.2                1,989              45         9.0
                                  -------------   -------      -------------    ------------       -----
Gross other impaired loans......  Rs.    29,713   100.0%       Rs.    21,732    US$      495       100.0%
                                  =============   =======      =============    ============       =====
Aggregate allowance for
  loan losses...................        (15,517)                     (14,440)           (329)
                                  =============                =============    ============
Net other impaired loans .......  Rs.    14,196                Rs.     7,292    US$      166
                                  =============                =============    ============

--------------------
(1) Others principally include clocks, gems & jewelry, shipping, agriculture, wood, fishing, trading, non-bank finance companies, computer software, leather & leather products, vegetable oils, health care products, printing, glass, crude petroleum, sugar, mining and mineral products and infrastructure-ports.

     The largest proportion of our restructured and other impaired loans was to the crude petroleum/refining, textiles and telecommunications industries. There is a risk that restructured and other impaired loans in each of these and other sectors could increase if Indian economic conditions deteriorate, there is a negative trend in global commodity prices or projects under implementation are unable to achieve profitable commercial operations.

     Crude petroleum and refining. At September 30, 2005, we had classified 61.3% of our total loans to the crude petroleum and refining sector as restructured loans. Restructured loans include loans to a large private sector refinery project, the implementation of which was delayed due to natural calamities and other factors, resulting in an overrun in the cost of the project compared to the original appraised cost. The Corporate Debt Restructuring Forum has approved the restructuring of this project. See "Overview of the Indian Financial Sector - Recent Structural Reforms-Corporate Debt Restructuring Forum" in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus.

     Textiles. Over the last few years, the textiles sector was adversely affected by the impact of erratic monsoons on cotton production, the South-east Asian economic crisis, the small economic size and unviable capacity of several textile units and competitive pressures from other low cost textile producing countries. A substantial portion of our loans to this sector has been classified as impaired. At September 30, 2005, we had classified 50.4% of our gross loans in this sector as restructured loans and 2.2% as other impaired loans.

     Telecommunications. At September 30, 2005, we had classified 55.1% of our gross loans in this sector as restructured loans. Our restructured loans in this sector mainly include loans to a specific group of companies that have been restructured under the Corporate Debt Restructuring Forum.

     Interest Foregone

     The amount of interest foregone by us in respect of loans on which accrual of interest was suspended at September 30, 2005, was Rs. 5.5 billion (US$ 125 million)

   Allowance for Loan Losses

     The following table sets forth, at the dates indicated, movements in our allowances for loan losses.

                                    Year ended                  Six-month period ended
                                  --------------   -------------------------------------------------

                                  March 31, 2005   September 30, 2004         September 30, 2005
                                  --------------   ------------------    ---------------------------
                                                   (in millions, except percentages)
Aggregate allowance for loan
   losses at the
   beginning of the period........ Rs.   66,767       Rs.    66,767      Rs.  75,900     US$   1,727
Add: Provisions for loan losses
    Wholesale banking(1)..........       14,011               6,522            5,588             127
    Working capital finance.......         (560)              (2953)            (676)            (15)
    Leasing and related
      activities(2)...............          348                 167             (161)             (4)
    Others (3)....................          878                 643            1,044              24
Total provisions for loan losses.. Rs.   14,677       Rs.     4,379      Rs.   5,795     US$     132
Write-offs........................       (5,544)             (1,585)          (4,881)           (111)
                                  --------------      -------------      -----------     -----------
Aggregate allowance for loan
   losses at the end
   of the period.................. Rs.   75,900       Rs.    69,561      Rs.  76,814     US$   1,748
Ratio of net provisions
   for loan losses during the
   period to average loans
   outstanding(4).................          1.8%                0.6%             0.6%

--------------------
(1) Includes project finance, corporate finance and receivables financing, excluding leasing and related activities. Provisions include unallocated provisions on lending assets not specifically identified as restructured loans or other impaired loans.

(2)  Includes leasing and hire purchase.

(3)  Includes consumer loans and credit card receivables and bills discounted.

(4)  Annualized for the six month period ended September 30, 2005.

     We conduct a comprehensive analysis of our loan portfolio on a periodic basis. The analysis considers both qualitative and quantitative criteria including, among others, the account conduct, future prospects, repayment history and financial performance. This comprehensive analysis includes an account by account analysis of the entire loan portfolio, and an allowance is made for any probable loss on each account. In estimating the allowance, we consider the net realizable value on a present value basis by discounting the future cash flows over the expected period of recovery. Further, we also consider past history of loan losses and value of underlying collateral. For further discussions on allowances for loan losses, see "Operating and Financial Review and Prospects - Summary for the six months ended September 30, 2005, compared to the six months ended September 30, 2004 - Provisions for Loan Losses" and "Operating and Financial Review and Prospects - Critical Accounting Policies - Allowance for Loan Losses."

     Under US GAAP, the analysis of the provisions for restructured and other impaired loans requires that we take into account the time delay in our ability to foreclose upon and sell collateral. The net present value of a restructured and other impaired loan includes the net present value of the underlying collateral, if any. As a result, even though our loans are generally over-collateralized, additional allowances are required under US GAAP because US GAAP takes into account the time value of money.

     Our restructured and other impaired loan portfolio largely includes project finance and other term loans. These loans are generally fully secured and have full recourse to the borrower. In most cases other than working capital finance, we have a security interest and first lien on all the fixed assets and a second lien on all the current assets of the borrower. In respect of working capital finance loans, we have a security interest and first lien on all current assets and a second lien on all fixed assets of the borrower. Security interests typically include property, plant and equipment as well as other tangible assets of the borrower, both present and future. ICICI typically lent between 60.0% and 80.0% of the appraised value of the collateral. Hence, these loans have historically been sufficiently over-collateralized so that once collateral is realized we recover a substantial amount of our loan outstanding. However, recoveries may be subject to delays of up to several years, due to the long legal process in India. This leads to delay in enforcement and realization of collateral. We maintain the impaired assets on our books for as long as the enforcement process is ongoing. Accordingly, an impaired asset may continue for a long time in our portfolio until the settlement of loan account or realization of collateral, which may be longer than US banks under similar circumstances. While determining the allowance for loan losses we consider the time taken for realizing the collateral. Hence, while impaired loans may continue for a longer time in our portfolio we believe our allowance for loan losses on such loans is adequate.

     In fiscal 2003, the Indian Parliament passed the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002, as amended, which strengthened the ability of lenders to resolve non-performing assets by granting them greater rights as to enforcement of security and recovery of dues.

     Each portfolio of smaller-balance, homogenous loans, including consumer mortgage, instalment, revolving credit and most other consumer loans, is individually evaluated for impairment. We establish an aggregate allowance for loan losses on our smaller balance homogenous loans (impaired and non-impaired loans) via a process that includes an estimate of probable losses inherent in the portfolio, based upon various statistical analysis. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current ageing of the portfolio, together with an analysis that reflects current trends and conditions. The use of different estimates or assumptions could produce different provisions for smaller balance homogeneous loan losses.

     For restructured and other impaired loans in excess of Rs. 100 million (US$ 2 million), which were 88.2% of our gross restructured and other impaired loan portfolio at September 30, 2005, we followed a detailed process for each account to determine the allowance for loan losses to be provided. For the balance of smaller loans in the restructured and other impaired loan portfolio, we follow the classification detailed below for determining the allowance for loan losses.

     Settlement Cases

     In settlement cases allowances are calculated as per the scheme of settlement on an individual basis.

     Enforcement Cases

     Enforcement cases are those cases (excluding cases referred to the Board for Industrial and Financial Reconstruction or BIFR) in which we have commenced litigation. We expect that only the secured portion of these loans is recoverable, after a specified number of years from the date the loan is recalled. The realizable value of these loans on a present value basis is determined by discounting the estimated cash flow at the end of the specified number of years from the date of the recall by the average interest implicit in these loans.

     Non-Enforcement BIFR Cases

     Non-enforcement BIFR cases include cases which have been referred to the Board for Industrial and Financial Reconstruction, which are further categorized into accounts where the plant is under operation and accounts where the plant is closed. We expect that in accounts where the plant is operational, the secured portion of the loan is recoverable over specified annual payments. In respect of those accounts where the plant is closed, we expect that the secured portion of the loan will be recoverable at the end of a specified number of years based upon historical experience.

     Non-Enforcement Non-BIFR Cases and other loans

     Non-enforcement non-BIFR cases include cases, which are neither under litigation nor referred to the Board for Industrial and Financial Reconstruction. This category is also divided into accounts where the plant is under operation and accounts where the plant is closed. We expect that in those accounts where the plant is operational, the secured portion of the loan is recoverable over specified annual payments together with a recovery in interest due at a specified rate. In respect of those loans where the plant is closed, we expect that the secured portion of the loan will be recoverable over specified annual payments.

     The following table sets forth, for the period indicated, the results of our restructured and other impaired loan classification scheme.

                                                                At September 30, 2005
                                                   ----------------------------------------------
                                                                    Percentage
                                                                   expected to be  Impaired loans,
                                                                   realized on a        net of
                                                   Gross impaired   net present     allowance for
                                                        loans       value basis      loan losses
                                                   -------------   --------------  --------------
                                                         (in millions, except percentages)
Gross principal greater than Rs. 100 million.....  Rs.   141,868         59.3%      Rs.    84,129
Settlement cases.................................            378         55.4%                209
Enforcement cases................................          2,081         68.7%              1,431
Non-enforcement BIFR cases.......................          1,063         39.9%                424
Non-enforcement non-BIFR cases & other loans.....         15,526         39.4%              6,121
                                                   -------------        -----       -------------
Total............................................  Rs.   160,916         57.4%      Rs.    92,314
                                                   =============        =====       =============

     We believe that the process for ascertaining allowance for loan losses described above adequately captures the known losses on our entire loan portfolio. We believe that our allowance for loan losses is adequate to cover all known losses in our portfolio.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of November 4, 2005, certain information with respect to beneficial ownership of our equity shares by:

     o    each of our directors;

     o    each of our executive officers;

     o    all of our officers and directors as a group; and

     o each shareholder known to us to be the beneficial owner of 5% or more of our equity shares.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes equity shares issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of November 4, 2005. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person listed on the table is c/o ICICI Bank Limited, ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400051, India.

     The share numbers and percentages listed below are based on 741.0 million equity shares outstanding, and include shares issuable upon exercise of outstanding options or warrants within 60 days of November 4, 2005. Amounts representing less than 1% are indicated with an "*."

        Name and Address of Beneficial Owner            Number(1)     Percentage
----------------------------------------------------    ---------     ----------
Directors and Executive Officers:
   Mr. Narayanan Vaghul.............................      27,543          *
   Mr. Ram Kishore Joshi............................           -          -
   Mr. Lakshmi Niwas Mittal.........................   3,110,700          *
   Mr. Anupam Pradip Puri...........................           -          -
   Mr. Vinod Rai....................................           -          -
   Mr. Somesh Ramchandra Sathe......................           -          -
   Mr. Mahendra Kumar Sharma........................       5,050          *
   Mr. Priya Mohan Sinha............................           -          -
   Prof. Marti Gurunath Subrahmanyam................       1,613          *
   Mr. V. Prem Watsa................................           -          -
   Mr. Sridar Iyengar...............................           -          -
   Mr. T.S. Vijayan.................................           -          -
   Mr. Kundapur Vaman Kamath(2).....................     479,500          *
   Ms. Lalita Dileep Gupte(3).......................     390,637          *
   Ms. Kalpana Morparia(4)..........................     308,690          *
   Ms. Chanda Kochhar(5)............................     179,575          *
   Dr. Nachiket Mor.................................           -          -
   Mr. Balaji Swaminathan(6)........................      48,500          *
   Mr. Bhargav Dasgupta(7)..........................      87,175          *
   Mr. K. Ramkumar(8)...............................      23,250          *
   Ms. Madhabi Puri-Buch(9).........................      70,111          *
   Mr. Nagesh Pinge(10).............................      83,133          *
   Mr. P. H. Ravikumar..............................      11,000          *
   Mr. Pravir Vohra(11).............................      26,000          *
   Ms. Ramni Nirula(12).............................     140,800          *
   Mr. Sanjiv Kerkar(13)............................     152,844          *
   Mr.V. Vaidyanathan...............................      39,610          *


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        Name and Address of Beneficial Owner            Number(1)     Percentage
----------------------------------------------------    ---------     ----------

   Ms. Vishakha Mulye(14)...........................      79,275          *
All directors and officers as a group (28 persons)..   5,265,006          *
Other 5% Shareholders
   Life Insurance Corporation of India..............  69,271,287          9.35
     Yogakshema
     Jeevan Bima Marg
     Mumbai 400 021, India
   Allamanda Investments Pte. Limited(15) ..........  66,234,627          8.94
     5th Floor
     Anglo Mauritius House
     4 Intendance Street
     Port Louis, Mauritius

--------------------
(1) Information on ownership of equity shares has been provided to us by our registrar.

(2) Includes options, which are immediately exercisable, to purchase 411,000 equity shares.

(3) Includes options, which are immediately exercisable, to purchase 271,750 equity shares.

(4) Includes options, which are immediately exercisable, to purchase 287,500 equity shares.

(5) Includes options, which are immediately exercisable, to purchase 4,000 equity shares.

(6) Includes options, which are immediately exercisable, to purchase 15,000 equity shares.

(7) Includes options, which are immediately exercisable, to purchase 70,275 equity shares.

(8) Includes options, which are immediately exercisable, to purchase 23,250 equity shares.

(9) Includes options, which are immediately exercisable, to purchase 68,700 equity shares.

(10) Includes options, which are immediately exercisable, to purchase 47,550 equity shares.

(11) Includes options, which are immediately exercisable, to purchase 12,000 equity shares.

(12) Includes options, which are immediately exercisable, to purchase 81,000 equity shares.

(13) Includes options, which are immediately exercisable, to purchase 115,500 equity shares.

(14) Includes options, which are immediately exercisable, to purchase 45,320 equity shares.

(15) Allamanda Investments Private Limited is wholly-owned by Asia Financial Holdings Private Limited, which is wholly- owned by Fullerton Management Private Limited, which is wholly-owned by Temasek Holdings (Private) Limited.


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



             RESTRICTION ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

     India strictly regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities, including the equity shares represented by the ADSs, is generally regulated by the Foreign Exchange Management Act, 1999, which permits transactions involving the inflow or outflow of foreign exchange and empowers the Reserve Bank of India to prohibit or regulate such transactions.

     The Foreign Exchange Management Act, 1999 regulates transactions involving foreign exchange and provides that certain transactions cannot be carried out without the general or special permission of the Reserve Bank of India. The Foreign Exchange Management Act, 1999 has eased restrictions on current account transactions. However, the Reserve Bank of India continues to exercise control over capital account transactions (i.e., those which alter the assets or liabilities, including contingent liabilities, of persons). The Reserve Bank of India has issued regulations under the Foreign Exchange Management Act, 1999 to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.

     Under the foreign investment rules, the following are the restrictions on foreign ownership applicable to us:

     o Foreign investors may own up to 74.0 % of our equity shares subject to conformity with guidelines issued by the Reserve Bank of India from time to time. This limit is under the so-called automatic route and does not require specific approval of the Foreign Investment Promotion Board. This limit includes foreign direct investment, ADSs, Global Depositary Receipts and investment under the Portfolio Investment Scheme by foreign institutional investors and also non-resident Indians, and also includes shares acquired by subscription to private placements and public offerings and acquisition of shares from existing shareholders.

     o Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (Through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs or GDRs, subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up.

     o Under the portfolio investment scheme, (i) foreign institutional investors, subject to registration with the Securities and Exchange Board of India and the Reserve Bank of India, may hold in aggregate up to 49.0% of our paid-up equity capital, provided that no single foreign institutional investor may own more than 10.0% of our total paid-up equity capital; and (ii) the shareholding of an individual non-resident Indian or overseas corporate body is restricted to 5.0% of our total paid-up equity capital.

     o Since we have joint ventures in the insurance sector, applications for foreign direct investment in ICICI Bank when required by applicable law or regulation, have to be addressed to the Reserve Bank of India for consideration in consultation with the Insurance Regulatory and Development Authority in order to ensure that the 26% limit of foreign shareholding applicable for the insurance sector is not breached.

     Pursuant to a circular dated November 29, 2001, the Reserve Bank of India notified that, as of that date, overseas corporate bodies are not permitted to invest under the portfolio investment scheme, though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange.

     An Indian company may sponsor an issue of ADSs with an overseas depositary against shares held by its shareholders at a price to be determined by the lead manager. The proceeds of the issue must be repatriated to India within a period of one month. The sponsoring company must comply with the provisions of the Scheme for Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993 and the guidelines issued thereunder by the government of India from time to time. The sponsoring company must also furnish full details of the issue in the prescribed forms to the Reserve Bank of India within 30 days from the date of closure of the issue.

     On November 23, 2002, the government of India's Ministry of Finance issued Operative Guidelines for Disinvestment of Shares by the Indian Companies in the Overseas Market through the Issue of ADSs. Under these guidelines, the shareholders may divest their holdings in the overseas market through the mechanism of a sponsored

ADS issue by the Indian company. The holdings which may be divested are holdings in Indian companies which are listed either in India or on an overseas exchange.

     The divestment process is initiated when the Indian company whose shares are being offered for divestment in the overseas market sponsors an ADS issue against the block of existing shares offered by the shareholders under these guidelines. Such ADS issues against existing shares offered for divestment must also comply with the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997, if the ADSs are cancelled and the underlying shares are to be registered with the company. Such divestment would result in foreign equity investment and would also need to conform to the foreign direct investment sectoral policy. All mandatory approvals including those under the Indian Companies Act, 1956 and the approval of the Foreign Investment Promotion Board for foreign equity induction through the offer of existing shares, would have to be obtained.

     The Reserve Bank of India has issued a notification under the provisions of the Foreign Exchange Management Act, 1999 permitting a registered broker in India to purchase shares of any Indian company on behalf of a person resident outside India, for the purpose of converting the shares so purchased into ADSs, provided that:

     o    the shares are purchased on a recognized stock exchange;

     o    the Indian company has issued ADSs;

     o the shares are purchased with the permission of the custodian of the ADSs of the concerned Indian company and are deposited with the custodian;

     o the number of shares so purchased shall not exceed the number of ADSs converted into underlying shares and shall be subject to sectoral caps as applicable; and

     o the non-resident investor, broker, custodian and the overseas depositary comply with the provisions of the Scheme for Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depositary Receipt Mechanism) Scheme, 1993 and the guidelines issued thereunder by the government of India from time to time.

     We obtained the approval of the Foreign Investment Promotion Board for our ADS offering in March 2000 and sponsored ADS offering in March 2005 which were foreign direct investments. The investments through the portfolio investment scheme in the secondary market in India by foreign institutional investors, non-resident Indians and overseas corporate bodies and investments through the foreign direct investment scheme are distinct schemes that are available concurrently. As of September 23, 2005, foreign investors owned approximately 73.3% of our equity in total, of which 27.2% was through the ADS program.

     As an investor in ADSs, you do not need to seek the specific approval from the government of India to purchase, hold or dispose of your ADSs. In the ADS offerings, we obtained the approval of the government of India's Department of Company Affairs and the relevant stock exchanges.

     Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person provided the necessary procedural requirements have been met. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.

     Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions. Secondary purchases of securities of a banking company in India by foreign direct investors or investments by non-resident Indians, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require government of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.

     You will be required to make a public offer to the remaining shareholders if you withdraw your equity shares from the ADS program and your direct or indirect holding in us exceeds 15.0% of our total equity under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997.

     ADSs issued by Indian companies to non-residents have free transferability outside India. Under current Indian regulations and practice, approval of the Reserve Bank of India is not required for the sale of equity shares underlying the ADSs by a non-resident of India to a resident of India if the sale has been executed on a recognized stock exchange in India through a registered broker at the prevailing market price. Approval of the Reserve Bank of India is neither required for a sale of shares of a company other than a company engaged in financial services sector, even if the transfer is other than on a recognized stock exchange in India or through a registered broker, as long as conditions generally prescribed by Reserve Bank of India are complied with. The same restrictions apply to a renunciation of rights to a resident of India. Approval of the Reserve Bank of India is neither required for sale of shares under the portfolio investment scheme prescribed by the Reserve Bank of India provided the sale is made on a recognized stock exchange and through a registered stock broker.

     Any new issue of equity shares of a banking company, either through the automatic route or with the specific approval of the Foreign Investment Promotion Board, does not require further approval of the Reserve Bank of India, but must comply with certain reporting requirements.

   Ownership Restrictions

     The government of India regulates foreign ownership in Indian banks. The total foreign ownership in a private sector bank, like ICICI Bank, cannot exceed 74.0% of the paid-up capital and shares held by foreign institutional investors under portfolio investment schemes through stock exchanges cannot exceed 49.0% of the paid-up capital.

     The Reserve Bank of India's acknowledgement is required for the acquisition or transfer of a bank's shares which will take the aggregate holding of the acquirer, whether direct or indirect, beneficial or otherwise, together with the existing shareholding and/ or the shareholding of any "Associated Enterprise" (as defined under Section 92A of the Income-tax Act,
1961) to 5.0% or more of the bank's total paid up capital. The Reserve Bank of India, while granting acknowledgement, may take into account all matters that it considers relevant to the application, including ensuring that shareholders whose aggregate holdings are above specified thresholds meet fitness and propriety tests. In determining whether the acquirer or transferee is fit and proper to be a shareholder, Reserve Bank of India may take into account various factors including, but not limited to the acquirer or transferee's integrity, reputation and track record in financial matters and compliance with tax laws, proceedings of a serious disciplinary or criminal nature against the acquirer or transferee and the source of funds for the investment.

     While granting acknowledgement for acquisition or transfer of shares that takes the acquirer's shareholding to 10.0% or more and up to 30.0% of a private sector bank's paid-up capital, Reserve Bank of India may consider additional factors, including but not limited to:

     o the source and stability of funds for the acquisition and ability to access financial markets as a source of continuing financial support for the bank,

     o the business record and experience of the applicant including any experience of acquisition of companies,

     o the extent to which the acquirer's corporate structure is in consonance with effective supervision and regulation of its operations; and

     o in case the applicant is a financial entity, whether the applicant is a widely held entity, publicly listed and a well established regulated financial entity in good standing in the financial community.

     While granting acknowledgment for acquisition or transfer of shares that takes the acquirer's shareholding to 30.0% or more of a private sector bank's paid-up capital, the Reserve Bank of India may consider additional factors, including but not limited to whether or not the acquisition is in the public interest and shareholder agreements and their impact on the control and management of the bank's operations.

     In February 2005, the Reserve Bank of India issued guidelines on ownership and governance in private sector banks. This policy became effective on February 28, 2005. The key provisions of the guidelines on ownership are:

     o No single entity or group of related entities would be permitted to directly or indirectly hold or control more than 10.0% of the paid, up equity capital of a private sector bank and any higher level of acquisition would require the Reserve Bank of India's prior approval;

     o In respect of corporate shareholders, the objective will be to ensure that no entity or group of related entities has a shareholding in excess of 10.0% in the corporate shareholder. In case of shareholders that are financial entities, the objective will be to ensure that it is widely held, publicly listed and well regulated;

     o The Reserve Bank of India may permit a higher level of shareholding in case of restructuring of problem banks or weak banks or in the interest of consolidation in the banking industry;

     o Banks would be responsible for compliance of the "fit and proper" criteria for shareholders on an ongoing basis; and

     o Banks with shareholders with holdings in excess of the prescribed limit would have to indicate a plan for compliance.

     The Reserve Bank of India has recently announced guidelines stating that these regulations would also apply in the event an existing shareholder's shareholding exceed the specified limit as a result of a rights issue of shares where other shareholders do not subscribe to the issue.

             GOVERNMENT OF INDIA AND RESERVE BANK OF INDIA APPROVALS


     See "Restriction on Foreign Ownership of Indian Securities" in this prospectus and in our annual report on Form 20-F for the fiscal year ended March 31, 2005, which is incorporated by reference in this prospectus.


     The equity shares underlying the ADS offered under the ADS offering shall be held for the holders of the ADS by Deutsche Bank Trust Company Americas and we have sought the Reserve Bank of India's acknowledgement for the shareholding of the depositary in excess of 5% of our paid-up equity share capital, as required by the Reserve Bank of India's guidelines.


     The Ministry of Finance of the Government of India has issued guidelines for issue of American Depositary Receipts and/or Global Depositary Receipts by Indian companies which require that the price at which American Depositary Receipts and/or Global Depositary Receipts are issued not be lower than the product of (a) the number of equity shares represented by each American Depositary Receipt and/or each Global Depositary Receipt and (b) the higher of
(i) the average of the weekly high and low price of the company's equity shares for the six months preceding the date 30 days prior to the date on which shareholder approval for the issue is obtained and (ii) the average of the weekly high and low price of the company's equity shares for the two weeks preceding the date 30 days prior to the date on which shareholder approval for the issue is obtained.

                                    TAXATION


Indian Taxation


     In the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co., the Indian tax consequences to investors in ADSs and equity shares who are not resident in India whether of Indian origin or not (each a "non-resident") is based on the provisions of the Indian Income-tax Act, 1961 (the "Income-tax Act"), including the special tax regime for ADSs contained in Section 115AC, which has been extended to cover additional ADSs that an investor may acquire in an amalgamation or restructuring of the company, and certain regulations implementing the Section 115AC regime. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences described herein may be amended or modified by future amendments to the Income-tax Act.

     The summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of ADSs OR equity shares by non-resident investors. Potential investors should, therefore, consult their own tax advisers regarding the tax consequences of such acquisition, ownership and sale, including the tax consequences under Indian law, the law of the jurisdiction of their residence, any tax treaty between India and their country of residence, and in particular the application of the regulations implementing the Section 115AC regime.

   Residence

     For the purpose of the Income-tax Act, an individual is a resident of India during any fiscal year, if he (i) is in India in that year for 182 days or more or (ii) having been in India for a period or periods aggregating 365 days or more during the four years preceding that fiscal year, is in India for a period or periods aggregating 60 days or more in that fiscal year. The period of 60 days is substituted by 182 days in the case of an Indian citizen or person of Indian origin who being resident outside India comes on a visit to India during the fiscal year or an Indian citizen who leaves India for the purposes of his employment during the fiscal year. A company is resident in India in any fiscal year if it is registered in India or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and management of its affairs are situated wholly outside India.

   Taxation of Distributions

     Dividends paid are not subject to any Indian withholding or other tax. However, we are required to pay tax at the rate of 14.025% on the dividends distributed by us. The dividends, so paid are not taxable under section 115AC in the hands of the ADS holders.

   Taxation on Redemption of ADSs

     The acquisition of equity shares upon redemption of ADSs by a non-resident investor will not give rise to a taxable event for Indian tax purposes.

   Taxation on Sale of ADSs or Equity Shares


     Any transfer of ADSs outside India by a non-resident investor to another non-resident investor will not give rise to Indian capital gains tax.

     Subject to any relief under any relevant double taxation treaty, gain arising from the sale of an equity share will generally give rise to a liability for Indian income tax in the hands of the transferor. Such tax is required to be withheld at source. Such gains would either be taxable as capital gains or business income, depending upon the circumstances of the investor. Where the equity share has been held for more than 12 months (measured from the date of advice of redemption of the ADS by the Depositary as specified below), the resulting long term capital gains would be exempt from tax. Where the equity share has been held for 12 months or less, the resulting short-term capital gains in the case of non-residents would be taxable at the lower tax rate of 10.2% (including education cess) where the total income does not exceed Rs. 1,000,000 (US$ 22,758) or 11.22% (including applicable surcharge and education cess) where the total income exceeds Rs. 1,000,000 (US$ 22,758) during the fiscal year. These rates of tax are subject to the gains being treated as capital gains and provided the shares are sold on recognized Indian stock exchanges and are liable to securities transaction tax. In other cases, the rate of tax applicable under the provisions of the Income-tax Act varies, subject to a maximum of 41.82% (including applicable surcharges and education cess). The actual rate depends on a number of factors, including the nature of the non-resident investor.

     Capital gains may be exempt from taxation or the tax rates mentioned above may be lowered as per the provisions of any double taxation treaty entered into by the government of India with the country of residence of the non-resident investors. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains.


     As per the Finance (No. 2) Act, 2004, a transaction for the sale of equity shares entered into on a recognised stock exchange in India settled by actual delivery or transfer will be subject to securities transaction tax at the rate of 0.1%, on the value of the transaction, payable by both the seller and buyer.


     For purposes of determining the amount of capital gains arising on a sale of an equity share for Indian tax purposes, the cost of acquisition of an equity share received upon redemption of an ADS will be the price of the share prevailing on the Bombay Stock Exchange Limited or the National Stock Exchange on the date on which the Depositary advises the custodian of such redemption, not the acquisition cost of the ADS being redeemed. The holding period of an equity share received upon redemption of an ADS will commence on the date of advice of redemption by the Depositary.


   Rights

     Distributions to non-resident investors of additional ADSs or equity shares or rights to subscribe for equity shares made with respect to ADSs or equity shares are not subject to Indian tax in the hands of the non-resident investor.


     It is unclear whether capital gains derived from the sale of rights outside India by a non-resident investor that is not entitled to exemption under a tax treaty to another non-resident investor will be subject to Indian capital gains tax. If the rights are deemed by the Indian tax authorities to be situated within India, as our situs is in India, then the capital gains realized on the sale of rights will be subject to customary Indian capital gains taxation as discussed above.


   Stamp Duty


     Upon the issuance of the equity shares underlying the ADSs, we are required to pay a stamp duty of 0.1% of the issue price per share. A transfer of ADSs is not subject to Indian stamp duty. Normally, upon the receipt of equity shares in physical form from the Depositary in exchange for ADSs representing such equity shares, a non-resident investor would be liable for Indian stamp duty applicable on re-issuance in physical form, which is the same as stamp duty payable on the original issuance in physical form subject to a maximum of Rs. 100 per share certificate. Similarly, a sale of equity shares in physical form by a non-resident investor would also be subject to Indian stamp duty at the rate of 0.25% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee, that is, the purchaser. However, our equity shares are compulsorily delivered in non-physical form except for trades of up to 500 shares, which may be delivered in physical form. Under Indian stamp law, no stamp duty is payable on the acquisition or transfer of equity shares in non-physical form. The State of Maharashtra has provided that records of transactions, whether electronic or otherwise, effected by a trading member of a stock exchange through the stock exchange shall be liable for the payment of stamp duty in the case of delivery at the rate of 0.01%, rounded off to the next rupee, and in the case of non-delivery at the rate of 0.002%, rounded off to the next rupee, and if relating to futures and options trading, at the rate of 0.002%, rounded off to the next rupee.


   Other Taxes

     At present, there are no taxes on wealth, gifts or inheritance which apply to the ADSs or equity shares.

   Service Tax

     Brokerage fees paid to stockbrokers in connection with the sale or purchase of shares which are listed on any recognized stock exchange in India are subject to a service tax at a rate of 10.2% (including applicable education cess). The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.

United States Taxation

     In the opinion of Davis Polk & Wardwell, the following are the material
US federal income tax consequences of purchasing, owning and disposing of ADSs or equity shares to the US Holders described herein, but is not a comprehensive description of all of the tax considerations that may be relevant to a particular person's decision to acquire such securities. This discussion does not address US state, local and non-US tax consequences. The discussion applies only to US Holders who hold ADSs or equity shares as capital assets for US federal income tax purposes and it does not address special classes of holders, such as:


     o    certain financial institutions;
     o    insurance companies;
     o    dealers and certain traders in securities or foreign currencies;
     o persons holding ADSs or equity shares as part of a hedge, straddle, conversion or other integrated transaction;
     o persons whose functional currency for US federal income tax purposes is not the US dollar;
     o partnerships or other entities classified as partnerships for US federal income tax purposes;
     o    persons liable for the alternative minimum tax;
     o    tax-exempt organizations; or
     o persons that own or are deemed to own 10% or more of ICICI Bank voting stock.

     As used herein, a US Holder is a beneficial owner of ADSs or equity shares that is, for US federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to US federal income taxation regardless of its source.


     This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreements will be performed in accordance with its terms.

     For US federal income tax purposes, if a US Holder owns an ADS, such holder will generally be treated as the owner of the equity shares underlying the ADS.

     The US Treasury has expressed concerns that parties to whom ADSs are pre-released maybe taking actions that are inconsistent with the claiming of foreign tax credits by US Holders of ADSs. Such actions would also be inconsistent with the claiming of the preferential rates of tax, described below, applicable to dividends received by certain non-corporate US Holders. Accordingly, the availability of preferential rates for dividends received by certain non-corporate US Holders could be affected by actions taken by parties to whom ADSs are pre-released.

     Please consult your tax adviser with regard to the application of the US federal income tax laws to the ADSs or equity shares in your particular circumstances, as well as any tax consequences arising under the laws of any US state, local or other taxing jurisdiction.


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     This discussion assumes that ICICI Bank is not, and will not become, a passive foreign investment company (as discussed below).

Taxation of Dividends


     Distributions received by US Holders with respect to the ADSs or equity shares, other than certain pro rata distributions of equity shares or rights to acquire equity shares, will constitute foreign-source dividend income for US federal income tax purposes to the extent paid out of ICICI Bank's current or accumulated earnings and profits, as determined in accordance with US federal income tax principles. The amount of the dividend a US Holder will be required to include in income will equal the US dollar value of the rupees, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the US Holder (in the case of equity shares), regardless of whether the payment is converted into US dollars on the date of receipt. If a US Holder realizes gain or loss on a sale or other disposition of rupees, it will be US-source ordinary income or loss. Corporate US Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by ICICI Bank. Subject to applicable limitations, dividends received by certain non-corporate US Holders in taxable years beginning before January 1, 2009 will be taxable at a maximum rate of 15%. Non-corporate US Holders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at these preferential rates.

     A US Holder will not be able to claim a US foreign tax credit for any Indian taxes for which ICICI Bank is liable and must pay as a result of any distribution on the ADSs or equity shares (as discussed under "- Indian Tax - Taxation of Distributions").


Taxation of Capital Gains


     A US Holder will generally recognize US-source capital gain or loss for US federal income tax purposes on the sale or other disposition of ADSs or equity shares, which will be long-term capital gain or loss if the ADSs or equity shares were held for more than one year. The amount of gain or loss will be equal to the difference between the amount realized on the sale or other disposition and the US Holder's tax basis in the ADSs or equity shares. Under certain circumstances as described under "-- Indian Taxation -- Taxation on Sale of ADSs or Equity Shares," a US Holder may be subject to Indian tax upon the sale or other disposition of equity shares. US Holders should consult their own tax advisers with respect to their ability to credit this Indian tax against their US federal income tax liability.


Passive Foreign Investment Company Rules


     In general, a foreign corporation is a passive foreign investment company (a "PFIC") for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based upon certain proposed Treasury regulations with respect to banks, which are proposed to be effective for taxable years beginning after December 31, 1994, ICICI Bank does not expect to be a PFIC for its current taxable year or in the foreseeable future. However, since there can be no assurance that the proposed Treasury regulations will be finalized in their current form, the manner of the application of the proposed Treasury regulations is not entirely clear, and the composition of our income and assets will vary over time, there can be no assurance that ICICI Bank will not be considered a PFIC for any taxable year.

     If ICICI Bank were treated as a PFIC for any taxable year during which a US Holder held an ADS or equity share and such holder has not made the mark-to-market election, as described below, such holder will be subject to special rules generally intended to eliminate any benefits from the deferral of US federal income tax that the holder could derive from investing in a foreign corporation that does not distribute all of its earnings on a current basis, Upon a disposition of ADSs or equity shares, including, under certain circumstances, a disposition pursuant to an otherwise tax-free reorganization, gain recognized by a US Holder would be allocated ratably over the holder's holding period for the ADSs or equity shares. The amounts allocated to the taxable year of the disposition and to any year before ICICI Bank became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution in



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respect of ADSs or equity shares in excess of 125% of the average of the annual distributions on ADSs or equity shares received by a US Holder during the preceding three years or such holder's holding period, whichever is shorter, would be subject to taxation as described above.


     If the ADSs or equity shares are "regularly traded" on a "qualified exchange," a US Holder may make a mark-to-market election. The ADSs or equity shares will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ADSs or equity shares, as the case may be, are traded on a qualified exchange on at least 15 days during each calendar quarter. A "qualified exchange" includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The Internal Revenue Service has not yet identified specific foreign exchanges that are "qualified" for this purpose. The New York Stock Exchange on which the ADSs are traded is a qualified exchange for US federal income tax purposes.


     If a US Holder makes the mark-to-market election, such holder generally will include as ordinary income the excess, if any, of the fair market value of the ADSs or equity shares at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs or equity shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a US Holder makes the election, such holder's basis in the ADSs or equity shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of ADSs or equity shares will be treated as ordinary income. Further, distributions would be taxed as described above under "-Taxation of Dividends," except that the preferential dividend rates with respect to dividends paid to certain non-corporate US Holders would not apply.

     If a US Holder owns ADSs or equity shares during any year in which ICICI Bank is a PFIC, such holder must file Internal Revenue Service Form 8621.

     In addition, if ICICI Bank were to be treated as a PFIC in a taxable year in which ICICI Bank pays a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate US Holders would not apply.


Information reporting and backup withholding


     Payment of dividends and sales proceeds that are made within the United States or through certain US-related financial intermediaries generally are subject to information reporting and to backup withholding unless the US Holder is a corporation or other exempt recipient or, in the case ofbackup withholding, such holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount ofany backup withholding from a payment to a US Holder will be allowed as a credit against such holder's US federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.



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


                                  UNDERWRITING


     We and the underwriters for the ADS offering, or the Underwriters, named below have entered into an underwriting agreement dated the date of this prospectus with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, each Underwriter has severally agreed to purchase from us the number of ADSs indicated in the following table. Merrill Lynch International and Morgan Stanley & Co. International Limited are the representatives of the Underwriters.


                                                    Number of
Underwriters                                           ADSs
------------                                        ---------

Merrill Lynch International......................
Morgan Stanley & Co. International Limited.......
Nomura International (Hong Kong) Limited.........
                                                    ---------
Total............................................
                                                    =========


     All the ADSs to be underwritten by Nomura International (Hong Kong) Limited will be offered by Nomura Securities Co., Ltd. in Japan, acting as the sole bookrunner for the Japanese Public Offering and its certain selling members (if any).


     The Underwriters are, provided certain conditions are satisfied, committed to take and pay for all of the ADSs being offered by this prospectus, if any are taken, other than the ADSs and equity shares covered by the option described below.


     In addition, the Underwriters have an option to buy up to an additional
      ADSs (representing up to an additional       equity shares) from us. They
may exercise that option within 30 days of the date of this prospectus. If any ADSs are purchased pursuant to this option, the Underwriters will severally, subject to the conditions set forth in the underwriting agreement, purchase additional ADSs in approximately the same proportion as set forth in the table above.


     The following table shows the per ADS and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to
purchase       additional ADSs (representing up to an additional       equity
shares).

                                     No Exercise              Full Exercise
                                    -------------            ---------------
Per ADS........................     US$                      US$
Total..........................     US$                      US$

     The ADSs sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any ADSs sold by the Underwriters to securities dealers may be sold at a discount
of up to US$      per ADS from the initial price to public. Any such securities dealers may resell any ADSs purchased from the Underwriters to certain other
brokers or dealers at a discount of up to       per ADS from the initial price
to public. If all the ADSs are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.


     Our ADSs are quoted on the New York Stock Exchange under the symbol "IBN." Our equity shares, including those underlying the ADSs, are listed on the National Stock Exchange and the Bombay Stock Exchange Limited.

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$ 1,440,000, including registration fees of approximately US $60,000, estimated printing fees of approximately US$ 130,000, estimated legal fees and expenses of approximately US$ 1,050,000 and estimated accounting fees and expenses of approximately US$ 200,000.

     We are paying all the expenses of the offering, including underwriting discounts and commissions, except that the Underwriters are paying for certain legal fees and expenses, and printing fees and roadshow expenses.

     In addition, we are also selling equity shares in India and other jurisdictions outside the United States, where permitted, under an Indian prospectus filed with the RoC in India, that is taking place simultaneously with this offering. This ADS offering is conditional upon the completion of the Indian public offering, which condition may be waived by mutual agreement of the Underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian, public offering is subject to customary conditions and there is no assurance that the Indian public offering will close. The number of equity shares to be sold in the Indian public offering is expected to equal the number that will result in gross proceeds of Rs. 50 billion or approximately US$ 1.1 billion (or Rs. 57.5 billion or approximately US$ 1.26 billion assuming full exercise of the underwriters' over-allotment option). ICICI Securities Limited is acting as our Indian financial advisor


     Each purchaser of our equity shares in the Indian public offering is deemed to have acknowledged, represented and agreed as follows:


     (1) It is neither in the United States nor a United States person (as defined in Regulation S under the Securities Act).


     (2) The equity shares offered in the Indian public offering have not been registered under the Securities Act.

     (3) It is purchasing those equity shares in an offshore transaction meeting the requirements of Rule 903 of Regulation S.

     We have agreed with the Underwriters not to issue any equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the representatives, and subject to certain exceptions.


     Offshore investors will not be permitted to deposit equity shares into the ADR facility until 40 days after the earlier of (i) the date the securities are first offered to the public and (ii) the closing date for the offering. Offshore investors would have to comply with the procedures under Indian law for the deposit of equity shares into the ADR facility.


     A prospectus in electronic format may be made available on the website maintained by one or more underwriters or securities dealers. The representatives of the Underwriters may agree to allocate a number of ADSs to the Underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the Underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the Underwriters to securities dealers who resell ADSs to online brokerage account holders.

     The Underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders.


     In order to facilitate the offering of ADSs, the Underwriters may purchase and sell equity shares and/or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional ADSs from us in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing additional ADSs in the open market. In determining the source of ADSs to close out the covered short position, the Underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids or purchases of ADSs made by the Underwriters in the open market prior to the completion of the offering.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such Underwriter in stabilizing or short covering transactions (which shall not include sales for the account of clients of such Underwriter).

     Any of these activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The Underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.


     It is expected that delivery of the ADSs to the Underwriters will be made against payment on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the ninth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on any day prior to the third business day before the delivery of the ADSs will be required, by virtue of the fact that the ADSs initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade, or to make any necessary arrangements to ensure that ADSs are available on the third business day after trading for settlement, to prevent a failed settlement. Purchasers of ADSs who wish to make such trades should consult their own advisors. Purchasers who are not able to borrow ADSs or make any other necessary arrangements to prevent a failed settlement may not be able to make any trades of ADSs prior to the third business day before the delivery of the ADSs to the underwriters.


     The Underwriters and certain of their affiliates have been and are currently our clients to whom we provide, from time to time, ordinary course commercial banking services.

     From time to time, the Underwriters and certain of their affiliates have provided and continue to provide commercial and investment banking services to us for which they have received, and may in the future receive, customary compensation.


     As of November 23, 2005, affiliates of Merrill Lynch International, Morgan Stanley & Co. Limited and Nomura International (Hong Kong) Limited owned approximately 1,551,952, 3,651,344 and 2,619,482 of our equity shares (including through ADSs), respectively.


     We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     We have been advised by the Underwriters that Merrill Lynch International expects to make offers and sales in the United States through its registered broker-dealer affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. International Limited expects to make offers and sales in the United States through its registered broker-dealer affiliate, Morgan Stanley & Co. Incorporated.

     The representatives of the Underwriters may be contacted at the following address: Merrill Lynch International, Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, United Kingdom and Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4UA, United Kingdom.

Selling Restrictions for the ADSs

     No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Australia. This prospectus is not a disclosure document under Part 6D of the Corporations Act 2001 (Cth) (the "Australian Corporations Act"), will not be lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.

     Accordingly, (i) the offer of ADSs under this prospectus is only made to persons to whom it is lawful to offer ADSs without disclosure to investors under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in Section 708 of the Australian Corporations Act, (ii) this prospectus will be made available in Australia to persons set forth in (i) above, and (iii) the Underwriters must send the offeree a notice stating in substance that by accepting the offer of ADSs, the offeree represents that it is such a person as set forth in (i) above and agrees not to sell or offer for sale in Australia any ADSs sold to the offeree within 12 months after their transfer to the offeree under this prospectus.


     Canada. The ADS will not be sold in Canada or to residents of Canada other than in compliance with applicable Canadian securities laws, or Canadian Securities Laws. Without limiting the foregoing, each Underwriter will only make offers and sales of the ADSs included in this offering in Canada or to residents of Canada (i) through an appropriately registered securities dealer or in accordance with an available exemption from the applicable registered securities dealer requirements under the Canadian Securities Laws and (ii) pursuant to an exemption from the prospectus requirements under Canadian Securities Laws.


     European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each international underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than (euro)43,000,000 and (iii) an annual net turnover of more than (euro)50,000,000, as shown in its last annual or consolidated accounts; or

     (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an "offer of shares to the public" in relation to any of the ADSs in any Relevant Member States means the communication in any form and by any means, of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State, by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     France. The ADSs will not be offered or sold, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifies) as defined in and in accordance with Article L.411-2 of the French Code Monetaire et Financier, as amended, and Decree no. 98-880 dated October 1, 1998, as amended, acting for their own account, are eligible to accept the offer and sale of the ADSs. This prospectus or any other offering material relating to the ADS offering has not been and shall not be distributed to the public in France. This prospectus has not been submitted to the clearance of the Autorite des marches financiers.

     Hong Kong. The ADSs will not be offered or sold in Hong Kong by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws in Hong Kong) will be issued other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     Italy. The offering of the ADSs has not been registered with the Commissione Nazionale per le Societa e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, (i) sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and other applicable laws and regulations; and (ii) the ADSs have not been offered, sold or delivered, and will not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs have not been distributed in the Republic of Italy unless such offer, sale or delivery of the ADSs or distribution of copies of this prospectus or other documents relating to the ADSs in the Republic of Italy is to qualified investors (operatori qualificati), as defined by Articles 25 and 31(2) of CONSOB Regulation no. 11522 of 1 July 1998 as subsequently modified (Regulation 11522), except for individuals referred to in Article 31(2) of Regulation 11522 who exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Societa di Intermediazione Mobiliare or SIM), management companies (societa di gestione del risparmio) authorized to manage individual portfolios on behalf of third parties and fiduciary companies authorized to manage individual portfolios pursuant to Article 60(4) of Legislative Decree no. 415 of 23 July 1996, and copies of this prospectus may not be reproduced or redistributed or passed on, directly or indirectly, to any other person or published in whole or in part. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus in Italy must be made solely by entities which are duly authorized to conduct such activities in Italy and must be in full compliance with the provisions contained in Legislative Decree no. 58 of 24 February 1998, Legislative Decree no. 385 of 1 September 1993 and any other applicable laws and regulations and possible requirements or limitations which may be imposed by the Italian competent authorities.


     Japan. As part of the offering, it is expected a certain number of ADSs will be offered in Japan in the Japanese Public Offering. It is intended that the offering in Japan be made by way of a public offer in Japan or, if for any reason, the Japanese Public Offering does not proceed, by way of a private placement instead (in either case, in accordance with the Securities and Exchange Law of Japan and the regulations thereunder). In any case, this document is not intended to constitute an offer of or the solicitation of an offer to buy ADSs to any resident of Japan. The Japanese Public Offering, if made, will be made pursuant to the securities registration statement filed on November 22, 2005 and its amendments to be filed by us with the relevant authority in Japan in accordance with the Securities and Exchange Law of Japan, as amended, collectively, the SRS. The offering price will be identical for both the Japanese Public Offering and the offering. ADSs purchased by any Underwriter to be sold in Japan will be purchased as principal and in connection with the initial offering and distribution of such ADSs, such ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident in Japan, except in accordance with the terms and conditions of the Japanese
Public Offering under the SRS (in the case of such a Japanese public offering) or except in compliance with the Securities and Exchange Law of Japan and other applicable laws and regulations of Japan (in the case of a private placement). As used in this paragraph, "resident in Japan" means any person residing in Japan, including any corporations or other entities organized under the laws of Japan.

     New Zealand. This prospectus is not a prospectus. It has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand, or the New Zealand Securities Act. This prospectus is being distributed in New Zealand only to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, within the meaning of section 3(2)(a)(ii) of the New Zealand Securities Act, or Habitual Investors. By accepting this prospectus, you represent and warrant that if you receive this prospectus in New Zealand, you are a Habitual Investor and you will not disclose this prospectus to any person who is not also a Habitual Investor.

     The Netherlands. The ADSs may not be offered in the Netherlands other than:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than (euro)43,000,000 and (iii) an annual net turnover of more than (euro)50,000,000, as shown in its last annual or consolidated accounts;

     (c) to any legal entity and any natural person who has asked to be considered as a professional market party and is registered pursuant to the Dutch Exemption Regulation (Vrijstellingsregeline Wte 1995); and

     (d) in any other circumstances which do not require the publication of a prospectus pursuant to the Dutch Exemption Regulation.

     Singapore. This prospectus has not been registered as an offering memorandum or information memorandum with the Monetary Authority of Singapore. No advertisement may be made offering or calling attention to an offer or intended offer of the ADSs to the public in Singapore. No ADSs may be offered or sold, no ADSs will be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than:

     o to an institutional investor specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act;

     o to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or

     o otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

     United Arab Emirates. This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (U.A.E.). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the U.A.E. Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other U.A.E. exchange.

     United Kingdom. Each international underwriter has represented and agreed that:


     (a)  (i) it is a person who is a qualified investor within the meaning of
          Section 86(7) of the Financial Services and Markets Act 2000, or the FSMA, being an investor whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the ADSs other than to persons who are qualified investors within the meaning of Section 86(7) of the FSMA or who it reasonably expects will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the FSMA by us;


     (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to it; and

     (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

                                  LEGAL MATTERS

     Certain US legal matters will be passed upon for us by Davis Polk & Wardwell, our US counsel, and for the underwriters by Latham & Watkins LLP, US counsel to the underwriters. The validity of the ADSs offered by us in this prospectus and the validity of the equity shares represented by the ADSs and certain other Indian legal matters will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and by Khaitan & Co., Indian counsel to the underwriters. Davis Polk & Wardwell may rely upon Amarchand & Mangaldas & Suresh A. Shroff & Co. and Latham & Watkins LLP may rely upon Khaitan & Co. with respect to all matters of Indian law.


                                     EXPERTS


     Our consolidated balance sheets as of March 31, 2004 and 2005 and the related consolidated statements of earnings, stockholders' equity, cash flows and other comprehensive income for each of the years in the three-year period ended March 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     With respect to the unaudited condensed interim consolidated financial statements as of September 30, 2004 and 2005, and for the six months then ended, included herein, KPMG has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their report with respect thereto, included herein, states that they did not audit and they do not express an opinion on such condensed interim consolidated financial statements. Accordingly, the degree of reliance on their report on such condensed interim statements should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited condensed interim financial statements because that report is not a report or a part of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                 (This page has been left blank intentionally.)

INDEX TO US GAAP FINANCIAL STATEMENTS

ICICI Bank Limited and subsidiaries


Unaudited condensed consolidated financial statements
As of September 30, 2005 and for the six months ended September 30, 2005 and
2004

Contents                                                                    Page

Report of independent registered public accounting firm......................F-2
Unaudited condensed consolidated balance sheets .............................F-3
Unaudited condensed consolidated statements of operations ...................F-5
Unaudited condensed consolidated statements of stockholders'
  equity and other comprehensive income .....................................F-7
Unaudited condensed consolidated statements of cash flows ...................F-8
Notes to the unaudited condensed consolidated financial statements .........F-10

         REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ICICI Bank Limited

     We have reviewed the accompanying condensed consolidated balance sheets of ICICI Bank Limited and subsidiaries ("the Company") as of September 30, 2005, the related condensed consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows for each of the six-months periods ended 30 September 2005 and 2004. These condensed consolidated financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with US generally accepted accounting principles.

     We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of March 31, 2005, and the related consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows for the year then ended (not presented herein); and in our report dated April 30, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2005, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived. The United States dollar amounts are presented in accompanying condensed consolidated financial statements solely for the convenience of the readers and have been translated into United States dollar on the basis described in Note 1 to the condensed consolidated financial statements.


Mumbai, India                                                               KPMG
November 3, 2005.

ICICI Bank Limited and subsidiaries


Unaudited condensed consolidated balance sheets
In millions, except share data

                                                                                                        Convenience
                                                                                                     translation into
                                                                                                         US$ As of
                                                                As of March 31    As of September      September 30,
                                                                     2005             30 2005              2005
                                                                --------------    ---------------    ----------------
Assets
Cash and cash equivalents.................................     Rs.     155,639    Rs.     151,095    US$        3,439
Trading assets............................................              75,538             59,588               1,356
Securities:
   Available for sale.....................................             369,818            430,531               9,798
   Non-readily marketable equity securities...............               7,209              4,142                  94
   Venture capital investments............................               3,932              2,078                  47
Investments in affiliates.................................               4,725              5,052                 115
Loans, net of allowance for loan losses, security
   deposits and unearned income...........................             999,858          1,170,154              26,631
Customers' liability on acceptances.......................              74,116             73,522               1,673
Property and equipment, net...............................              26,055             26,695                 608
Assets held for sale......................................               3,741              3,360                  76
Goodwill..................................................               7,407              8,161                 186
Intangible assets, net....................................               4,199              3,884                  88
Deferred tax assets.......................................              12,111              8,379                 191
Interest and fees receivable..............................              17,211             22,141                 504
Other assets..............................................             101,888            108,653               2,473
                                                               ---------------    ---------------    ----------------
Total assets..............................................     Rs.   1,863,447    Rs.   2,077,435    US$       47,279
                                                               ===============    ===============    ================
Liabilities
Interest bearing deposits.................................     Rs.     889,626    Rs.   1,101,456    US$     25,067
Non-interest bearing deposits.............................             126,908            125,007               2,845
Trading liabilities.......................................              24,258             20,880                 475
Short-term borrowings.....................................              91,951            110,317               2,511
Bank acceptances outstanding..............................              74,116             73,522               1,673
Long-term debt............................................             367,499            357,443               8,135
Redeemable preferred stock................................               1,044              1,099                  25
Taxes and dividends payable...............................              17,885             16,080                 366
Deferred tax liabilities..................................                 550                514                  12
Other liabilities.........................................             139,546            134,108               3,052
                                                               ---------------    ---------------    ----------------
 Total liabilities........................................     Rs.   1,733,383    Rs.   1,940,426    US$       44,161
                                                               ---------------    ---------------    ----------------
Commitments and contingencies (Note 10)

Minority interest.........................................               2,068              5,893                 134

Stockholders' equity:
Common stock at Rs. 10 par value: 1,550,000,000 and
1,000,000,000 shares authorized as of March 31, 2005 and
September 30, 2005 respectively; Issued and outstanding
736,738,564 and 740,881,117 shares as of March 31, 2005
and September 30, 2005, respectively......................               7,368              7,409                 169

ICICI Bank Limited and subsidiaries

In millions, except share data


                                                                                              Convenience
                                                                                              translation
                                                                                                into US$
                                                                For the six months ended       For the six
                                                                      September 30,           months ended
                                                               ---------------------------   September 30,
                                                                    2004          2005             2005
                                                               ------------   ------------   -------------
Additional paid-in capital................................              96,818             98,027               2,231
Retained earnings.........................................              20,581             21,137                 481
Deferred compensation costs...............................                 (60)               (41)                 (1)
Accumulated other comprehensive income....................               3,289              4,584                 104
                                                               ---------------    ---------------    ----------------
Total stockholders' equity................................             127,996            131,116               2,984
                                                               ---------------    ---------------    ----------------
Total liabilities and stockholders' equity...............      Rs.   1,863,447    Rs.   2,077,435    US$       47,279
                                                               ===============    ===============    ================


See accompanying notes to the unaudited condensed consolidated financial statements.

ICICI Bank Limited and subsidiaries


Unaudited condensed consolidated statements of operations
In millions, except share data


                                                                                              Convenience
                                                                                              translation
                                                                                                into US$
                                                                For the six months ended       For the six
                                                                      September 30,           months ended
                                                               ---------------------------   September 30,
                                                                    2004          2005             2005
                                                               ------------   ------------   -------------
Interest and dividend income
Interest and fees on loans...............................      Rs.   33,168   Rs.   44,853   US$     1,021
Interest and dividends on securities.....................             6,510         11,463             261
Interest and dividends on trading assets.................             1,057          1,548              35
Interest on balances and deposits with banks.............               705          1,175              27
Other interest income....................................             1,081            498              11
                                                               ------------   ------------   -------------
Total interest and dividend income.......................            42,521         59,537           1,355
Interest expense
Interest on deposits.....................................            14,905         26,822             610
Interest on long-term debt...............................            15,556         15,113             344
Interest on short-term borrowings........................             1,304          2,112              48
Interest on trading liabilities..........................               704          2,046              47
Other interest expense...................................                92             71               2
                                                               ------------   ------------   -------------
Total interest expense...................................            32,561         46,164           1,051
                                                               ============   ============   =============
Net interest income......................................             9,960         13,373             304
Provision for loan losses................................             4,379          5,795             132
                                                               ------------   ------------   -------------
Net interest income/(loss) after provision
  for loan losses........................................             5,581          7,578             172
Non-interest income
Fees, commission and brokerage...........................             7,598         11,420             260
Net gain/(loss) on trading activities....................            (1,067)         2,422              55
Net gain/(loss) on venture capital investments...........              (101)           449              10
Net gain on other securities.............................             2,854          3,956              90
Net gain on sale of loans and credit substitutes.........             2,745          2,430              56
Foreign exchange income..................................              (355)           660              15
Software development and services........................               670          1,164              27
Gain/(loss) on sale of property and equipment............               (85)            50               1
Transaction processing services..........................             1,297          2,363              54
Other non-interest income................................               216            181               4
                                                               ------------   ------------   -------------
Total non-interest income................................            13,772         25,095             572
Non-interest expense
Salaries and employee benefits...........................             5,179          7,807             178
General and administrative expenses......................             9,554         12,727             290
Amortization of intangible assets........................               302            315               7
                                                               ------------   ------------   -------------
Total non-interest expense...............................            15,035         20,849             475
                                                               ------------   ------------   -------------
 Income before equity in loss of affiliates,
  minority interest and income taxes.....................             4,318         11,824             269
Equity in loss of affiliates.............................              (670)          (541)            (12)
Minority interest........................................                 4            (31)             (1)
                                                               ------------   ------------   -------------
Income/(loss) before income taxes........................             3,652         11,252             256
Income tax (expense)/benefit.............................              (874)        (3,522)            (80)
                                                               ------------   -----------    -------------
Net income...............................................      Rs.    2,778   Rs.    7,730   US$       176
                                                               ============   ============   =============

See accompanying notes to the unaudited condensed consolidated financial statements.

ICICI Bank Limited and subsidiaries

In millions, except share data

                                                                                              Convenience
                                                                                              translation
                                                                                                into US$
                                                                For the six months ended      For the six
                                                                      September 30,           months ended
                                                               ---------------------------   September 30,
                                                                   2004           2005            2005
                                                               ------------   ------------   -------------

Earnings per equity share: Basic (Rs.)...................      Rs.     3.86   Rs.    10.46    US$    0.24
Earnings per equity share: Diluted (Rs.).................      Rs.     3.82   Rs.    10.35    US$    0.24
Weighted average number of equity shares
  used in computingearnings per equity share (millions)
Basic....................................................               720            739
Diluted..................................................               726            747

See accompanying notes to the unaudited condensed consolidated financial statements.

ICICI Bank Limited and subsidiaries


Unaudited condensed consolidated statements of stockholders' equity and other comprehensive income
In millions, except share data
                                                                                                        Accumulated
                                                                                                          other
                                         Common Stock          Additional                              comprehensive      Total
                                    ------------------------    paid-in      Retained     Deferred      Income, net   stockholder's
                                    No. of shares    Amount     capital      Earnings   compensation     of tax          equity
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Balance as of March 31, 2004.......   616,391,905      6,164  Rs.  65,341  Rs.  18,279  Rs.       --   Rs.     4,741  Rs.    94,525
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Common stock issued, net of issue
expenses ..........................   115,920,758      1,157       30,769           --            --              --         31,926
Common stock issued on exercise
of stock options ..................     2,416,016         24          237           --            --              --            261
Compensation related to employee
stock option plan .................            --         --          110           --          (110)             --             --
Amortization of compensation.......            --         --           --           --            22              --             22
Comprehensive income
   Net income/(loss)...............            --         --           --       2 ,778            --             --           2,778
   Net unrealized gain/(loss) on
    securities, net of realization
    (net of tax)...................            --         --           --           --            --          (4,536)        (4,536)
   Translation adjustments
    (net of tax)...................            --         --           --           --            --              97             97
                                                                                                                      -------------
Comprehensive income/(loss)........            --         --           --           --            --              --         (1,661)
Cash dividends declared                                                                                               =============
 (Rs. 7.5 per common share)........            --         --           --       (6,228)           --              --         (6,228)
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Balance as of September 30, 2004...   734,728,679  Rs. 7,345  Rs.  96,457  Rs.  14,829  Rs.      (88)  Rs.       302  Rs.   118,845
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Balance as of September 30, 2004
(US$) .............................                      167        2,195          338            (2)              7          2,705
Balance as of March 31, 2005.......   736,738,564  Rs. 7,368  Rs.  96,818  Rs.  20,581  Rs.      (60)  Rs.     3,289  Rs.   127,996
Common stock issued on exercise
of stock options ..................     4,142,553         41          597           --            --              --            638
Compensation related to employee
stock option plan .................            --         --           (3)          --             3              --             --
Increase in carrying value on
direct issuance by subsidiary .....            --         --          615           --            --              --            615
Amortization of compensation.......            --         --           --           --            16              --             16
Comprehensive income...............
   Net income/(loss)...............            --         --           --        7,730            --              --          7,730
   Net unrealized gain/(loss) on
securities, net of realization
(net of tax).......................            --         --           --           --            --           1,241          1,241
   Translation adjustments
(net of tax).......................            --         --           --           --            --              54             54
                                                                                                                      -------------
Comprehensive income/(loss)........            --         --           --           --            --              --          9,025
Cash dividends declared (Rs.                                                                                          =============
8.5 per common share)..............            --         --           --       (7,174)           --              --         (7,174)
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Balance as of September 30, 2005...   740,881,117      7,409  Rs.  98,027  Rs.  21,137  Rs.      (41)  Rs.     4,584  Rs.   131,116
                                    -------------  ---------  -----------  -----------  ------------   -------------  -------------
Balance as of September 30, 2005
(US$)..............................          --        169        2,231          481            (1)            104          2,984

See accompanying notes to the condensed consolidated financial statements.

ICICI Bank Limited and subsidiaries


Unaudited condensed consolidated statements of cash flows
In millions, except share data

                                                                                                        Convenience
                                                                                                        translation
                                                                                                          into US$
                                                                           For the six months ended     For the six
                                                                                  September 30,         months ended
                                                                           -------------------------   September 30,
                                                                              2004           2005           2005
                                                                           -----------  ------------   -------------
Operating activities
Net income..........................................................       Rs.   2,778  Rs.    7,730   US$       176
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
   Provision for loan and other credit losses.......................             4,379         5,795             132
   Depreciation.....................................................             1,650         2,075              47
   Amortization of intangibles and deferred income..................               (83)       (1,141)            (26)
   Amortization of discounts and expenses on borrowings.............               262           (31)             (1)
   Deferred income tax..............................................            (5,219)        3,586              82
   Unrealized loss on trading assets................................             2,194           196               4
   Unrealized loss/(gain) on venture capital investments............               101          (449)            (10)
   Other than temporary decline in value of other securities........               480           379               8
   Undistributed equity in loss of affiliates.......................               669           541              12
   Minority interest................................................                (4)           31               1
   (Gain)/loss on sale of property and equipment, net...............                85           (50)             (1)
   Gain on sale of securities available for sale....................            (2,854)       (3,956)            (90)
   Gain on sale of loans............................................            (2,744)       (2,430)            (55)
   Change in assets and liabilities
     Trading account assets.........................................            50,459        15,754             359
     Interest and fees receivable...................................            (4,458)       (4,930)           (112)
     Other assets...................................................           (18,239)       (7,029)           (160)
     Trading account liabilities....................................           (17,397)       (3,378)            (77)
     Taxes payable..................................................               617        (1,805)            (41)
     Other liabilities..............................................            21,773        (1,588)            (36)
                                                                           ------------ ------------   --------------
Net cash (used in)/provided by operating activities.................            34,449         9,300             212
                                                                           ------------ ------------   --------------
Investing activities
Purchase of available for sale securities...........................           (98,451)     (131,049)         (2,982)
Purchase of venture capital investments.............................              (659)       (1,916)            (44)
Purchase of non-readily marketable equity securities................            (1,115)         (636)            (15)
Proceeds from sale of available for sale securities.................            80,703        75,157           1,710
Proceeds from sale of venture capital investments...................             1,340         4,219              96
Proceeds from sale of non-readily marketable equity securities......             1,488         3,702              84
Origination of loans, net...........................................          (167,152)     (241,246)         (5,490)
Proceeds from sale of loans.........................................           119,461        69,365           1,579
Purchase of property and equipment..................................            (1,954)       (3,224)            (73)
Proceeds from sale of property and equipment........................               107           559              13
Investments in affiliates...........................................              (944)         (868)            (20)
Payment for business acquisition, net of cash acquired..............            (1,388)         (612)            (14)
                                                                           ------------ ------------   --------------
Net cash (used in)/provided by investing activities.................           (68,564)     (226,549)         (5,156)
                                                                           ------------ ------------   --------------

ICICI Bank Limited and subsidiaries

In millions, except share data

                                                                                                        Convenience
                                                                                                        translation
                                                                                                         into US$
                                                                           For the six months ended     For the six
                                                                                  September 30,         months ended
                                                                           -------------------------   September 30,
                                                                            2004           2005            2005
                                                                           -----------  ------------   -------------
Financing activities
Increase in deposits, net...........................................       Rs.  37,805  Rs.  209,934   US$     4,778
Proceeds/repayment from short-term borrowings, net..................             8,997        18,366             418
Proceeds from issuances of long-term debt...........................            49,823        37,982             864
Repayment of long term debt.........................................           (67,771)      (48,006)         (1,093)
Proceeds from issuance of common stock..............................            32,187         1,253              29
Cash dividends paid.................................................            (6,228)       (7,174)           (163)
                                                                           -----------  ------------   -------------
Net cash provided by/(used in) financing activities.................            54,813       212,355           4,833
                                                                           -----------  ------------   -------------
Effect of exchange rate on cash and cash equivalents................             1,215           350               8
                                                                           -----------  ------------   -------------
Net increase/(decrease) in cash and cash equivalents................            21,913        (4,544)           (103)
Cash and cash equivalents at the beginning of the period............            98,985       155,639           3,542
                                                                           -----------  ------------   -------------
Cash and cash equivalents at the end of the period..................       Rs. 120,898  Rs.  151,095   US$     3,439
                                                                           ===========  ============   =============
Supplementary information:
Cash paid for:
   Taxes............................................................       Rs.   3,861  Rs.    5,877   US$       134
Non-cash items:.....................................................
   Foreclosed assets................................................            15,503         3,296              75
   Change in unrealized gain/(loss) on securities available for
     sale, net......................................................            (4,536)        1,241              28
   Acquisitions
   Fair value of net assets acquired, excluding cash and cash
     equivalents....................................................             1,388           612              14

See accompanying notes to the unaudited condensed consolidated financial statements.

ICICI Bank Limited and subsidiaries

Notes to the unaudited condensed consolidated financial statements


1.   Significant accounting policies

     Overview

     ICICI Bank Limited ("ICICI Bank") together with its subsidiaries and affiliates (collectively, the "Company") is a diversified financial services group providing a variety of banking and financial services including project and corporate finance, working capital finance, venture capital finance, investment banking, treasury products and services, retail banking, broking and insurance. Further, the Company also has interests in the software development, software services and business process outsourcing businesses. The Company is headquartered in Mumbai, India.

     Basis of preparation

     The accounting and reporting policies of the Company used in the preparation of these condensed consolidated financial statements reflect general industry practices and conform to generally accepted accounting principles in the United States (US GAAP). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation, have been reflected. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the annual report in Form 20F.

     In the current period, the enacted corporate income tax rate decreased from 36.59% to 33.66% and the tax rate in respect of long term capital gains increased from 20.91% to 22.44%. The net effect of this was an increase in income tax expenses of Rs. 516 million for the period ended September 30, 2005.

     The preparation of consolidated financial statements in conformity with US GAAP requires that management makes estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported income and expense for the reporting period. The Company makes estimates for valuation of derivatives and securities, where no ready market exists, determining the level of allowance for loan losses and assessing recoverability of goodwill, intangible assets and deferred tax assets. Management believes that the estimates used in the preparation of the condensed consolidated financial statements are prudent and reasonable. The actual results could differ from these estimates.

     Certain financial information that is normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America, but is not required for interim reporting purposes has been condensed or omitted.

     Solely for the convenience of the readers, the unaudited condensed consolidated financial statements as of and for the period ended September 30, 2005, have been translated into United States dollar at the noon buying rate in New York City on September 30, 2005, for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve of New York of US$ 1 = Rs. 43.94. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or any other certain rate on September 30, 2005, or at any other certain date.

ICICI Bank Limited and subsidiaries

     Stock-based compensation

     The Company uses the intrinsic value based method of Accounting Principle Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations including FASB Interpretation No. 44, Accounting for Certain transactions involving Stock Compensation an interpretation of APB Opinion 25, issued in March 2000, to account for its employee stock-based compensation plans. Compensation cost for fixed and variable stock based awards is measured by the excess, if any, of the fair market price of the underlying stock over the exercise price. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until the number of shares an individual is entitled to receive and the exercise price are known (measurement date).

     Recently, the FASB issued SFAS No. 123 (Revised 2004) "Share - Based Payment" requiring companies to change their accounting policies to record the fair value of stock options issued to employees as an expense. Currently, the Company does not deduct the expense of stock option grant from its income statement based on the fair value method as the Bank has adopted pro-forma disclosure provisions of SFAS No. 123 "Accounting for Stock based Compensation." The Company is required to adopt SFAS No. 123 (R) from the fiscal year beginning April 1, 2006. Had compensation cost been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net income and earnings per share as reported would have changed to the amounts indicated below.

                                                      For the six-months period
                                                         ended September 30,
                                                      -------------------------
                                                          2004         2005
                                                      -----------   -----------
Net income/(loss) (in millions)
As reported........................................   Rs.   2,778   Rs.   7,730
Add:   Stock based employee compensation expense
       included in reported net income... .........            22            16
Less:  Stock based employee compensation expense
       determined under fair value based method....          (234)         (267)
                                                      ------------- -----------
Pro forma net income/(loss)........................   Rs.   2,566   Rs.   7,479
                                                      ------------- -----------
Earnings/(loss) per share: Basic (in Rs.)
As reported........................................          3.86         10.46
Pro forma..........................................          3.56         10.12
Earnings/(loss) per share: Diluted (in Rs.)
As reported........................................          3.82         10.35
Pro forma                                                    3.53         10.01

     The fair value of the options is estimated on the date of the grant using the Black-Scholes options pricing model, with the following assumptions:

                                                       For the six-months period
                                                          ended September 30,
                                                       -------------------------
                                                          2004          2005
                                                       -----------   -----------

Dividend yield...................................             2.7%          2.0%
Expected life....................................        3-6 years     3-6 years
Risk free interest rate..........................        4.6%-6.1%     6.4%-7.2%
Volatility.......................................            38.8%         37.7%

ICICI Bank Limited and subsidiaries

     Reclassifications

     Certain other reclassifications have been made in the financial statements of prior periods to conform to classifications used in the current period. These changes had no impact on previously reported results of operations or stockholders' equity.

2.   Business combination

     During the six-months period ended September 30, 2005, the Company acquired an additional 6% of the share capital in Prudential ICICI Asset Management Company Limited, from Prudential PLC. The value of this transaction is not material to the Company's condensed consolidated financial position, results of operations or cash flows. The purchase consideration relating to this step acquisition of Prudential ICICI Asset Management Company Limited has been allocated to the assets and liabilities assumed as of the date of acquisition based on management's preliminary estimates. Finalization of the purchase price allocation, which is expected to be completed within seven months from the date of the acquisition, may result in certain adjustments to the purchase price allocation.

3.   Segmental disclosures and related information

     Segmental disclosures

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the reporting of information about operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's operations have been classified into the following segments: Commercial Banking segment, Investment Banking segment and Others.

     The Commercial Banking segment provides medium-term and long-term project and infrastructure financing, securitization, factoring, lease financing, working capital finance and foreign exchange services to clients. Further, it provides deposit and loan products to retail customers. The Investment Banking segment deals in the debt, equity and money markets and provides corporate advisory products such as mergers and acquisition advice, loan syndication advice and issue management services.

     Others consist of various operating segments that do not meet the requirements to be reported as on individual reportable segment as defined in SFAS No. 131.

     The CODM evaluates the Company's performance and allocates resources based on performance indicators (components of profit and loss) of each of the segments. Further, the CODM specifically reviews assets of the consumer loans division, which is a part of commercial banking segment.

ICICI Bank Limited and subsidiaries

     The profit and loss of reportable segments is set out below.

                                                   Commercial Banking             Investment Banking
                                                For the six months ended       For the six months ended
                                                      September 30,                  September 30,
                                              ---------------------------    ---------------------------
                                                  2004            2005           2004            2005
                                              ------------   ------------    ------------   ------------
                                                      (in millions)                  (in millions)
Income from external customers
Interest income..........................     Rs.   33,300   Rs.   46,161    Rs.    9,219   Rs.   13,375
Non - interest income....................            9,742         14,029           1,677          7,443
Income from other operating segments
Interest income..........................            5,267          7,056              64             65
Non - interest income....................              221            402             153            176
                                              ------------   ------------    ------------   ------------
 Total income............................     Rs.   48,530   Rs.   67,648    Rs.   11,113   Rs.   21,059

Interest expense.........................     Rs.   28,267   Rs.   37,050    Rs.    9,504   Rs.   15,954
Depreciation.............................            1,259          1,501             174            215
Provision for loan losses................            4,382          5,764              (3)            31
Other expenses...........................           10,230         14,017           1,570          2,109
                                              ------------   ------------    ------------   ------------
Income/(loss) before taxes...............     Rs.    4,392   Rs.    9,316    Rs.     (132)  Rs.    2,750
Income tax (expense)/benefit.............           (1,051)        (2,916)             32           (861)
                                              ------------   ------------   -------------   ------------
Net income/(loss)........................     Rs.    3,341   Rs.    6,400    Rs.     (100)  Rs.    1,889

     A listing of certain assets of reportable segments is set out below.

                                               Commercial       Investment
                                                 Banking          Banking         Others          Total
                                              ------------     ------------    ------------   -----------
                                                 As of September 30, 2005
                                                      (in millions)
Property and equipment...................     Rs.   21,420     Rs.    1,145    Rs.    4,130   Rs.   26,695
Investment in equity affiliates..........               --               15           5,037          5,052

     Inter segment transactions are generally based on transfer pricing measures as determined by management. Income, expenses, assets and liabilities are either specifically identifiable with individual segments or have been allocated to segments on a systematic basis. Corporate overheads and assets have also been allocated to segments on a systematic basis.

     A reconciliation between the segment income and consolidated totals of the Company is set out below.

                                                                Income/(loss) before
                                                                 taxes and accounting
                                        Total income                  changes                  Net income/(loss)
                                  -------------------------    -------------------------    -------------------------
                                  For the six months ended     For the six months ended     For the six months ended
                                        September 30,               September 30,                September 30,
                                  -------------------------    -------------------------    -------------------------
                                      2004          2005           2004          2005          2004          2005
                                  -----------    ----------    -----------    ----------    -----------   -----------
                                                                    (in millions)
Commercial banking.............   Rs.  48,530   Rs.  67,648    Rs.   4,392    Rs.  9,316    Rs.   3,341   Rs.   6,400
Investment banking.............        11,113        21,059           (132)        2,750           (100)        1,889
Others.........................         2,746         4,225           (608)         (814)          (463)         (559)

Other reconciling adjustments..        (6,096)       (8,300)
                                  -----------    ----------    -----------    ----------    -----------   -----------
Consolidated Total.............   Rs.  56,293   Rs.  84,632    Rs.   3,652    Rs. 11,252    Rs.   2,778   Rs.   7,730
                                  ===========   ===========    ===========    ==========    ===========   ===========

ICICI Bank Limited and Subsidiaries

     A reconciliation between the segments and consolidated total assets of the Company is set out below.

                                                                                   As of March 31     As of September
                                                                                        2005              30 2005
                                                                                   ---------------    ---------------
                                                                                             (in millions)
Commercial Banking(1)........................................................      Rs.   1,207,789    Rs.   1,372,322
Investment Banking...........................................................              641,722            696,465
Others.......................................................................                9,229             11,066
                                                                                   ---------------    ---------------
Total segment assets.........................................................      Rs.   1,858,740    Rs.   2,079,853

Unallocable assets...........................................................               27,052             26,159
Eliminations.................................................................              (22,345)           (28,577)
                                                                                   ---------------    ---------------
Consolidated total assets....................................................      Rs.   1,863,447    Rs.   2,077,435
                                                                                   ---------------    ---------------

------------------
1) Commercial banking includes assets of consumer loans division of Rs. 685,374 million (March 31, 2005: Rs. 529,003 million), which are reviewed separately by the CODM.

   Geographic distribution

     The business operations of the Company are largely concentrated in India. Activities outside India include resource mobilization in the international markets and operations of certain software development and services subsidiaries in the United States, United Kingdom and Canada. The assets and income from foreign operations are not significant to the overall operations of the Company.

     Major customers

     The Company provides banking and financial services to a wide base of customers. There is no major customer, which contributes more than 10% of total income.

4.   Securitization activity

     The Company primarily securitizes commercial loans through "pass-through" securitizations. After the securitization, the Company generally continues to maintain customer account relationships and services loans transferred to the securitization trust. The securitizations are either with or without recourse. In a few cases, the Company may enter into derivative transactions such as written put options and interest rate swaps with the transferees.

     During the six-months period ended September 30, 2005, the Company securitized loans which resulted in gains of Rs. 2,430 million. The gains are reported as a component of gain on sale of loans and credit substitutes.

     As discussed above, the Company has written put options, which require the Company to purchase, upon request of the holders, securities issued in certain securitization transactions. The put options seek to provide liquidity to holders of such instruments. If exercised, the Company will be obligated to purchase the securities at the predetermined exercise price.

ICICI Bank Limited and Subsidiaries

5.   Issuance of stock by subsidiary

     In April 2005, 3i Infotech Limited (formerly ICICI Infotech Limited) a fully consolidated entity of the Company, involved in software development and services, issued equity shares through an initial public offering of 21,766,844 equity shares at a premium of Rs. 90 per share amounting to Rs. 1,959 million. As a result of the offering, the Bank's holding in 3i Infotech Limited reduced from 92.4% at March 31, 2005 to 54.3% subsequent to the offering.

     The offering price per share exceeded Company's carrying amount per share in 3i Infotech, which resulted in an increase in the carrying value of Company's investment in Infotech by Rs. 615 million. This change in the carrying value has been recognized in the statement of stockholders' equity as a capital transaction.

6.   Investments in affiliates

     The Company accounts for its 74% ownership interest in ICICI Prudential Life Insurance Limited ("ICICI Prulife") and ICICI Lombard General Insurance Company Limited ("ICICI Lombard") by the equity method of accounting because of substantive participative rights held by the minority shareholders.

     The carrying value of the investment in these companies as of September 30, 2005, was Rs. 5,036 million (March 31, 2005: Rs. 4,294 million). The
Company's equity in the loss of these affiliates for the six-months period ended September 30, 2005 was Rs. 567 million (September 30, 2004: Rs. 707 million).

     The summarized balance-sheets and statements of operations of these entities as of and for the six-months period ended September 30, 2005 is set out below.

Balance sheet                                         As of September 30, 2005
                                                    ----------------------------
                                                    ICICI Prulife  ICICI Lombard
                                                    -------------  -------------
                                                            (in millions)

Cash and cash equivalents.........................  Rs.     2,054  Rs.       365
Securities........................................         11,985          7,087
Assets held to cover linked liabilities...........         31,333             --
Other assets......................................          7,402          6,137
                                                    -------------  -------------
   Total assets...................................  Rs.    52,774  Rs.    13,589
                                                    =============  =============

Provision for linked liabilities..................  Rs.    31,333  Rs.        --
Other liabilities.................................         17,332         10,892
Stockholders' equity..............................          4,109          2,697
                                                    -------------  -------------
   Total liabilities and stockholders' equity.....  Rs.    52,774  Rs.    13,589
                                                    =============  =============

ICICI Bank Limited and Subsidiaries

                                                     For the six-months period
Statement of income                                   ended September 30, 2005
                                                    ----------------------------
                                                    ICICI Prulife  ICICI Lombard
                                                    -------------  -------------
                                                           (in millions)

Interest income..................................   Rs.      422   Rs.      231
Interest expense.................................             --             --
                                                    ------------   ------------
Net interest income..............................   Rs.      422   Rs.      231
Insurance Premium................................          3,065          3,151
Other non-interest income........................            738            328
Non-interest expense.............................         (5,033)        (3,567)
Income tax (expense)/benefit.....................           (109)             8
                                                    ------------   ------------
Net income/(loss)................................   Rs.     (917)  Rs.      151
                                                    ============   ============

7.   Loans

     A listing of loans by category is set out below.

                                                     As of March 31,   As of September 30,
                                                          2005                2005
                                                    ----------------   -------------------
                                                               (in millions)

Project and corporate finance (1) (2) ............  Rs.      329,169   Rs.      359,054
Working capital finance (including
  working capital term loans)... .................           135,573            129,071
Lease financing...................................            18,400             16,659
Consumer loans and credit card receivables........           526,515            663,083
Other.............................................            68,660             80,552
                                                    ----------------   ----------------
Gross loans.......................................  Rs.    1,078,317   Rs.    1,248,419
Unearned income...................................                68              1,158
Security deposits.................................            (2,627)            (2,609)
                                                    ----------------   ----------------
Loans, net of unearned income and
  security deposits...............................  Rs.    1,075,758   Rs.    1,246,968
Allowances for loan losses........................           (75,900)           (76,814)
                                                    ----------------   ----------------
Loans, net........................................  Rs.      999,858   Rs.    1,170,154
                                                    ================   ================

------------------
1) Non-readily marketable privately placed debt instruments are classified as loans to reflect the substance of such transactions as substitutes for direct lending (credit substitutes).
2) Includes Rs. 27,323 million (March 31, 2005: Rs. 31,268 million) of credit substitutes classified as loans.

     Project and corporate finance loans are generally secured by property, plant and equipment and other tangible assets. Generally, the working capital loans are secured by a first lien on current assets, principally comprising inventory and receivables. Additionally, in certain cases the Company may obtain additional security for working capital loans through a first or second lien on property and equipment, pledge of financial assets like marketable securities and corporate/personal guarantees.

8.   Allowance for loan losses

     Changes in the allowance for loan losses

     Movements in the allowance for loan losses are set out below.

ICICI Bank Limited and Subsidiaries

                                                 For the six-     For the six-
                                                    months           months
                                                 period ended     period ended
                                                 September 30,    September 30,
                                                      2004            2005
                                                 ------------     -------------
                                                         (in millions)

Allowance for loan losses at the
  beginning of the period......................  Rs.   66,767      Rs.   75,900
Provisions for loan losses, net of
  releases of provisions
  as a result of cash collections..............         4,379             5,795
                                                 ------------      ------------
                                                 Rs.   71,146      Rs.   81,695
Loans charged-off..............................        (1,585)           (4,881)
                                                 ------------      ------------
Allowance for loan losses at
  the end of the period........................  Rs.   69,561      Rs.   76,814
                                                 ============      ============

9.   Employee benefits

     Gratuity

     In accordance with Indian regulations, the Company provides for gratuity, a defined benefit retirement plan covering all employees. The plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee's salary and the years of employment with the Company. The gratuity benefit provided by the Company to its employees is equal to or greater than the statutory minimum.

     In respect of the parent company, the gratuity benefit is provided to the employee either through a fund administered by a Board of Trustees and managed by Life Insurance Corporation of India (LIC) or through ICICI Prudential Life Insurance Company Limited ("ICICI Prulife"). The Company is responsible for settling the gratuity obligation through contributions to the fund. The plan is fully funded.

     In respect of the remaining entities within the group, the gratuity benefit is provided through annual contributions to a fund administered and managed by the LIC. Under this scheme, the settlement obligation remains with the Company, although the LIC administers the scheme and determines the contribution premium required to be paid by the Company.

ICICI Bank Limited and Subsidiaries

     The following table sets forth the funded status of the plans and the amounts recognized in the financial statements:

                                                             As of September 30,
                                                                    2005
                                                             -------------------
                                                               (in millions)
Change in benefit obligations
Projected benefit obligations at beginning of the period....  Rs.         946
Service cost................................................              100
Interest cost...............................................               35
Benefits paid...............................................              (37)
Actuarial (gain)/loss on obligations........................              (28)
Unrecognized prior service cost.............................               --
                                                              ---------------
Projected benefit obligations at the end of period..........  Rs.       1,016
                                                              ---------------
Change in plan assets
Fair value of plan assets at beginning of the period........  Rs.         716
Actual return on plan assets................................               27
Employer contributions......................................              107
Benefits paid...............................................              (37)
Actuarial (gain)/loss.......................................               --
                                                              ---------------
Plan assets at the period end...............................  Rs.         813
                                                              ---------------

Funded status...............................................  Rs.        (203)
Unrecognized actuarial loss.................................              201
Unrecognized transitional obligation........................              (15)
Unrecognized prior service cost.............................               53
                                                              ---------------
Net prepaid gratuity cost...................................  Rs.          36
                                                              ===============
Accumulated benefit obligation for the period end...........  Rs.         440

     The components of the net gratuity cost are set out below.

                                                     For the six months ended
                                                            September 30,
                                                     ------------------------
                                                        2004          2005
                                                     ----------    ----------
                                                              (in millions)
Service cost......................................... Rs.    75    Rs.   100
Interest cost........................................        28           35
Expected return on assets............................       (22)         (30)
Amortization of transition asset/liability...........        (1)          (1)
Amortization of prior service cost...................         3            3
Actuarial (gain)/loss................................         5            4
Curtailment (gain)/loss..............................        --           --
                                                      ---------    ---------
Net gratuity cost.................................... Rs.    88    Rs.   111
                                                      =========    =========

     Weighted average assumptions used to determine net periodic benefit cost for the period:

                                                             As of September 30,
                                                                    2005
                                                             -------------------

Discount rate...............................................          8%
Rate of increase in the compensation levels.................          7%
Rate of return on plan assets...............................        7.5%

ICICI Bank Limited and Subsidiaries

     Weighted average assumptions used to determine benefit obligations:

                                                             As of September 30,
                                                                    2005
                                                             -------------------

Discount rate...............................................          8%
Rate of increase in the compensation levels.................          7%

     As of September 30, 2005, of the total plan assets Rs. 2 million (March 31, 2005 Rs. 2 million) has been invested in debt securities of the Company.

     Plan Assets

     The Company determines its assumptions for the expected rate of return on plan assets based on the expected average long term rate of return over the next 15 to 20 years.

     The Company's asset allocation for the gratuity at the end of the year ended March 31, 2005 and for the six-month period ended September 30, 2005 and the target allocation for year ending March 31, 2006 by asset category based on fair values is as follows:

                                               Post-retirement  Post-retirement
                               Target asset    asset at Mar 31, asset at Sep 30,
Asset Category                allocation 2006        2005            2005
                              ---------------  ---------------  ---------------
Debt Securities...............             0%               0%               0%
Other investments.............           100%             100%             100%
                                         ----             ----             ----
Total.........................           100%             100%             100%
                                         ====             ====             ====
     The plan assets are maintained by LIC or ICICI Prulife.

     Investment strategy for plan assets maintained by ICICI Prulife

     The ICICI Prulife administers the plan fund and it independently determines the target allocation by asset category. The investment strategy is to invest in a prudent manner for providing benefits to the participants of the scheme. The ICICI Prulife Trust primarily invests in Government of India ("GOI") debt securities or relatively low risk securities. The strategies are targeted to produce a return that, when combined with the Company's contribution to the funds will maintain the fund's ability to meet all required benefit obligations. The insurance industry in the country is highly regulated and ICICI Prulife functions within regulated investment norms.

     Investment strategy for plan assets maintained by the LIC

     LIC administers the plan fund and it independently determines the target allocation by asset category. LIC primarily invests in government securities and other debt instruments. The selection of investments and the asset category is determined by LIC. LIC's strategy is to invest in a prudent manner to produce a return that will enable the fund to meet the required benefit obligations. The insurance industry in the country is highly regulated and LIC, which is majority owned by the Government of India, functions within regulated investment norms. As such, the return on investment is primarily subject to interest rate risk with limited exposure to credit and other market risk. No such events have occurred in the history of operations of the fund.

ICICI Bank Limited and Subsidiaries

     The investment strategy is to invest in a prudent manner for providing benefits to the participants of the scheme. The strategies are targeted to produce a return that, when combined with the Company's contribution to the funds will maintain the fund's ability to meet all required benefit obligations.

     The benefit expected be paid in each of the next five fiscal year and in the five fiscal years thereafter is as follows:

                                                               (in millions)
Expected company contributions to the fund
  during the year 2005-2006.................................    Rs.     176
Expected benefit payments from the fund during:
2005-2006...................................................             46
2006-2007...................................................             52
2007-2008...................................................             52
2008-2009...................................................             80
2009-2010...................................................            111
2010 to 2014................................................            789

     Pension

     The Company provides for pension, a deferred retirement plan covering certain employees. The plan provides for a pension payment on a monthly basis to these employees on their retirement based on the respective employee's salary and years of employment with the Company. Employees covered by the pension plan are not eligible for benefits under the provident fund plan, a defined contribution plan. The pension plan pertained to the acquiree which was acquired with effect from April 2003.

     The pension plan is funded through periodic contributions to a fund set-up by the Company and administrated by a Board of Trustees. Such contributions are actuarially determined.

ICICI Bank Limited and Subsidiaries

     The following table sets forth the funded status of the plan and the amounts recognized in the financial statements.

                                                            As of September 30,
                                                                    2005
                                                            -------------------
                                                               (in millions)
Change in benefit obligations
Projected benefit obligations at beginning of the period.... Rs.        1,019
Service cost................................................                4
Interest cost...............................................               37
Benefits paid...............................................              (31)
Actuarial (gain)/loss  on obligations.......................              (52)
                                                             ----------------
Projected benefit obligations at the end of the period...... Rs.          977
                                                             ----------------

Change in plan assets
Fair value of plan assets at beginning of the period........ Rs.        1,154
Actual return on plan assets................................                6
Employer contributions......................................                4
Gain/(loss) on plan assets..................................               --
Benefits paid...............................................              (31)
                                                             ----------------
Plan assets at the end of period ........................... Rs.        1,133
                                                             ----------------
Funded status............................................... Rs.          156
Unrecognized actuarial loss/(gain)..........................             (151)
Unrecognized transitional obligation........................               --
Unrecognized prior service cost.............................               --
                                                             ----------------
Net Amount Recognized....................................... Rs.            5
                                                             ================
Accumulated benefit obligation at period end................ Rs.          913
                                                             ================

     The components of the net pension cost are set out below.

                                                        For the six months ended
                                                              September 30,
                                                        ------------------------
                                                           2004         2005
                                                        -----------  -----------
                                                              (in millions)
Service cost........................................... Rs.      5  Rs.       4
Interest cost..........................................         35           37
Expected return on assets..............................        (38)         (42)
Actuarial (gain)/loss..................................         --           (1)
                                                        -----------  -----------
Net pension cost....................................... Rs.      2  Rs.      (2)
                                                        ==========  ===========

     Weighted average assumptions used to determine net periodic benefit cost for the period:

                                                            As of September 30,
                                                                    2005
                                                            -------------------
Discount rate..............................................                 8%
Rate of increase in the compensation levels................                 7%
Rate of return on plan assets..............................               7.5%
Pension increases..........................................                 3%

ICICI Bank Limited and Subsidiaries

     Weighted average assumptions used to determine benefit obligations:

                                                            As of September 30,
                                                                    2005
                                                            -------------------

Discount rate..............................................                 8%
Rate of increase in the compensation levels................                 7%
Pension increases..........................................                 3%

     Plan Assets

     The Company determines its assumptions for the expected rate of return on plan assets based on the expected average long-term rate of return over the next 15 to 20 years.

     The Company's asset allocation for the pension at the end of the year ended March 31, 2005 and for the six-months period ended September 30, 2005 and the target allocation for year ending March 31, 2006 by asset category based on fair values are as follows:

                                    Target asset  Pension assets  Pension assets
                                     allocation     at Mar 31,      at Sep 30,
Asset Category                          2006           2005            2005
                                    ------------  --------------  --------------

Debt Securities.....................        100%            100%            100%
Other investments...................          0%              0%              0%
                                            ----            ----            ----
   Total............................        100%            100%            100%
                                            ====            ====            ====

     The plan assets are maintained through a fund administered and managed by a Board of Trustees.

     The investment strategy of the Company is to invest in a prudent manner for providing benefits to the participants of the scheme. The strategies are targeted to produce a return that, when combined with the Company's contribution to the funds will maintain the fund's ability to meet all required benefit obligations. Risk is reduced by investment in GOI securities or relatively low risk securities.

     The benefit expected be paid in each of the next five fiscal year and in the five fiscal years thereafter is as follows:

                                                                 (in millions)

Expected company contributions to the fund
  during the year 2005-2006.................................     Rs.       10
Expected benefit payments from the fund during:
2005-2006...................................................               63
2006-2007...................................................               64
2007-2008...................................................               68
2008-2009...................................................               72
2009-2010...................................................               77
2010 to 2014................................................              436

ICICI Bank Limited and Subsidiaries

Superannuation

     The permanent employees of the Company are entitled to receive retirement benefits under the superannuation scheme operated by the Company. Superannuation is a defined contribution plan under which the Company contributes annually a sum equivalent to 15% of the employee's eligible annual salary to LIC, the manager of the fund, which undertakes to pay the lump sum and annuity payments pursuant to the scheme. The Company contributed, Rs. 53 million and Rs. 44 million, to the employees superannuation plan for the six-month period ended September 30, 2005 and 2004 respectively.

Provident fund

     In accordance with Indian regulations, employees of the Company (excluding those covered under the pension scheme) are entitled to receive benefits under the provident fund, a defined contribution plan, in which, both the employee and the Company contribute monthly at a determined rate. These contributions are made to a fund set up by the Company and administered by a Board of Trustees. The contribution to the employee's provident fund amounted to Rs. 176 million and Rs. 127 million for the six-month period ended September 30, 2005 and 2004 respectively.

10.  Commitments and contingencies

     Loan commitments

     The Company has outstanding undrawn commitments to provide loans and financing to customers. These loan commitments aggregated Rs. 75,722 million as of September 30, 2005 (March 31, 2005: Rs. 37,818 million). The interest rate on these commitments is dependent on the lending rates on the date of the loan disbursement. Further, the commitments have fixed expiration dates and are contingent upon the borrower's ability to maintain specific credit standards.

     Guarantees

     As a part of its project financing and commercial banking activities, the Company has issued guarantees to enhance the credit standing of its customers. These generally represent irrevocable assurances that the Company will make payments in the event that the customer fails to fulfill its financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The guarantees are generally for a period not exceeding 10 years.

     The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments.

     The current carrying amount of the liability for the Company's obligations under the guarantee amounted to Rs. 1,686 million (March 31, 2005: Rs. 1,256 million).

     Details of guarantees outstanding are set out below.

ICICI Bank Limited and Subsidiaries

Nature of guarantee                                Maximum potential amount of future payments under guarantee
                                            --------------------------------------------------------------------------
                                            Less than 1
                                                year         1-3 year        3-5 year      Over 5 year       Total
                                            -----------    ------------   -------------   ------------   -------------
                                                                          (in millions)

Financial guarantees..................      Rs.  32,231    Rs.   12,601    Rs.    6,920   Rs.    7,781   Rs.    59,533
Performance guarantees................           45,872          46,320          18,475          6,325         116,992
                                            -----------    ------------   -------------   ------------   -------------
   Total..............................      Rs.  78,103    Rs.   58,921    Rs.   25,395   Rs.   14,106   Rs.   176,525
                                            ===========    ============    ============   ============   =============

     The Company has collateral available to reimburse potential losses on its guarantees. Margins available to the Company to reimburse losses realized under guarantees amounted to Rs. 7,317 million (March 31, 2005: Rs. 4,066 million). Other property may also be available to the Company to cover these losses under guarantees.

     Capital commitments

     The Company is obligated under a number of capital contracts. Capital contracts are job orders of a capital nature, which have been committed. As of the balance sheet date, work had not been completed to this extent. Estimated amounts of contracts remaining to be executed on capital account aggregated Rs. 1,828 million as of September 30, 2005 (March 31, 2005: Rs. 604 million).

     Tax contingencies

     Various tax-related legal proceedings are pending against the Company at various levels of appeal either with the tax authorities or in the courts. Where after considering all available information in the opinion of management a liability requires accrual, the company has accrued such liability and does not estimate any incremental liability in respect of related proceedings.

     Where such proceedings are sufficiently advanced to enable management to assess that a liability exist and is subject to reasonable estimation management will record its best estimate of such liability. Where a reasonable range of potential outcomes is estimated, management will record its best estimate, or in the absence of a basis for selecting a specific estimate within a range management will record a liability no less than the lower end of the estimated range. The contested tax demands are adjusted by the tax authorities against refunds due to the Company on favourable resolution of earlier years appeals/completion of assessments or paid or kept in abeyance in accordance with the terms of the stay order. The payment/adjustment/stay does not prejudice the outcome of the appeals filed by the Company. The advanced tax payments are recorded as advance tax payments under other asset. The Company does not estimate any incremental liability in respect of these proceedings.

     As of September 30, 2005, the Company has been assessed an aggregate of Rs. 26,616 million in excess of the provision made in the financial statements in income tax, interest tax, wealth tax and sales tax demands by the Government of India's tax authorities for past years. The Company has appealed each of these tax demands. The Company believes that the tax authorities are not likely to be able to substantiate their income tax, interest tax, wealth tax and sales tax assessments and accordingly has not provided for these tax demands as of September 30, 2005 based on views of eminent counsels/favorable decisions in own/other cases.

     Of the above, Rs. 11,036 million relates to 'disallowance of depreciation on leased assets'. This issue is an industry wide issue, involving multiple litigations across the country.

ICICI Bank Limited and Subsidiaries

     In one of the instances relating to the above, the Income-tax Appellate Tribunal which is the second appellate level authority, has disallowed the depreciation to the Company in case of assets leased by it. The contingent liability on this disallowance amounts to Rs. 189 million. The Company has preferred an appeal to the Mumbai High Court, which has not yet come up for hearing. The lower level tax authorities in subsequent years, have been consistently denying the depreciation claim of the Company by treating the lease transactions as loans and have allowed only the principal portion of lease rentals as a deduction.

     Based on judicial precedents and recent decisions of the Supreme Court and based on consultation with senior tax counsel, the management believes that it is more likely than not that the Company's tax positions will be sustained. Accordingly, no provision has been made in the accounts.

     Litigation

     Various litigation and claims against the Company and its subsidiaries are in process and pending. Based upon a review of open matters with legal counsel, management believes that the outcome of such matters will not have a material effect upon the Company's condensed consolidated financial position, results of operations or cash flows.

Operating lease commitments

     The Company has commitments under long-term operating leases principally for premises and automated teller machines. The following is a summary of future minimum lease rental commitments as of September 30, 2005, for non-cancelable leases:

                                                                 (in millions)

Lease rental commitments for the six month
  ending March 31, 2006.....................................     Rs.      536
Lease rental commitments for the year ending March 31,
      2007..................................................              890
      2008..................................................              849
      2009..................................................              784
      2010..................................................              744
      2011..................................................              708
      Thereafter............................................            2,272
                                                                 ------------
Total minimum lease commitments.............................     Rs.    6,783
                                                                 ============

11.  Recently issued accounting standards

     SFAS No. 154 "Accounting Changes and Error Corrections"

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes" ("APB 20") and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements for voluntary changes in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

ICICI Bank Limited and Subsidiaries

     QSPE status of certain Commercial Mortgage Securitization Structures

     The Company transfers commercial mortgage loans to trusts that issue various classes of securities backed by the commercial mortgage loans to investors (CMBS). Those trusts are designed to be qualifying special purposes entities (QSPE) as defined by Statement of Financial Accounting Standards No. 140 (FAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company previously has analyzed the governing pooling and servicing agreements for the CMBS trusts to which it transfers loans, and believes that their terms are consistent with the criteria in FAS 140 for QSPE status. Recently, regulators and standard setters have had discussions with industry participants and accounting firms regarding whether certain provisions that are common in CMBS structures satisfy the stringent QSPE criteria in FAS 140. The regulators and standard setters are considering the need for clarifying guidance. If such future guidance results in a determination that the CMBS trusts are not QSPEs, the Company's transfers may be required to be accounted for as collateralized borrowings instead of as sales. Also, if such future guidance is issued, we cannot predict what the transition provisions for implementing such guidance will be.

                                                 For and on behalf of the Board

                                                                    K.V. Kamath
                                                      Managing Director & Chief
                                                              Executive Officer

                                                               Kalpana Morparia
                                                       Deputy Managing Director

   Jyotin Mehta              Vishakha Mulye                   G.Venkatakrishnan
 General Manager &       Chief Financial Officer     General Manager Accounting
 Company Secretary             & Treasurer                     & Taxation Group

                                                                     Rakesh Jha
                                                                General Manager

                 (This page has been left blank intentionally.)

                                  [ICICI LOGO]


                               ICICI BANK LIMITED

                                     American Depositary Shares

                      Representing           Equity Shares



                           Joint Global Coordinators

Merrill Lynch International      Morgan Stanley                Nomura Securities

                                  Bookrunners

       Merrill Lynch International                  Morgan Stanley

Japan Offering Bookrunner: Nomura               Indian Advisor: ICICI Securities
                           Securities Co. Ltd.



                       Prospectus dated December   , 2005

                               PART II OF FORM F-3


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

     Under Section 201 of the Indian Companies Act, 1956, a company is prohibited from indemnifying any officer of the company or any person employed by the company as an auditor against any liability which, by virtue of any rule of law, would otherwise attach to him in respect of any negligence, default, misfeasance, or breach of duty of which he may be guilty in relation to ICICI Bank.

     Article 215 of ICICI Bank's Articles of Association provides that the directors and officers of ICICI Bank shall be indemnified by ICICI Bank against all costs, losses and expenses which any director or officer may incur or become liable for by reason of any contract entered into or act done by him in his capacity as director or officer, including any liability incurred by him in defending any proceeding brought against directors and officers in their capacity if the indemnified director or officer receives judgment in his favor or is acquitted in such proceeding.

     The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of ICICI Bank and its directors and officers.

     ICICI Bank has obtained directors and officers insurance providing indemnification for certain of ICICI Bank's directors, officers or employees for certain liabilities.

Item 9.  Exhibits

Exhibit
Number             Description of Document
-------            -----------------------

1.1(1)             Form of Underwriting Agreement.

4.1(2) Deposit Agreement among ICICI Bank, Deutsche Bank and the holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt).

4.2(3) Letter Agreements dated February 19, 2002, April 1, 2002 and March 8, 2005 amending and supplementing the Deposit Agreement.

4.3(2)             ICICI Bank's Specimen Certificate for Equity Shares.

5.1(1)             Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.

8.1(1) Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as to certain Indian tax matters.

8.2(1) Opinion of Davis Polk & Wardwell as to certain US tax matters.

15.1(4) Awareness Letter of KPMG, independent registered public accounting firm, as to unaudited interim financial information.

23.1(4) Consent of KPMG, independent registered public accounting firm.

23.2               Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
                   (included in Exhibit 5.1).

23.3               Consent of Davis Polk & Wardwell (included in Exhibit 8.2).

24.1(4)            Power of Attorney by Mr. Narayanan Vaghul.

24.2(4)            Power of Attorney by Mr. Somesh Ramchandra Sathe.

24.3(4)            Power of Attorney by Mr. Mahendra Kumar Sharma.

24.4(4)            Power of Attorney by Prof. Marti Gurunath Subrahmanyam.

24.5(4)            Power of Attorney by Mr. T.S. Vijayan.

24.6(4)            Power of Attorney by Mr. V. Prem Watsa.

24.7(4)            Power of Attorney by Mr. Kundapur Vaman Kamath.

24.8(4)            Power of Attorney by Ms. Lalita Dileep Gupte.


--------------------
(1) To be filed by an amendment to this registration statement or by a report on Form 6-K that so indicates it is being incorporated by reference herein.

(2) Incorporated herein by reference to ICICI Bank's Registration Statement on Form F-1 (File No. 333-30132), filed on February 11, 2000.

(3) Incorporated herein by reference to ICICI Bank's Annual Report on Form 20-F for the fiscal year ended March 31, 2002 filed on September 30, 2002 and ICICI Bank's Registration Statement on Form F-3 (File No. 333-121664), filed on March 11, 2005.

(4)  Previously filed.

24.9(4)            Power of Attorney by Ms. Kalpana Morparia.

24.10(4)           Power of Attorney by Ms. Chanda Kochhar.

24.11(4)           Power of Attorney by Dr. Nachiket Mor.

24.12(4)           Power of Attorney by Ms. Vishakha Mulye.

Item 10.  Undertakings

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or
         (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, ICICI Bank Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mumbai, India on November 25, 2005.



                                          ICICI Bank Limited

                                          By: /s/ JYOTIN MEHTA
                                              ----------------------------------
                                              Name:  Mr. Jyotin Mehta
                                              Title: General Manager and Company
                                                     Secretary

     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                       Title                     Date
            ---------                       -----                     ----

                *                           Chairman
---------------------------------
       Mr. Narayanan Vaghul

                *                    Non-Executive Director
---------------------------------
   Mr. Somesh Ramchandra Sathe

                *                    Non-Executive Director
---------------------------------
    Mr. Mahendra Kumar Sharma

                *                    Non-Executive Director
---------------------------------
Prof. Marti Gurunath Subrahmanyam

                *                    Non-Executive Director
---------------------------------
         Mr. T.S. Vijayan

                *                    Non-Executive Director
---------------------------------
        Mr. V. Prem Watsa

                *                    Managing Director and
---------------------------------  Chief Executive Officer
    Mr. Kundapur Vaman Kamath

                *                    Joint Managing Director
---------------------------------
     Ms. Lalita Dileep Gupte

                *                   Deputy Managing Director
---------------------------------
       Ms. Kalpana Morparia

                *                      Executive Director
---------------------------------
        Ms. Chanda Kochhar

                *                   Chief Financial Officer
---------------------------------         and Treasurer
        Ms. Vishakha Mulye


*By: /s/ Nilesh Trivedi                                        November 25, 2005
     ----------------------------
     Mr. Nilesh Trivedi
     Attorney-in-Fact


Authorized Representative


/s/ Madhav Kalyan                                              November 25, 2005
---------------------------------
Mr. Madhav Kalyan, as duly
authorized representative of
ICICI Bank Limited in the
United States.

Exhibit
Number             Description of Document
-------            -----------------------

1.1(1)             Form of Underwriting Agreement.

4.1(2) Deposit Agreement among ICICI Bank, Deutsche Bank and the holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt).

4.2(3) Letter Agreements dated February 19, 2002, April 1, 2002 and March 8, 2005 amending and supplementing the Deposit Agreement.

4.3(2)             ICICI Bank's Specimen Certificate for Equity Shares.

5.1(1)             Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.

8.1(1) Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as to certain Indian tax matters.

8.2(1) Opinion of Davis Polk & Wardwell as to certain US tax matters.


15.1(4) Awareness Letter of KPMG, independent registered public accounting firm, as to unaudited interim financial information.

23.1(4) Consent of KPMG, independent registered public accounting firm.


23.2               Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
                   (included in Exhibit 5.1).

23.3               Consent of Davis Polk & Wardwell (included in Exhibit 8.2).


24.1(4)            Power of Attorney by Mr. Narayanan Vaghul.

24.2(4)            Power of Attorney by Mr. Somesh Ramchandra Sathe.

24.3(4)            Power of Attorney by Mr. Mahendra Kumar Sharma.

24.4(4)            Power of Attorney by Prof. Marti Gurunath Subrahmanyam.

24.5(4)            Power of Attorney by Mr. T.S. Vijayan.

24.6(4)            Power of Attorney by Mr. V. Prem Watsa.

24.7(4)            Power of Attorney by Mr. Kundapur Vaman Kamath.

24.8(4)            Power of Attorney by Ms. Lalita Dileep Gupte.

24.9(4)            Power of Attorney by Ms. Kalpana Morparia.

24.10(4)           Power of Attorney by Ms. Chanda Kochhar.

24.11(4)           Power of Attorney by Dr. Nachiket Mor.

24.12(4)           Power of Attorney by Ms. Vishakha Mulye.


--------------------
(1) To be filed by an amendment to this registration statement or by a report on Form 6-K that so indicates it is being incorporated by reference herein.

(2) Incorporated herein by reference to ICICI Bank's Registration Statement on Form F-1 (File No. 333-30132), filed on February 11, 2000.

(3) Incorporated herein by reference to ICICI Bank's Annual Report on Form 20-F for the fiscal year ended March 31, 2002 filed on September 30, 2002 and by reference to ICICI Bank's Registration Statement on Form F-3 (File No. 333-121664), filed on March 11, 2005.

(4)  Previously filed.